UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVERADO GOLD MINES LTD.
(Exact name of registrant as specified in charter)

BRITISH COLUMBIA, CANADA	1040	98-0045034
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1111 WEST GEORGIA STREET, SUITE 505
VANCOUVER, BRITISH COLUMBIA, CANADA V6E 4M3
Tel: 604-689-1535
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. Garry L. Anselmo, President
1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada V6E 4M3
Tel: 604-689-1535
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Michael H. Taylor, Esq.
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7
Tel: 604-689-9111

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1),(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares without Par Value	21,860,000	$0.1422	$3,108,492	$393.85

(1)
Total represents: (i) 7,000,000 common shares issued in connection with private placement transactions completed by the Registrant in January 2004 and May 2004, (ii) up to 13,150,000 additional common shares that are issuable upon the exercise of share purchase warrants issued by the Registrant in connection with private placement transactions completed in December 2003, January 2004 and May 2004; (iii) 750,000 shares issued to a consultant of the Registrant pursuant to a consultant agreement; and (iv) 960,000 shares issuable by the Registrant pursuant to stock options granted to two consultants pursuant to a consultant agreement.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(3)
The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon: (i) the exercise price of $0.20 per share of outstanding warrants to purchase 11,750,000 shares; (ii) the exercise price of $0.075 per share of outstanding warrants to purchase 1,400,000 shares; (iii) the exercise price of $0.075 per share of outstanding options to purchase 960,000 shares; and (iv) the market price of our common stock of $0.075 per share as of May 12, 2004, as reported on the NASD Over the Counter Bulletin Board (the "OTCBB"), with respect to the outstanding 7,500,000 shares that are the subject of this Registration Statement. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Page i

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2004

PROSPECTUS

SILVERADO GOLD MINES LTD.

21,860,000 COMMON SHARES

This prospectus relates to the resale of up to 21,860,000 common shares of Silverado Gold Mines Ltd. ("Silverado") that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus. These shares include the following shares, all as described in this prospectus under "Selling Shareholders":

1.	5,000,000 shares held by certain selling shareholders that were purchased in private placement transactions completed in January 2004;

2.	6,750,000 shares that are issuable upon exercise of share purchase warrants held by certain selling shareholders that were issued in private placement transactions completed in December 2003;

3.	5,000,000 shares that are issuable upon exercise of share purchase warrants held by certain selling shareholders that were issued in private placement transactions completed in January 2004;

4.	600,000 shares issued to certain selling shareholders pursuant to an agreement between Silverado and certain of the selling shareholders in April 2004;

5.	750,000 shares held by a consultant to Silverado that were issued pursuant to a consultant agreement in April 2004;

6.	1,400,000 shares held by one selling shareholder that were purchased in a private placement transaction completed in May 2004;

7.	1,400,000 shares held by one selling shareholder that are issuable upon exercise of share purchase warrants that were issued in a private placement transaction completed in May 2004; and

8.	960,000 shares that are issuable pursuant to stock options granted to two consultants of Silverado pursuant to a consultant agreement entered into in May 2004.

We will not receive any of the proceeds from the sale of shares by the selling shareholders.

The selling shareholders may sell their common shares through private transactions or in public sales through the over-the-counter markets or on any exchanges on which our common shares are traded at the time of sale. These sales may occur at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling shareholders. The selling shareholders may engage brokers, dealers or agents, who may receive commissions or discounts from the selling shareholders. We will pay substantially all the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

Our common shares are presently traded on the NASD Over the Counter Bulletin Board under the symbol SLGLF. The closing price of our common shares on July 16, 2004 was $0.08 per share. Our common shares are not listed on any national securities exchange or the Nasdaq Stock Market.

Our principal offices are located at 1111 West Georgia Street, Suite 505, Vancouver, British Columbia, Canada V6E 4M3. Our telephone number is (604) 689-1535.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" ON PAGES 5 THROUGH 8 BEFORE BUYING ANY OF OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date Of This Prospectus Is July 26, 2004

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE

SUMMARY	1

RISK FACTORS	4

If we do not obtain new financings, the amount of funds available to us to pursue development and mining of the Nolan Gold Project and to pursue further exploration of our mineral properties will be reduced	4

As we have a working capital deficit and we have not reported revenues in our last two fiscal years there is no assurance that we will be able to achieve the financing necessary to enable us to proceed with our exploration, development and mining activities	4

If we are unable to achieve predicted gold recoveries from our Nolan Gold Project, then our financial condition and our revenues will be adversely affected	4

If the price of gold declines, our financial condition and ability to obtain future financings will be impaired	4

If costs of production at our Nolan Gold Project are higher than anticipated, then our profitability will be adversely affected	5

If our exploration costs are higher than anticipated, then our profitability will be adversely affected	5

Mining exploration, development and operating activities are inherently hazardous	5

Our estimates of reserves are subject to uncertainty	5

If we experience mining accidents or other adverse events at our Nolan Gold Project, then our financial condition and profitability could be adversely affected	6

If we become subject to increased environmental laws and regulation, our operating expenses may increase	6

As we have not reported revenues in recent fiscal periods, there is no assurance that we will be able to continue as a going concern	6

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals or that the amount of our proven and probable reserves will increase as a result of new exploration	6

As we face intense competition in the mining industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees	6

Our business venture into the low rank coal water fuel business is subject to a high risk of failure	6

The resale of the shares registered pursuant to this prospectus into the public market by the selling shareholders may result in significant downward pressure on the price of our common shares and could adversely impact on the price at which investors who purchase shares from the selling shareholders are able to resell their shares	7

USE OF PROCEEDS	7

SELLING SHAREHOLDERS	7

PLAN OF DISTRIBUTION	13

LEGAL PROCEEDINGS	15

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17

DESCRIPTION OF SECURITIES	18

LEGAL MATTERS	19

EXPERTS	19

INTERESTS OF NAMED EXPERTS AND COUNSEL	19

WHERE YOU CAN FIND MORE INFORMATION	19

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	19

DESCRIPTION OF BUSINESS	20

DESCRIPTION OF PROPERTIES	24

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	49

EXECUTIVE COMPENSATION	50

FINANCIAL STATEMENTS	52

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	52

FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements involve risks and uncertainties, including statements regarding Silverado's capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause Silverado's actual results to differ materially from any forward-looking statement. Silverado disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Silverado" refers to Silverado Gold Mines Ltd. and its subsidiaries. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We are engaged in the acquisition, exploration and development of mineral properties in the State of Alaska. Our primary focus is the mining and development of our Nolan Gold Project, located 175 miles north of Fairbanks, Alaska. Our plan of operations is to carry out exploration, mining and gold recovery activities at the Nolan Gold Project.

We commenced a three year plan for the underground mining and development of the Nolan Deep Channel at the Nolan Gold Project in September 2002. We carried out underground mining operations at the Nolan Deep Channel during the 2002/ 2003 mining season. We encountered mining problems due to water inflows into underground mining operations during this 2002/ 2003 mining season and recoveries of mined material were less than anticipated. We commenced gold recovery operations from material mined at the Nolan Gold Project in the summer of 2003. Gold recovery operations at the Nolan Gold Project are seasonal in that they can only be carried out in the summer when temperatures are above freezing. We are presently not carrying out any gold recovery operations. As a result of the water problems encountered with underground mining operations, we have presently suspended our underground development and mining activities on the Nolan Deep Channel. We have determined not to continue underground mining operations at the Nolan Deep Channel until such time as we have completed further development drilling on the Nolan Deep Channel in order to better delineate areas targeted for development and mining while minimizing inflow water problems.

We have determined to proceed with development and mining of the elevated benches above the Nolan Creek during the balance of the current year, rather than continuing with the development and mining of the Nolan Deep Channel, as the elevated benches are less prone to the severe water problems that we encountered at the Nolan Deep Channel. We also plan to continue exploration of our Nolan properties in order to identify additional targets within the Nolan gold project for mining and development activities.

We are also seeking financing to enable us to proceed with the construction of a commercial test facility to establish the viability of the production of low-rank coal-water fuel as a replacement for oil fired boilers and utility generators. There is no assurance that we will be able to obtain any financing for this project.

Our plan of operations calls for substantial expenditures of $2,400,000 to be incurred by us over the next twelve months in order to continue mining and development activities at the Nolan Gold Project and to pursue exploration activities on our mineral properties. We will require substantial financing in order for us to pursue our plan of operations for the next twelve months.

We have not reported revenues from our current operations at the Nolan Gold Project as we have not reached commercial levels of gold production from the Nolan Gold Project. We have not reported revenues from gold production in our fiscal years ended November 30, 2003 and 2002 or our six month period ended May 31, 2004. We have obtained funds to undertake our plan of operations to mine and develop the Nolan Gold Project and to carry out our exploration activities through private placement financings of our common shares and equity units consisting of our common shares and warrants to purchase common shares. We expect to continue to finance our plan of operations through equity financings as we anticipate that any gold production that we achieve from material that has been mined to date will not be sufficient to fund our plan of operations for the next twelve months. We do not have any arrangements in place for additional equity financings and there is no assurance that we will achieve the necessary equity financings.

We were incorporated under the laws of British Columbia, Canada in June 1963. Our principal offices are located at 1111 West Georgia Street, Suite 505, Vancouver, British Columbia, Canada V6E 4M3. Our telephone number is (604) 689-1535.

The Offering

The Issuer:	Silverado Gold Mines Ltd.
The Selling Shareholders:	The selling shareholders include the following:

1.
Certain existing shareholders of Silverado who purchased common shares and share purchase warrants from us in December 2003 and January 2004 private placement transactions. The share purchase warrants entitle the selling shareholders to purchase additional common shares from us. The issue of the shares and share purchase warrants by us to the selling shareholders was exempt from the registration requirements of the Securities Act.

	2.	A consultant to Silverado that was issued shares of Silverado pursuant to a consultant agreement pursuant to Section 4(2) of the Securities Act.
3.
An existing shareholder of Silverado who purchased common shares and share purchase warrants from us in a May 2004 private placement transaction. The share purchase warrants entitle the selling shareholder to purchase additional common shares from us. The issue of the shares and share purchase warrants by us to the selling shareholder was exempt from the registration requirements of the Securities Act.

	4.	Two consultants of Silverado that have been granted options to purchase shares of Silverado pursuant to a consultant agreement.
Common Shares Offered by the Selling Shareholders:	The common shares offered by the Selling Shareholders include the following, as described under Selling Shareholders in this prospectus:

	1.	5,000,000 shares held by certain selling shareholders that were purchased in private placement transactions completed in January 2004;
	2.	6,750,000 shares that are issuable upon exercise of share purchase warrants held by certain selling shareholders that were issued in private placement transactions completed in December 2003;
	3.	5,000,000 shares that are issuable upon exercise of share purchase warrants held by certain selling shareholders that were issued in private placement transactions completed in January 2004;
	4.	600,000 shares issued to certain selling shareholders pursuant to delay agreements between Silverado and certain of the selling shareholders in May 2004;
	5.	750,000 shares held by a consultant that were issued pursuant to a consultant agreement in April 2004;
	6.	1,400,000 shares held by one selling shareholder that were purchased in a private placement transaction completed in May 2004;
	7.	1,400,000 shares held by one selling shareholder that are issuable upon exercise of share purchase warrants that were issued in a private placement transaction completed in May 2004; and
8.
960,000 shares that are issuable pursuant to stock options granted to two consultants of Silverado pursuant to a consultant agreement over a six month term on the basis of an aggregate of 160,000 shares per month.

Common Shares Outstanding Before and After the Offering:

We currently have 197,867,253 common shares that are issued and outstanding as of July 7, 2004. This number of outstanding common shares does not include the 13,150,000 common shares that may be issued to certain of the selling shareholders in the event of exercise of the share purchase warrants held by these selling shareholders or the 960,000 common shares issuable upon exercise of options held by certain of the selling shareholders.

Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
Registration Rights:	We have agreed to register the shares that are the subject of this prospectu pursuant to various contractual arrangements with the selling shareholders.
Trading:

Our common shares are traded on the NASD OTC Bulletin Board under the stock symbol SLGLF. Our common shares are also traded on the Berlin   Stock Exchange and the Frankfurt Stock Exchange under the symbol SLGL

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our unaudited interim financial statements for the six months ended May 31, 2004 and our audited financial statements for the year ended November 30, 2003:

	Six months ended May 31, 2004 (unaudited)	Year ended November 30, 2003 (audited)	Year ended November 30, 2002 (audited)
Revenue	NIL	NIL	NIL
Expenses	$1,711,273	$3,683,514	$3,834,291
Cash	$354,485	$397,290	$905,000
Total Assets	$10,988,600	$10,256,816	$6,182,253
Current Liabilities	$1,594,727	$1,630,101	$1,527,955
Total Liabilities	$2,083,959	$2,465,735	$3,118,436
Working Capital Deficit	$1,038,064	$1,109,199	$604,458
Accumulated Deficit	$57,988,407	$56,279,173	$52,604,094

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common shares. The risks described below are not the only ones that we face. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading "Risk Factors" that could cause differences between actual and planned or expected results, and we have included all material risk factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common shares could decline, and you could lose part or all of your investment.

If we do not obtain new financings, the amount of funds available to us to pursue development and mining of the Nolan Gold Project and to pursue further exploration of our mineral properties will be reduced.

We have relied on recent private placement financings in order to fund development of the Nolan Gold Project and our exploration activities. We will continue to require additional financing to complete our plan of operations for mining and development work at the Nolan Gold Project, to achieve gold production and to carry out our exploration programs on our other mineral properties. While our financing requirements may be reduced if gold production is achieved, any impairment in our ability to raise additional funds through financings would reduce the available funds for the development and mining of the Nolan Gold Project and for additional exploration activities, with the result that our plan of operations may be adversely affected and potential revenues reduced or delayed.

As we have a working capital deficit and we have not reported revenues in our last two fiscal years there is no assurance that we will be able to achieve the financing necessary to enable us to proceed with our exploration, development and mining activities.

We had a working capital deficiency of $1,038,064 as of May 31, 2004. We did not report revenues in our last two fiscal years ended November 30, 2003 or 2002 or our six months ended May 31, 2004. Our plan of operations calls for substantial expenditures of $2,400,000 to be incurred by us over the next twelve months in order to continue mining and development activities at the Nolan Gold Project and to pursue exploration activities on our mineral properties. While we will apply proceeds from gold sales to cover these expenditures, we anticipate that proceeds from gold sales over the next twelve months will not exceed our projected expenditures during this period with the result that we will require substantial financing in order for us to pursue our plan of operations. If we do not achieve the necessary financing, then we will not be able to proceed with our planned exploration, development and mining activities and our financial condition, business prospects and results of operations will be materially adversely affected.

If we are unable to achieve predicted gold recoveries from our Nolan Gold Project, then our financial condition and our revenues will be adversely affected.

We are currently undertaking the exploration of the lode and drilling of the Placer on the Mary's Bench East and Treasure Chest area in the elevated channels of the Nolan Gold Project. We are currently planning to begin mining Mary's Bench East this fall and expanding on the Swede portion of this area through the winter. Our mining activities will be carried out based on the results of geological exploration we have conducted which has predicted a recovery rate of gold per volume of material mineral. There is no assurance that actual recoveries of gold from material mined will equal the volume of gold predicted as a result of our geological exploration. If gold recoveries are less than projected, then our gold sales will be less than anticipated and may not equal or exceed the cost of mining and recovery in which case our operating results and financial conditions will be adversely affected.

If the price of gold declines, our financial condition and ability to obtain future financings will be impaired.

Our business is extremely dependent on the price of gold. Our recoveries from sales of gold for the current fiscal year are dependent on the price of gold in addition to the quantity of gold that we are able to recover. If gold prices decline prior to the production and sale of gold from the Nolan Gold Project, then our recoveries from sales of gold and financial condition will be adversely impacted. We have not undertaken any hedging transactions in order to protect us from a decline in the price of gold. A decline in the price of gold may also decrease our ability to obtain future financings to fund our planned development and exploration programs.

The price of gold is affected by numerous factors, all of which are beyond our control. Factors that tend to cause the price of gold to decrease include the following:

(a)	Sales or leasing of gold by governments and central banks;

(b)	A low rate of inflation and a strong US dollar;

(c)	Speculative trading;

(d)	Decreased demand for golds industrial, jewellery and investment uses;

(e)	High supply of gold from production, disinvestment, scrap and hedging;

(f)	Sales by gold producers and foreign transactions and other hedging transactions;

(g)	Devaluing local currencies (relative to gold price in US dollars) leading to lower production costs and higher production in certain major gold producing regions.

If costs of production at our Nolan Gold Project are higher than anticipated, then our profitability will be adversely affected.

We have proceeded with the Nolan Gold Project on the basis of estimated capital and operating costs. If capital and operating costs are greater than anticipated, then the profitability of the production at the Nolan Gold Project will be adversely affected. This reduced profitability will cause us to have less funds for other expenses, such as administrative and overhead expenses and exploration of our other mineral properties and further development of the Nolan Gold Project.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within the Nolan Gold Project. If our exploration costs are greater than anticipated, then we will have less funds for other expenses, such as expenses associated with mining and development of the Nolan Gold Project. If higher exploration costs reduce the amount of funds available for production of gold through mining and development activities, then our ability to achieve revenues and profitability will be adversely affected. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain and shortages of qualified personnel.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations that we undertake will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks are such that liabilities might result in us being forced to incur significant costs that could have a material adverse effect on our financial condition and business prospects.

Our estimates of reserves are subject to uncertainty.

Estimates of reserves, including the estimates in this prospectus, are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that our reported proven and probable reserves reflect actual quantities of gold that can be economically processed and mined by us.

If we experience mining accidents or other adverse events at our Nolan Gold Project, then our financial condition and profitability could be adversely affected.

Our mining operations at the Nolan Gold Project are subject to adverse operating conditions. Mining accidents or other adverse incidents, such as cave-ins or flooding, could affect our ability to continue development and production of the Nolan Gold Project. A particular concern at the Nolan Gold Project is warm temperatures that can reduce the winter season during which we can safely conduct underground mining activities. The occurrence of any of these events could cause a delay in production of gold or could reduce the amount of gold that we are able to produce, with the result that our ability to achieve revenues and to sustain operations would be adversely impacted. Adverse operating conditions may also cause our operating costs to increase. Mining accidents or other adverse events could also result in an adverse environmental impact to the land on which our operations are located with the result that we may become subject to the liabilities for environmental clean up and remediation.

If we become subject to increased environmental laws and regulation, our operating expenses may increase.

Our development and production operations are regulated by both US Federal and State of Alaska environmental laws that relate to the protection of air and water quality, hazardous waste management and mine reclamation. These regulations may impose operating costs on us. If the regulatory environment for our operations changes in a manner that increases costs of compliance and reclamation, then our operating expenses would increase with the result that our financial condition and operating results would be adversely affected.

As we have not reported revenues in recent fiscal periods, there is no assurance that we will be able to continue as a going concern.

Our financial statements included with this prospectus for the year ended November 30, 2003 have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended November 30, 2003. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals or that the amount of our proven and probable reserves will increase as a result of new exploration.

We plan to continue exploration on our mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that additional commercially exploitable reserves of gold exist on our properties. Problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and often result in exploration efforts being unsuccessful. The additional potential problems include, but are not limited to, unanticipated problems relating to exploration and attendant additional costs and expenses that may exceed current estimates. These risks may result in us being unable to establish the presence of additional commercial quantities of ore on our mineral claims with the result that our ability to fund future exploration activities may be impeded.

As we face intense competition in the mining industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The mining industry is intensely competitive in all of its phases. Competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration and development programs may be slowed down or suspended.

Our business venture into the low rank coal water fuel business is subject to a high risk of failure.

Our business venture into the low rank coal water fuel technology business is at a very early stage and is subject to a high risk of failure. The low rank coal water fuel technology has not been proven by us to be a commercially viable fuel alternative. In order to establish commercial viability, we will have to undertake the construction and operation of the contemplated demonstration facility. The construction of the demonstration facility would cost approximately $20 million. Even if the demonstration facility were constructed and operational, there is no assurance that the commercial viability of this process would be established or that we would be able to expand the facility into a commercially viable operation or to generate revenues from this technology. We are pursuing funding from the United States federal government to fund the construction of the demonstration facility. There is no assurance that we will succeed in obtaining government funding is obtained. Even if funding is obtained and the demonstration facility constructed, we will still require additional financing and there is no assurance that we would be able to generate profits or revenues from the operations or be able to repay any grants or loans that we obtain.

The resale of the shares registered pursuant to this prospectus into the public market by the selling shareholders may result in significant downward pressure on the price of our common shares and could adversely impact on the price at which investors who purchase shares from the selling shareholders are able to resell their shares.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common shares. There were 197,867,253 of our common shares issued and outstanding as of July 7, 2004. When this registration statement is declared effective, the selling shareholders may be reselling up to 21,860,000 shares of our common stock. The resale by the selling shareholders of such a substantial number of our common shares could have an adverse effect on the price of our common shares. To the extent any of the selling shareholders exercise any of their share purchase warrants, and then resell the common shares issued to them upon such exercise, the price of our common shares may decrease due to the additional shares sold in the public market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares offered through this prospectus by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See the sections of this prospectus entitled "Selling Shareholders" and "Plan of Distribution". We will however incur all costs associated with this registration statement and prospectus.

As described below under "Selling Shareholders", this prospectus covers 13,150,000 common shares that are not already outstanding, but rather are issuable only upon exercise of share purchase warrants held by the selling shareholders. Of these shares, 11,750,000 are issuable at an exercise price of $0.20 per share and 1,400,000 are issuable at an exercise price of $0.075 per share. If all warrants were exercised, of which there is no assurance, we would receive proceeds of $2,455,000. As there is no assurance that these warrants will be exercised, we have not identified any purpose for which these proceeds would be used.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 21,860,000 common shares offered through this prospectus.

A.

December and January Private Placements

In August and September 2003, we entered into subscription agreements with each of the selling shareholders named below whereby we sold to the selling shareholders an aggregate of 11,750,000 common shares and 11,750,000 share purchase warrants (the "Original Warrants"):

Name of Selling Shareholder:	Number of Shares Purchased	Number of Warrants Purchased
Platinum Partners Value Arbitrage Fund LP	5,000,000	5,000,000
Philip Huberfeld	700,000	700,000

Keren MYCB Elias Foundation	700,000	700,000
Harry Adler	700,000	700,000
M/S Family Foundation	700,000	700,000
Zenny Trading Limited	1,500,000	1,500,000
Mesivta of Long Beach	1,450,000	1,450,000
Sara Heiman	300,000	300,000
Chancellor Apartments, LLC	250,000	250,000
Rachel Mendelovitz	200,000	200,000
Salvatore Amato	250,000	250,000

The shares and share purchase warrants were issued to the selling shareholders in reliance of the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D of the Securities Act. Each of the Original Warrants originally entitled the selling shareholder to purchase one additional common share at a price of $0.20 per share. We agreed in connection with the private placement transactions to register all shares issuable in the transactions including the shares issued on closing and the shares issuable upon exercise of the Original Warrants.

In December 2003, we entered into warrant exercise agreements with each of the selling shareholders holding an aggregate of 11,750,000 Original Warrants whereby we agreed that the selling shareholders would be entitled to exercise their Original Warrants at a reduced exercise price of $0.075 per share, provided the selling shareholder exercised their Original Warrants by December 31, 2003. We also agreed that upon exercise by any of the selling shareholders of their Original Warrants by December 31, 2003 in accordance with the warrant exercise agreements, we would issue to the selling shareholder a number of replacement warrants to purchase a number of our common shares equal to the number of Original Warrants exercised, which replacement warrants were to be exercisable for a period from the date of issue to January 10, 2005 at an exercise price, subject to adjustment, of $0.20 US per share (the "Replacement Warrants"). Notwithstanding the exercise price of the Replacement Warrants, we further agreed that the selling shareholders would be entitled to exercise the Replacement Warrants at a reduced exercise price of $0.075 per share, provided, in aggregate, a total of 5,000,000 of the Replacement Warrants were exercised by the selling shareholders on or before January 10, 2004.

In the event the Replacement Warrants were exercised at the reduced exercise price of $0.075 per share on or before January 10, 2004 in accordance with warrant exercise agreements, we agreed to:

(a)
issue to each selling shareholder who exercised their Replacement Warrants additional share purchase warrants to purchase an additional number of our common shares equal to the number of Replacement Warrants exercised (the "Additional Replacement Warrants"). The Additional Replacement Warrants are exercisable for a period from the date of issue to January 10, 2005 at an exercise price, subject to adjustment, of $0.20 US per share. In aggregate, we agreed to issue a total of 5,000,000 Additional Replacement Warrants upon exercise of the 5,000,000 Replacement Warrants; and

(b)	undertake to expeditiously register:

	(i)	the resale of the aggregate of 5,000,000 shares issued to the selling shareholders upon exercise of the Replacement Warrants by the selling shareholders (the "Replacement Warrant Shares");

	(ii)	the resale of an aggregate of 5,000,000 shares issuable to the selling shareholders upon exercise of the Additional Replacement Warrants (the "Investor Additional Replacement Warrant Shares"); and

	(iii)	the resale of an aggregate of 6,750,000 shares issuable upon the balance of the unexercised Replacement Warrants;

by the filing of a registration statement on Form SB-2, or any other eligible form, with the Securities Exchange Commission pursuant to the Securities Act (the "Registration Statement"). We agreed to pay all required expenses and fees in connection with the preparation and filing of the Registration Statement. We are entitled to include additional shares and warrant shares held by other investors on the Registration Statement. We agreed to file the Registration Statement with the Securities and Exchange Commission no later than 60 days from the date of the completion of the exercise of the aggregate of 5,000,000 Replacement Warrants in accordance with warrant exercise agreements by the selling shareholders.

The selling shareholders exercised all 11,750,000 Original Warrants at the reduced exercise price of $0.075 per share in December 2003. As a result, we issued 11,750,000 Replacement Warrants to the selling shareholders on December 31, 2003. The selling shareholders also exercised a total of 5,000,000 Replacement Warrants effective January 10, 2004. Accordingly, we issued 5,000,000 Replacement Warrant Shares and 5,000,000 Additional Replacement Warrants to the selling shareholders on January 10, 2004. We refer to these selling shareholders as the January 2004 private placement selling shareholders. We refer to this exercise of warrants as to the January 2004 Private Placement. Upon completion of the January 2004 Private Placement, an aggregate of 6,750,000 Replacement Warrants remained outstanding and unexercised.

We were obligated to file the Registration Statement by March 10, 2004 as a result of the completion of the January 2004 Private Placement. We did not complete the filing of the Registration Statement within the required time period. As a result of the delay, we entered into delay agreements with the January 2004 private placement selling shareholders dated May 13, 2004 whereby we agreed to issue an additional 600,000 shares in aggregate to the January 2004 private placement selling shareholders in exchange for waiver of any claim by the January 2004 private placement selling shareholders against us arising out of the delay in filing the Registration Statement (the "Delay Agreements"). We also agreed to register the resale of these 600,000 shares on the Registration Statement.

This prospectus qualifies the resale of the following shares by the January 2004 private placement selling shareholders:

1.
5,000,000 shares held by January 2004 private placement selling shareholders that were issued on January 10, 2004 as the Replacement Warrant Shares upon exercise of 5,000,000 of the Replacement Warrants;

2.
6,750,000 shares that are issuable upon exercise of the Replacement Warrants held by the January 2004 private placement selling shareholders that were issued in private placement transactions completed in December 2003;

3.
5,000,000 shares that are issuable upon exercise of the Additional Replacement Warrants held by January 2004 private placement selling shareholders that were issued on January 10, 2004 upon the exercise of the 5,000,000 Replacement Warrants;

4.	600,000 shares issued to the January 2004 private placement selling shareholders pursuant to the Delay Agreements between Silverado and the selling shareholders on May 13, 2004.

B.	CEOcast, Inc.

CEOcast, Inc. ("CEOcast") is offering 750,000 common shares offered through this prospectus. We entered into a consultant agreement with CEOcast dated April 2004 whereby we issued to CEOcast 750,000 common shares as partial consideration for the agreement by CEOcast to provide the services required by the consultant agreement. We further agreed to grant to CEOcast "piggyback" registration rights and agreed to register the shares issued to CEOcast at our expense in connection with our next registration statement filed pursuant to the Securities Act of 1933.

C.	May 2004 Private Placement

Christoph Bruning is offering 2,800,000 common shares offered through this prospectus. In May 2004, we entered into a subscription agreement with Mr. Bruning whereby we sold to Mr. Bruning an aggregate of 1,400,000 common shares and 1,400,000 share purchase warrants. The shares and share purchase warrants were issued to Mr. Bruning in reliance of the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D of the Securities Act. Each share purchase warrant entitles Mr. Bruning to purchase one additional common share at a price of $0.075 per share for a two year period from the date of the subscription. All of the share purchase warrants are immediately exercisable. We agreed in connection with this private placement transaction to register all shares issuable in the transactions including the shares issued on closing and the shares issuable upon exercise of the share purchase warrants. The shares purchased by Mr. Bruning and the shares issuable upon exercise of the share purchase warrants held by Mr. Bruning are included in the shares whose resale is qualified by this prospectus and the registration statement of which this prospectus forms a part.

D.	Smith Canciglia

Terri D. Smith and Henry R. Canciglia of Smith Canciglia Consulting Inc. ("Smith Canciglia Consulting") are offering an aggregate of 960,000 common shares through this prospectus. These shares are issuable upon exercise of options to purchase 480,000 shares that we granted to each of Ms. Smith and Mr. Canciglia pursuant to a consultant agreement with Smith Canciglia Consulting dated May 16, 2004. Under the terms of this consultant agreement, we have agreed to pay to Smith Canciglia Consulting a consulting fee of $14,540 per month in consideration of consulting services to be provided by Smith Canciglia Consulting over a six month term commencing May 16, 2004. We have agreed that of this amount of $14,540 per month, $2,540 will be paid in cash and the balance of $12,000 per month will be paid by the exercise of stock options granted to Ms. Smith and Mr. Canciglia. Options to purchase 80,000 shares will be deemed to have been exercised by each of Ms. Smith and Mr. Canciglia in consideration for deemed payment of $6,000 in each month. Upon issue of the aggregate of 160,000 shares to Ms. Smith and Mr. Canciglia in each month, we will have no further obligation to pay to the balance of the consulting fee of $12,000 per month. We further agreed to grant "piggyback" registration rights and agreed to register the shares to be issued pursuant to the exercise of the options at our expense by filing a registration statement pursuant to the Securities Act.

The following table provides, as of July 19, 2004, information regarding the beneficial ownership of our common shares held by each of the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to this offering;
2.	the total number of shares that are to be offered by each selling shareholder;
3.	the total number of shares that will be owned by each selling shareholder upon completion of the offering;
4.	the percentage owned by each selling shareholder; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the share purchase warrants held by the selling shareholders as these warrants are exercisable within 60 days of May 13, 2004. The "Number of Shares Being Offered" includes the shares acquired by the selling shareholders in the private placement transactions described above and the shares that are issuable upon exercise of the share purchase warrants acquired by the selling shareholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares.

				Number Of
	Shares Beneficially Owned			Shares To	Shares Beneficially
	Prior To This Offering (1)			Be Offered	Owned After Offering (1)

Name Of Selling Shareholder	Number		Percent (2)		Number	Percent (2)

Platinum Partners Value Arbitrage Fund LP	7,382,978	(3)	3.6	7,382,978	0	0.0

Philip Huberfeld	1,033,617	(4)	0.5	1,033,617	0	0.0

Keren MYCB Elias Foundation	1,033,617	(5)	0.5	1,033,617	0	0.0

Harry Adler	1,033,617	(6)	0.5	1,033,617	0	0.0

M/S Family Foundation	1,033,617	(7)	0.5	1,033,617	0	0.0

Zenny Trading Limited	2,214,893	(8)	1.1	2,214,893	0	0.0

Mesivta of Long Beach	2,141,065	(9)	1.1	2,141,065	0	0.0

Sara Heiman	442,978	(10)	0.2	442,978	0	0.0

Chancellor Apartments, LLC	369,149	(11)	0.2	369,149	0	0.0

Rachel Mendelovitz	295,320	(12)	0.2	295,320	0	0.0

Salvatore Amato	369,149	(13)	0.2	369,149	0	0.0

CEOcast, Inc.	910,000	(14)	0.5	750,000	160,000	0.1

Christoph Bruning	3,100,000	(15)	1.6	2,800,000	0	0.0

Terri D. Smith	400,000	(16)	0.2	480,000	0	0.0

Henry R. Canciglia	408,100	(17)	0.2	480,000	8,100	0.0

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 7, 2004.

(2)
Applicable percentage of ownership is based on 197,867,253 common shares outstanding as of July 7, 2004, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)
Mark Nordlicht is the general partner of Platinum Partners Value Arbitrage Fund LP. Consists of: (i) 2,127,660 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 2,872,340 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 2,127,660 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 255,318 shares issued to the selling shareholder pursuant to the Delay Agreement.

(4)
Consists of: (i) 297,872 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 402,128 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 297,872 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 35,745 shares issued to the selling shareholder pursuant to the Delay Agreement.

(5)
Moses Elias is the trustee of Keren MYCB Elias Foundation. Consists of: (i) 297,872 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 402,128 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 297,872 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 35,745 shares issued to the selling shareholder pursuant to the Delay Agreement.

(6)
Consists of: (i) 297,872 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 402,128 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 297,872 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 35,745 shares issued to the selling shareholder pursuant to the Delay Agreement.

(7)
Shoshona Englander is the trustee of M/S Family Foundation. Consists of: (i) 297,872 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 402,128 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 297,872 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 35,745 shares issued to the selling shareholder pursuant to the Delay Agreement.

(8)
James D. Hassan is the beneficial owner of Zenny Trading Limited. Consists of: (i) 638,298 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 861,702 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 638,298 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 76,595 shares issued to the selling shareholder pursuant to the Delay Agreement.

(9)
Solomon Lesin is the beneficial owner of Mesivta of Long Beach. Consists of: (i) 617,021 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 832,979 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 617,021 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 74,044 shares issued to the selling shareholder pursuant to the Delay Agreement.

(10)
Consists of: (i) 127,660 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 172,340 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 127,660 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 15,318 shares issued to the selling shareholder pursuant to the Delay Agreement.

(11)
Barry Singer is the beneficial owner of Chancellor Apartments, LLC. Consists of: (i) 106,383 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 143,617 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 106,383 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 12,766 shares issued to the selling shareholder pursuant to the Delay Agreement.

(12)
Consists of: (i) 85,106 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 114,894 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 85,106 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 10,214 shares issued to the selling shareholder pursuant to the Delay Agreement.

(13)
Consists of: (i) 106,383 shares issued to the selling shareholder upon completion of the January 2004 private placement; (ii) 143,617 shares that can be acquired by the selling shareholder upon exercise of Replacement Warrants held by the selling shareholder within 60 days of the date hereof; (iii) 106,383 shares that can be acquired by the selling shareholder upon exercise of Additional Replacement Warrants held by the selling shareholder within 60 days of the date hereof; and (iv) 12,766 shares issued to the selling shareholder pursuant to the Delay Agreement.

(14)	Consists of 750,000 shares issued to the selling shareholder pursuant to a consultant agreement between Silverado and the selling shareholder dated April 21, 2004.

(15)
Consists of: (i) 1,400,000 shares issued to the selling shareholder upon completion of the May 2004 private placement; (ii) 1,400,000 shares that can be acquired by the selling shareholder upon exercise of share purchase warrants issued to the selling shareholder in the May 2004 private placement within 60 days of the date hereof; and (iii) 300,000 shares held indirectly by the selling shareholder.

(16)
Consists of (i) 240,000 shares held by the selling shareholder; and (ii) 160,000 shares issuable to the selling shareholder within 60 days of the date hereof pursuant to options granted to the selling shareholder pursuant to a consultant agreement between Silverado and Smith Canciglia Consulting dated May 16, 2004.

(17)
Consists of (i) 248,100 shares held by the selling shareholder; and (ii) 160,000 shares issuable to the selling shareholder within 60 days of the date hereof pursuant to options granted to the selling shareholder pursuant to a consultant agreement between Silverado and Smith Canciglia Consulting dated May 16, 2004.

Because a selling shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. We will pay all expenses in connection with the registration of the common shares being sold by the selling shareholders, except for the fees and expenses of any counsel and other advisors that any selling shareholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We will not receive any of the proceeds of the sale of the shares offered by the selling shareholders.

The selling shareholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling shareholders will act independently of Silverado in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling shareholders to the public in transactions on the NASD Over the Counter Bulletin Board or on any exchange where Silverado's common shares may be traded or in privately negotiated transactions. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but ma yposition and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to thisprospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  in connection with short sales, in which the shares are redelivered to close out short positions;

  in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of theshares so loaned or the sale of the shares so pledged upon a default;

  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and insettlement of other transactions in standardized or over-the-counter options;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

All expenses of the registration statement, including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the common shares will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our current executive officers and directors are:

Name	Age	Position

Garry L. Anselmo	60	Director and Chairman of the Board; President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

James F. Dixon(1)(2)	56	Director

Stuart C. McCulloch(1)(2)	68	Director

John R. Mackay	71	Corporate Secretary

Edward J. Armstrong	55	President of Silverado Green Fuel Inc.

Dr. Warrack G. Willson	60	Vice-President, Fuel Technology of Silverado Green Fuel Inc.

(1)	Member of Silverado's Audit Committee
(2)	Member of Silverado's Compensation Committee

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

Mr. Anselmo is presently the chairman of our board of directors and is our president, chief executive officer and chief financial officer. Mr. Anselmo is also the chairman of the board of directors and the chief executive officer and chief financial officer of our wholly owned subsidiary, Silverado Green Fuel Inc. Mr. Anselmo has been the chairman of our board of directors and our chief operating officer since 1973. Mr. Anselmo has been our president, chief executive officer and chief financial officer from 1973 to 1994 and from 1997 to present. Mr. Anselmo founded Tri-Con Mining Ltd., a private mining service company, in 1968, and is currently a shareholder, director, and president of Tri-Con Ltd. He is also the chairman and director of Tri-Con Ltd.'s United States operating subsidiaries, Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. Mr. Anselmo obtained his bachelor of arts degree from Simon Fraser University in British Columbia, Canada.

Mr. Dixon has been one of our directors since May 6, 1988. Mr. Dixon is presently a lawyer and a partner in the law firm of Shandro Dixon Edgson, Barristers and Solicitors, of Vancouver, British Columbia. Mr. Dixon has been engaged in the practice of law since 1973. Mr. Dixon holds a bachelor of commerce degree and a bachelor of law degree.

Mr. McCulloch has been one of our directors since December 14, 1998. Mr. McCulloch is also a director of our subsidiary, Silverado Green Fuel Inc. Mr. McCulloch retired as district manager from Canada Safeway in January, 1991.

Mr. Mackay has served as our corporate secretary since June 1998. Mr. Mackay is a practicing lawyer who practiced as a sole practitioner from March 1993 to June 1998 prior to joining Silverado. Prior to 1993, Mr. Mackay was a lawyer and partner in the law firm Davis and Company, Barristers and Solicitors, of Vancouver, British Columbia where he practiced for 35 years.

Mr. Armstrong has been the president of our subsidiary, Silverado Green Fuel Inc., since September 1997. Mr. Armstrong is also the president of Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc., the United States operating subsidiaries of Tri-Con Mining Ltd. Mr. Armstrong is the holder of a bachelor of science degree in geology from Washington State University which he received in 1971.

Dr. Willson was appointed our vice-president, fuel technology, in March 2000, to lead the conversion of the Grant Mill into a commercial level Low-Rank Coal-Water Fuel plant. Dr. Willson received a supervisory chemical engineering rating from the US Civil Service Commission in 1978, a PhD in physical chemistry from the University of Wyoming in 1970 and a bachelor of arts in chemistry and mathematics from the University of Northern Colorado in 1965. He founded Coal-Water Fuel Services in 1994, which provides engineering services to develop clean coal conversion projects to develop low cost and non-hazardous alternatives to oil.

SIGNIFICANT EMPLOYEES

We do not have any other significant employees, other than our directors and executive officers named above.

FAMILY RELATIONSHIPS

Mr. Anselmo and Mr. McCulloch, each of whom is one of our directors, are cousins.

TERMS OF OFFICE

Our directors are elected to hold office until the next annual meeting of our shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors to hold office until their successors are appointed. The last annual meeting of our shareholders was held on July 26, 2004.

AUDIT COMMITTEE

Our audit committee is comprised of James Dixon and Stuart McCulloch. Our board of directors has determined that each member of our audit committee is independent as that term is defined in Rule 121 of the American Stock Exchange ("AMEX") listing standards. Our board of directors has determined none of the directors on our audit committee presently meets the definition of a "financial expert" based on their respective experience and qualification. Our audit committee presently does not include a member who has been determined by our board of directors to qualify as a "financial expert" due to the departure of Mr. Peter Rook-Green from our board of directors. Prior to his departure, Mr. Rook-Green was a member of our board of directors and had been determined by our board of directors to qualify as a "financial expert". Our board of directors is presently looking for a suitable candidate to join as a member of our board of directors and who would meet the definition of "financial expert" in order to replace Mr. Rook-Green.

CODE OF ETHICS

We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and certain other finance executives, which is a "code of ethics" as defined by applicable rules of the SEC. Our Code of Ethics will be publicly available on our website at www.silverado.com. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website at www.silverado.com or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of the Company's common shares owned beneficially as of July 26, 2004 by: (i) each person (including any group) known to the Company to own more than five percent (5%) of the Company's common shares, (ii) each of the Company's directors and by each of the Company's executive officers, and (iii) the Company's executive officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Number of Common Shares	Percentage of Common Shares (1)
Common Shares	Garry L. Anselmo, Director, President, Chief Executive Officer and Chief Financial Officer	15,550,007(2)	7.4%
Common Shares	James F. Dixon, Director	4,314,484(3)	2.1%
Common Shares	Stuart McCulloch, Director	2,983,400(4)	1.5%
Common Shares	John R. Mackay Secretary	2,400,000(5)	1.2%
Common Shares	Edward Armstrong President of Silverado Green Fuel Inc.	7,285,000(6)	3.6%
Common Shares	Warrack Willson Vice-President of Silverado Green Fuel Inc.	3,850,000(7)	1.9%
Common Shares	All Directors and Executive Officers as a Group (6 persons)	21,382,891(8)	11.4%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 7, 2004. As of July 7, 2004, there were 197,867,253 shares issued and outstanding.

(2)
Consists of 4,050,000 shares held by Garry L. Anselmo, 7 shares owned by Tri-Con Mining Ltd, and 11,500,000 shares that can be acquired by Mr. Anselmo upon exercise of options to purchase shares held by Mr. Anselmo within 60 days of the date hereof.

(3)
Consists of 214,484 shares held directly and indirectly by James F. Dixon and 4,100,000 shares that can be acquired by Mr. Dixon upon exercise of options to purchase shares held by Mr. Dixon within 60 days of the date hereof.

(4)
Consists of 33,400 shares held by Stuart McCulloch and 2,950,000 shares that can be acquired by Mr. McCulloch upon exercise of options to purchase shares held by Mr. McCulloch within 60 days of the date hereof.

(5)	Consists of 100,000 shares held by Mr. Mackay and 2,300,000 shares that can be acquired by Mr. Mackay upon exercise of options to purchase shares held by Mr. Mackay within 60 days of the date hereof.

(6)
Consists of 2,005,000 shares held by Mr. Armstrong and 5,280,000 shares that can be acquired by Mr. Armstrong upon exercise of options to purchase shares held by Mr. Armstrong within 60 days of the date hereof.

(7)
Consists of 1,200,000 shares held by Dr. Willson and 2,650,000 shares that can be acquired by Dr. Willson upon exercise of options to purchase shares held by Dr. Willson within 60 days of the date hereof.

(8)
Consists of 7,602,891 shares held by our directors and executive officers and 13,780,000 shares that can be acquired by our directors and executive officers upon exercise of options to purchase shares held by our directors and executive officers within 60 days of the date hereof.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of an unlimited number common shares without par value. As of July 7, 2004, there were 197,867,253 common shares issued and outstanding.

All of the authorized common shares of Silverado, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of common shares are entitled to one vote for each common share held of record on all matters to be acted upon by the shareholders and to receive such dividends as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefor. Our Notice of Articles and Articles do not provide for cumulative voting of directors nor for re-election of directors at staggered intervals. Upon liquidation, dissolution or winding up of Silverado, holders of our common shares are entitled to receive our assets on a pro rata basis after payments of all debts and liabilities. No common shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares that are present in person or represented by proxy. Holders of our common shares representing thirty three and one third percent (33 1/3%) of our issued and outstanding common shares, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. If Silverado wishes to change the rights and restriction of the common shares, Silverado must obtain the approval of a majority of not less than 75% of the votes cast in person or by proxy by the holders of the common shares. In addition, Silverado must obtain the approval of a majority of not less than 75% of the votes cast in person or by proxy by the holders of the common shares in order to effectuate certain fundamental corporate changes such as liquidation, amalgamation or an amendment to our Notice of Articles or Articles.

There are no provisions in our Articles or Notice of Articles that would have the effect of delaying, deferring or preventing a change in control of Silverado or that would operate only with respect to a merger, acquisition or corporate restructuring involving Silverado. There are no provisions in our Notice of Articles and Articles discriminating against any existing or prospective holder of our common shares as a result of such holder owning a substantial number of common shares.

Our shareholders have approved, by a special resolution in accordance with the British Columbia Business Corporations Act at our 2004 annual general meeting of shareholders held on May 17, 2004, an amendment to our Notice of Articles to remove the maximum number of common shares authorized to be issued. This amendment to our Notice of Articles was effected by the filing of with the British Columbia Registrar of Companies completed on May 31, 2004. Upon completion of this filing, our authorized capital has been increased to an unlimited number of common shares.

LEGAL MATTERS

Lang Michener, Barristers and Solicitors, our independent legal counsel, has provided an opinion on the validity of our common shares.

EXPERTS

The consolidated financial statements of Silverado included in this prospectus have been audited by Morgan & Company, independent chartered accountants, to the extent and for the periods set forth in their report appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

With the exception of Mr. Edward Armstrong, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Mr. Edward Armstrong, who has provided statements regarding our mineral properties under the section of this prospectus entitled Description of Properties, is the president of our subsidiary, Silverado Green Fuels Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and we file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any material that we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the Commission. This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the British Columbia Business Corporations Act (the "BC Corporations Act") and the Articles of Silverado. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF BUSINESS

INTRODUCTION

We are engaged in the acquisition, exploration and development of mineral properties in the State of Alaska. Our primary focus is the mining and development of our Nolan Gold Project, located 175 miles north of Fairbanks, Alaska. Our plan of operations is to carry out exploration, mining and gold recovery activities at the Nolan Gold Project.

We are also seeking financing to enable us to proceed with the construction of a commercial test facility to establish the viability of the production of low-rank coal-water fuel as a replacement for oil fired boilers and utility generators. There is no assurance that we will be able to obtain any financing for this project.

CORPORATE ORGANIZATION

Silverado Gold Mines Ltd. was incorporated under the laws of British Columbia, Canada in June 1963. We operate in the United States through our wholly owned subsidiary, Silverado Green Fuel Inc. (formerly Silverado Gold Mines Inc.), an Alaskan company incorporated in 1981. We filed a transition application and notice of articles with the British Columbia Registrar of Companies on April 20, 2004 in order to replace our former memorandum adopted under the British Columbia Company Act and to alter our current articles to the extent necessary to ensure compliance with the British Columbia Business Corporations Act (the "BC Business Corporations Act"). The BC Business Corporations Act came into force in British Columbia on March 29, 2004 and replaced the former British Columbia Company Act. The transition notice and notice of articles was filed under the BC Business Corporations Act that requires any British Columbia company incorporated under the former British Columbia Company Act to, within two years following the coming into force of the BC Business Corporations Act, transition under the BC Business Corporations Act by filing with the British Columbia Registrar of Companies a transition application and notice of articles

Our exploration and development activities are managed and conducted by affiliated companies, Tri-Con Mining Ltd. ("Tri-Con"), Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. pursuant to written operating agreements. Each of Tri-Con, Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. are privately owned corporations controlled by Garry

L. Anselmo, who is our president, chief executive officer and chief financial officer and is the chairman of our board of directors. See Certain Relationships and Related Transactions.

MINERAL EXPLORATION AND DEVELOPMENT BUSINESS

We hold interests in four groups of mineral properties in Alaska, as described below:

1.	our Nolan Gold Project;

2.	our Ester Dome Gold properties;

3.	our Hammond properties; and

4.	our Eagle Creek properties.

Our plan of operations for each of our groups of mineral properties is discussed below:

1.     The Nolan Gold Project

Our primary area of exploration and development interest is the Nolan Gold Project. The properties comprising the Nolan Gold Project and our exploration, mining and development activities at the Nolan Gold Project are discussed in detail under the heading Description of Properties in this prospectus.

Our plan of operation is to continue exploration, development and mining programs at the Nolan Gold Project. Our exploration activities are directed at the definition of placer gold targets and location of the lode source of the Nolan placer gold deposits. Our most recent areas of interest for placer mining include: Mary's Bench East, the Nolan Deep Channel and the Swede Channel. The Treasure Chest and Wooll Bench areas will be deferred until 2005. Our exploration for lode gold is being focused on the mid to north end of the Solomon Shear Trend. Our successful definition of a significant gold deposit in any of these areas could lead to us developing and mining those areas. The main focus of our current mining and development activities is "placer" gold. Placer gold is gold that has been separated from its host rock and is often re-concentrated in beds of old streams and rivers. Placer gold will occur in both nugget form and in fine gold form.

Our recent development and mining activities have been carried out as part of a three year mining plan for the Nolan Gold Project. We have presently suspended our development and mining activities on the Nolan Deep Channel that are being carried out as part of the three year mining plan for the Nolan Gold Project. We have determined to proceed with development and mining of the elevated benches above Nolan Creek, rather than continuing with the development and mining of the Nolan Deep Channel, as the elevated benches are less prone to the severe water problems that we encountered at the Nolan Deep Channel in winter 2002/2003. We believe that further development drilling on the Nolan Deep Channel is warranted prior to re-commencing development and mining activities at the Nolan Deep Channel in order to better delineate areas targeted for development and mining while minimizing inflow water problems.

2.     Ester Dome Property

The properties comprising our Ester Dome gold project are discussed in detail under the heading Description of Properties in this prospectus. We are presently not undertaking any exploration activities on the Ester Dome Gold Project. However, we have commissioned a technical report that will include the Ester Dome Gold Project in order to update and consolidate our technical information on the Ester Dome Gold Project.

We plan to convert the Grant mine mill located on the Ester Dome properties into a research and development facility for the low-rank coal-water fuel business, as discussed below.

3.     Hammond Property

The properties comprising our Hammond property are discussed in detail under the heading Description of Properties in this prospectus. We are presently not undertaking any exploration activities on the Hammond property. This property is also referred to as the "Slisco Bench" property.

4.     Eagle Creek Property

The properties comprising our Eagle Creek property are discussed in detail under the heading Description of Properties in this prospectus. We are presently not undertaking any exploration activities on the Eagle Creek property.

LOW-RANK COAL-WATER FUEL BUSINESS

We commenced development of a low-rank coal-water fuel business in 2000. Our determination to enter into this business was based on a decision to broaden our business beyond mineral exploration and production. This aspect of our business is still in the start-up phase of operations and no revenues have been achieved to date. We do not anticipate that revenues from this technology will be achieved until commercialization of the technology has been established.

We entered the fuel sector in 2000 by forming a new "Fuel Technology" division which operates out of Fairbanks, Alaska. This division of the business is operated by our wholly owned subsidiary, Silverado Green Fuel Inc. (formerly Silverado Gold Mines Inc.), under the supervision of Dr. Warrack Willson, Vice-President of Fuel Technology. The fuel product is called low-rank coal-water fuel (LRCWF), which is a low-cost, non-toxic, non-hazardous alternative to oil fuels used in commercial boilers for the production of electricity and industrial heat. As a liquid fuel enjoys all the benefits of liquid handling and storage, LRCWF allows coal to be used sight unseen and is made from America's most abundant fossil energy resource. This fuel is produced from ground low-rank coal that has been hydrothermally treated. Hydrothermal treatment (HT) is an advanced technology, featuring moderate temperature/pressure, non-evaporative drying, which irreversibly removes much of the inherent moisture from low-rank coal and allows the formulation of commercially viable LRCWFs. HT is similar in many respects to pressure cooking, and it retains all of the desirable combustion characteristics of low-rank coal. When LRCWF is injected into a boiler, the particles ignite and burn rapidly, which leads to little or no boiler derating when substituted for oil. We believe that demand for the LRCWF and its production and utilization technology exists because of the high cost of oil and the desire for economical alternatives to oil that are environmentally friendly.

Our objective is to establish the commercial viability of the low-rank coal-water fuel technology by adapting our Grant Mill located on the Ester Dome property into a commercial-scale demonstration facility for producing and testing LRCWF. The estimated cost of a three-year demonstration project is $20,000,000. In order to achieve the financing necessary to proceed with the demonstration project, we applied to the United States Department of Energy (DOE) under the first solicitation of their Clean Coal Power Initiative on July 30, 2002 for a 50:50 cost share funding. Seven out of the eight successful applications in the first phase of awards that was announced in January 2003 were awarded to organizations affiliated with large utilities. Our application was not selected.

Based on news from the Department of Energy (DOE) we have determined not to submit a proposal to the DOE's second solicitation under the Clean Coal Initiative this September 2004. We had hoped that the second round of solicitations, known as the CCP12 solicitation, would broaden the scope of the demonstration objectives. This did not occur and in fact the primary project objectives for this second round of solicitations has an even narrower focus, namely "technology advancements for gasification-based electricity production, advanced mercury control, and sequestration and sequestration-readiness." We are continuing work to gain alternate funding through the US Government and through private sources for this project. There is no assurance that we will obtaining any funding.

From time to time as conditions or funds warrant, we may re-evaluate our development programs in response to changing economic or environmental conditions. Such a re-evaluation may result in us not pursuing the commercialization of the low-rank coal-water fuel technology or the construction of a demonstration facility.

GOVERNMENT REGULATION

Our Nolan Gold Project is comprised of non-patented federal mining claims located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the Nolan Gold Project must be carried out in accordance with a permit issued by the Bureau of Land Management. Mining activities on the Nolan Gold Project are currently being carried out under a permit approved by the Bureau of Land Management under a 2002 to 2005 plan of operations for mining activity submitted by us to the Bureau of Land Management. Permit applications are submitted under a tri-agency application, and are reviewed by agencies of the State of Alaska government, including the Department of Natural Resources, the Department of Environmental Conservation, and Fish and Game. We post a reclamation bond annually in an amount required by the State of Alaska for each acre of proposed disturbance exceeding reclaimed acreage in a permit period. Presently, we have posted the appropriate bonding, and as a matter of company policy, endeavour to reclaim disturbed areas to equal or exceed any new disturbance. Our current reclamation bond is approximately $20,294 (was $20,800), of which $6,412 (was $8,700) is refundable.

In addition to the federal permit, we also hold U.S. Environmental Protection Agency water discharge permits for wastewater discharges, which must be monitored and kept in compliance with EPA permit conditions for turbidity, suspended solids, and heavy metals. We submit Discharge Monitoring reports annually to the EPA. Nolan Creek is one of two waterways in the State of Alaska classified as primary industrial usage. Classification of a waterway for industrial usage does not relieve us from the obligations of the Clean Water Act but serve to place industry ahead of other potential uses for the Nolan Creek area.

We maintain a closed-circuit zero-discharge operation at our Nolan operations.

The U.S. Army Corps of Engineers also reviews permit applications for wetland determinations. The Nolan Deep Channel Project is not located in wetlands, although we report annually to the ACOE on activities.

Our mining operation is regulated by Mine Safety Health Administration (MSHA). MSHA inspectors periodically visit our project to monitor health and safety for the workers, and to inspect equipment and installations for code requirements. All of our workers have completed MSHA safety training and must take refresher courses annually when working on our project. A safety officer for the project is also on site.

Other regulatory requirements monitor the following:

a.	Explosives and explosives handling.
b.	Use and occupancy of site structures associated with mining.
c.	Hazardous materials and waste disposal.
d.	State Historic site preservation.
e.	Archaeological and paleontological finds associated with mining.
f.	Transportation and storage of hazardous materials.

COMPETITION

We are a mineral resource exploration and development company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

EMPLOYEES

We do not have any employees. Our operating and administrative activities are carried out through our agreement with the Tri-Con Mining Group. This relationship is explained in detail under the section of this prospectus entitled Certain Relationships and Related Transactions.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have spent the following amounts on research and development activities during the past two fiscal years:

	November 30, 2002	November 30, 2001
	to November 30, 2003	to November 30, 2002
Research and Development
Expenditures:	$148,465	$256,954

Research and development activities were primarily attributable to the pursuit of the development of our Low-Rank Coal-Water Fuel business. During 2003, the majority of the research and development costs attributable to the low-rank coal-water fuel technology related to the preparation and presentation of our application to the Department of Energy for a grant.

DESCRIPTION OF PROPERTIES

Our head office is located at Suite 505, 1111 West Georgia Street, Vancouver, British Columbia, Canada V6E 4M3. These premises are comprised of approximately 4,549 square feet and are leased for a term expiring in February 2007.

Our four groups of mineral properties located in Alaska are described below:

NOLAN GOLD PROJECT

1.              Location and Access

The properties comprising our Nolan Gold Project are located approximately 8 miles west of Wiseman, and 175 air miles north of Fairbanks, Alaska in the foothills of the Brooks Range, in an area known as the Koyukuk Mining District.

The Nolan Gold Project is accessible by the Elliott and the Dalton Highways, about 280 road miles north of Fairbanks Alaska. An all weather road connects Nolan Creek to the Dalton Highway and is suitable year-round for semi-tractors loaded with fuel and equipment. Air transportation is available by several commercial carriers on two daily flights to Coldfoot, Alaska, about 15 miles south-southeast of Nolan.

2.              Ownership Interest

The Nolan properties are comprised of four non-continuous groups of 213 federal unpatented placer claims and one group of 67 federal unpatented lode claims. There has been no legal survey on any of the claims. These groups of properties are described as follows:

(a) Nolan Gold Project:

The Nolan Gold Project includes 198 contiguous claims plus a second group of 8 continuous claims lying about ½ mile to the east of the main block. Silverado Green Fuel is the registered owner of all 206 placer claims. The Nolan Gold Project includes the claims referred to as the Nolan placer claims, which include the Nolan Deep Channel, the Smith Creek, the Thomson's Pup and the Mary's Bench claims.

The Thomson's Pup claims consist of 6 unpatented federal placer claims registered in the name of Silverado Green Fuel. Our ownership in these claims is subject to a royalty of 3% of net profits on 80% of production payable to Frank Figlinski and Lyle R. Carlson.

Seven claims of the Smith Creek property are in two small groups, on Marion and Clara Creeks, 11 and 12 miles south-southeast of the Nolan Project. These claims are presently inactive.

(b) Nolan Lode:

The Nolan Lode claims are comprised of 67 unpatented federal lode claims. Ownership of these federal lode claims is in the name of Silverado Green Fuel.

We did not complete any exploration or development activities on the Nolan Lode claims during fiscal 2003. However, we intend to undertake further exploration of the Nolan Lode property in the current fiscal year.

3.              History of Operations

Placer mining on Nolan Creek and its tributaries is first recorded at about the turn of the last century. During the ensuing years and up to the time Silverado arrived in the district, recoveries of approximately 120,000 oz. of placer gold have been reported. This gold is well known for its coarse size and high fineness. The early miners mined Nolan Creek and its left limit tributaries, particularly Fay, Smith and Archibald creeks by surface methods on the upper areas and by underground methods in the lower reaches of the creeks when overburden became too deep. Shafts are found throughout the areas being discussed.

We first began acquiring placer claims on Nolan Creek in 1979 with the first mining starting that year. During the first 8 years, approximately 2,400 oz. of gold were recovered by us and lessees from surface operations on

Archibald Creek and Fay Creek. During the subsequent 5 years up to 1992, we concentrated on reclamation, exploration and limited development. Surface and underground mining was carried out during 1993 - 2000 on Thompson Pup plus a number of the upper left limit benches on Nolan Creek, namely Mary's Bench, Eureka Bench, Dolney Bench, Workman's Bench, West Block and Swede Channel. Up to the end of 2000, we had produced an additional 15,656 oz. of gold for a total of 18,056 oz. of placer gold from both surface mining and underground operations. Recent mining activity in 2002 - 2003 has increased the total ounces of gold produced to 18,507 oz.

Mining activity was suspended during 2001 but underground development started again in 2002 with the driving of the Nolan Deep Channel decline. This work involved driving three decline entries to access the Nolan deep channel and a total of 3,340' of development work was completed during the winter season of 2002 – 2003. A portion of this development work took place within the targeted deep gold bearing channel and this material was stockpiled on surface for summer washing. A limited amount of stoping from underground, (about 200 bank cubic yards) took place before the underground portion had to be closed down on April 3, because of warming weather. An extremely warm winter season (the warmest in 100 years) caused a number of logistical problems which slowed down production from underground, and in the late spring of 2003, Nolan Creek breached the underground workings and flooded all workings. In total, 19,489 loose cubic yards were stockpiled on surface.

During the summer season of 2003, approximately 39,363 loose cubic yards were processed. This included 19,489 loose cubic yards of gravel from the underground work and an additional 19,874 loose cubic yards of gravel mined from surface locations, namely Wooll Bench, Mary's Bench and upper Nolan Creek.

4.              Present Condition of the Property and Current State of Exploration

We have spent approximately $26,000,000 over the last 18 years acquiring, exploring, developing and test mining the Nolan Gold Project. To May 8, 2004, we had completed a total of 682 drill holes and 41,295 feet of drilling. About 219 of those drill holes were completed along the frozen gold bearing deep channel of the Nolan Creek known as the Nolan Deep Channel. We have also completed 9 drill holes and 2020 feet of drilling while testing lode sources of the placer gold on the Solomon Shear Trend.

Exploration, Development and Mining at the Nolan Gold Project

We received an engineer's report in the summer of 2002 that outlined a three year plan to develop and mine the Nolan Deep Channel area. The Nolan Deep Channel is an underground frozen river bed located approximately 55 to 200 feet beneath the existing Nolan Creek. The Nolan Deep Channel stretches for about 2.5 miles, beginning at the confluence of the existing Fay and Nolan creeks and continues downstream to the confluence of the Nolan Creek and the Wiseman Creek. Our strategy for mining the Nolan Deep Channel is to drill and blast frozen gold bearing gravels. Operations on the Nolan Deep Channel mine are underground and are accessed using mining decline tunnels. The frozen gravel is then transported to the surface using specially designed underground haulers and stockpiled. The blasted frozen gold bearing material is later thawed for gravity concentrating of the gold present in the material.

We determined to proceed with this plan and we completed the necessary development work that has enabled us to start processing material for recovery of gold in the summer of 2003. Our activity at the Nolan Gold Project during the 2002/ 2003 season included mining of surface placer sources, wash plant acquisition, construction and operation to recover placer gold from mined sources, exploration and development efforts, and reclamation. Additionally, we undertook camp upgrading to provide improved living quarters for the crew. Specifically we continued with development and mining of the underground Nolan Deep Channel as well as surface mining of Mary's Bench and Wooll Bench. Additionally, we commenced an exploration and development drilling program of the upper Nolan Creek and the "Treasure Chest" zone in the fall of 2003.

On September 1, 2002 we hired a professional engineer to act as project manager for both our mining and exploration activities during the 2002/ 2003 season. We began mobilization for mining of the Nolan Deep Channel in September 2002. We acquired mining equipment with a value in excess of $1,700,000, by both purchase and lease, which was necessary to begin operations. The mining equipment included two mini-bore jumbo drills, three DUX underground haulage trucks, Caterpillar tractor/dozer, grader and front end loader equipment, two underground loaders and various compressor, light-plant, generator and utility equipment. Our mining camp at the Nolan Gold Project was upgraded in order that mining operations could resume. Our upgrading efforts included the purchase and installation of a ten-room housing unit, the construction of an engineering office, the upgrade of laboratory facilities and the installation of up-graded communications facilities.

On November 1, 2002, we commenced underground mining operations in the Nolan Deep Channel. The Nolan Deep Channel is an underground frozen river bed located approximately 100 to 200 feet beneath the existing Nolan Creek. The Nolan Deep Channel begins at the confluence of Nolan Creek and Fay Creek and continues southward beneath Nolan Creek for approximately 2.5 miles. Our construction of the "B" and "C" decline tunnels in the Nolan Deep Channel were completed as planned, however, the construction of the "A" decline tunnel was not completed due to unseasonably warm temperatures encountered during the winter of 2002/ 2003. Warm temperatures resulted in the presence of high volumes of water and instability which forced the abandonment of our efforts to construct the "A" decline tunnel. While similar conditions were encountered in the "B" and "C" decline tunnels, mining was able to proceed by pumping infiltration water to the surface and by the installation of a ventilation shaft to improve air circulation. We constructed an underground tunnel between the "B" and "C" decline tunnels, as planned, although this connection was completed behind schedule due to water problems. Once the connection was made we continued to mine gravel on a round-the-clock basis in order to extract as much gravel as possible. Our mining operations continued until April 2, 2003 when spring temperatures forced underground mining to cease. Warm temperatures had an adverse impact on our mining of the Nolan Deep Channel due to its nature as a frozen river bed. Mining problems associated with warm weather during the winter of 2002/ 2003 caused our costs to increase over projected costs and our production of gold bearing material to be significantly less than projected.

In summer/ fall of 2003 we began surface mining on the Mary's Bench and Wooll Bench regions of the Nolan Gold Project. The Mary's Bench and Wool Bench are two of a series of elevated gravel benches located above the elevation of the Nolan Creek on a hill known as the Smith Dome. Mined material that was extracted by our surface mining operations was processed at our gold recovery facility in order to recover gold present in the mined material.

Improvements to our camp, shop and infrastructure were required to accommodate the long-term and expanded work force. Our camp population was an average of 25 persons but peaked at over 30 employees during the past operating year. Anticipation of this work force required that we make substantial improvement to the living quarters at Nolan Creek. The living quarters are referred to as camp. We began improvements to the camp facility in September 2002 and continued through the end of the year. Improvements included adding sleeping rooms, an improved septic system, a shower/clothes washing facility, a recreation/ office complex, a power generation plant, a good communications system, an upgraded power distribution system, upgraded cafeteria to handle the increased crew requirements, and the addition of TV and internet capability. We also made improvements to the maintenance facility.

Nolan Gold Recovery Operations

The Nolan operations, including camp, building, machinery shops and related equipment, were constructed by us in the late 1980's. We upgraded the Nolan Mining camp in 2002/ 2003 in order that mining operations could resume. Our upgrading efforts included the purchase and installation of a ten-room housing unit, the construction of an engineering office, the upgrade of laboratory facilities and the installation of communications facilities. These buildings and equipment are in operating condition and are currently operating. Our camp is capable of housing 30 workers at present. In addition, we purchased vehicles, surface and underground mining equipment including dump trucks and drills. The plant and equipment cost us $2,258,757 (The net book value of all equipment on the Nolan Placer property is currently $1,886,324). Power to the Nolan Placer property is provided by diesel powered generators located on site.

Our gold recovery facility is located adjacent to Nolan Creek near the confluence of the Nolan Creek and Archibald Creek. The gold recovery facility incorporates nugget traps, hydraulic riffles, classification and gravity concentration processes in order to recover gold. Our washing plant facility is able to recover both coarse gold nuggets and fine gold dust using a series of processing operations. Our facility is capable of operating at a 75 yard per hour process rate. The washing plant includes a vibrating grizzly for removal of over-size boulders. Gravel feed is screened and treated by a series of gold nugget traps and hydraulic riffles where larger gold nuggets are collected. All discharged material is then re-screened to a finer fraction, which is then processed through a series of water-pulsing "jigs" to remove fine gold, then sent to a high gravity centrifugal bowl concentrator to remove the ultra-fine gold or "gold dust". The material left over from the centrifugal bowl concentrator is referred to by us as "concentrate". Water supply and water treatment systems have been incorporated into the washing plant facility and settling ponds for optimizing water usage using a closed-circuit zero-discharge system in a clean, environmentally sound manner.

In summer 2003 we completed tuning of the new gold recovery circuitry that comprises the gold recovery facility. The tuning process was necessary so that each phase of the gold recovery operation operate at optimal performance in order to maximize gold recovery and operating efficiency. Once our gold recovery facility was operational the processing of ore that was stock-piled during our winter mining operations commenced. Our recovery operations were targeted at recovering both fine gold and course gold from the gravel recovered from the Nolan Deep Channel. We began to recover gold in July 2003 and commenced sales of recovered gold in August 2003. As at November 30, 2003 we had recovered 451 ounces of gold from the Nolan Gold Project during the summer recovery operations. We completed sales of gold in the amount of $100,976 during 2003. Gold sales resulting from our developmental activities have been applied against the capitalized cost of mineral properties and development costs. Sales of our gold nuggets averaged a price of $501 per ounce. We had 254.5 ounces of gold in inventory as at November 30, 2003. The amount in our gold inventory is exclusive of any gold still present in the two tons of fine gold concentrates produced during our summer recovery operations after completion of the first phase of processing.

Our gold recovery operations continued through the summer of 2003 until late September 2003 when freeze-up forced recovery operations to be suspended. We recovered and processed a total of approximately 40,000 loose cubic yards of gravel materials from our underground and surface mining activities. Mining problems associated with warm weather during the winter of 2002/ 2003 caused our production of material for gold recovery processing to be significantly less than projected.

We recovered a total of 220 ounces from the approximately 20,000 loose cubic yards of gravel recovered from the Nolan Deep Channel. Two tons of concentrates resulted from the processing of the gravel through our gold recovery facility. The concentrates have undergone the first phase of processing to recover 88.7 ounces of gold. The concentrates will have to undergo further processing for complete gold recovery. There is no assurance there is any remaining gold content in the concentrates.

In summer/ fall of 2003 we began surface mining on the Mary's Bench and Wooll Bench regions of the Nolan Gold Project. We recovered approximately 20,000 loose cubic yards of gravel materials from surface mining activities. We then processed those gravel materials at our gold recovery facility to recover 231 ounces of gold.

Planned Mining Operations

We commenced a three year plan for the underground mining and development of the Nolan Deep Channel at the Nolan Gold Project in September 2002. We carried out underground mining operations at the Nolan Deep Channel during the 2002/ 2003 mining season. We encountered mining problems due to water inflows into underground mining operations during this 2002/ 2003 mining season and recoveries of mined material were less than anticipated. We commenced gold recovery operations from material mined at the Nolan Gold Project in the summer of 2003. Gold recovery operations at the Nolan Gold Project are seasonal in that they can only be carried out in the summer when temperatures are above freezing. As a result of the water problems encountered with underground mining operations, we have presently suspended our underground development and mining activities on the Nolan Deep Channel. We have determined not to continue underground mining operations at the Nolan Deep Channel until such time as we have completed further development drilling on the Nolan Deep Channel in order to better delineate areas targeted for development and mining while minimizing inflow water problems.

We have determined to proceed with development and mining of the elevated benches above the Nolan Creek during the balance of the current year, rather than continuing with the development and mining of the Nolan Deep Channel, as the elevated benches are less prone to the severe water problems that we encountered at the Nolan Deep Channel. We also plan to continue exploration of our Nolan properties in order to identify additional targets within the Nolan gold project for mining and development activities.

During the first half of 2004, we drilled and targeted the Mary's Bench East and the Swede Channel areas of the Nolan Gold Project with the objective of determining our mining plan for the 2004 summer and winter season. Based on our geological review of the results of our drilling program, we have determined to mine the gravel bench known as the Mary's Bench East that is located approximately 200 to 300 feet in elevation above the confluence of Nolan Creek and Archibald Creek. The results of our drilling program showed a possible buried channel, which we believe may be an upstream portion of the previously mined Swede Channel. Our mining plan will include the mining of Mary's Bench East by underground mining methods. Any gravel that is mined as part of our mining plan will be processed for gold recovery during the Spring and Summer of 2005.

Our plan of operations at the Nolan Gold Project will be continually evaluated and modified as mining, development and exploration results become available. Modifications to our plan will be based on many factors, including: assessment of data, weather conditions, mining costs, the price of gold and available capital. Further, the extent of the mining plan that we undertake will be dependent upon the amount of financing available to us to carry out our mining plans.

Our 2003/2004 drilling on the Treasure Chest area intersected some gold-bearing material, but not yet in sufficient quantity to be of economic interest. We believe that further drilling is warranted.

Exploration Program Planned for Nolan during 2004

Our exploration plans are to further define gold deposits in order to provide a basis for the assessment of the feasibility of future additional mining at the Nolan project. We are currently undertaking an extensive geological exploration program on the Nolan Gold Project. The program includes: drilling, as well as the review of geological and geophysical data. The overall objectives of our exploration program are as follows:

1.
To identify surface mineable placer deposits at our Nolan Gold Project. In general, these deposits are located in benches that are ancient river beds and lakeshore deposits located above the present channel of Nolan Creek. These deposits include Mary's Bench, Wooll Bench, Workman's Bench, Eureka Bench and Lower Nolan Bench. Mary's Bench deposit was mined by us in 1995, the Eureka Bench was mined by us in 1994 and 1995 and the Workman's Bench was mined by us in 1999 and 2000. The objectives of our drilling program will include the determination of the nature and extent of areas of known bench deposits that are prospects for mining and the identification of new bench deposits that may be prospects for mining.

2.
To determine whether there is a potential lode deposit of gold located on the Nolan Gold Project which may be the source of the placer gold found on the Nolan Gold Project. A lode deposit of gold occurs when gold is present in its host rock and is differentiated from placer gold which is gold that has been removed from its host rock by the process of erosion. Our drill program will be part of our ongoing geologic and geophysical investigations to determine whether there is a lode source on the Nolan Gold project that is the source of our placer gold deposits.

3.
To identify any mineable placer deposits at the Slisco Bench deposit which is located on our Hammond River property. The Slisco Bench deposit is approximately 3 to 4 miles northeast of the Nolan Deep Channel.

We began an exploration program in early 2003 which was directed at improving our placer deposit definition and discovering potential lode sources of the placer gold. We hired a senior exploration geologist in early 2003 to move this objective forward. Our exploration efforts were comprised of the analysis of geophysical data, geochemical sampling, company records and analysis provided by government mineral investigation efforts/ publications as well as the exploration drilling of target areas. Our development program was comprised of trenching with heavy equipment and drilling of target areas.

During the summer of 2003 we undertook the review of geological data available to us regarding the Nolan Gold Project. This geological data includes information that has been compiled over our 23 year history at the Nolan Gold Project and a five year resource assessment of the 11.6 million acre Koyukuk Mining District, in which the Nolan Gold Project is located, that was published by the United States Department of Interior in July 2002. The data reviewed included geology, geophysics, rock, soil and stream sediment geochemistry, drilling and trenching samples and results of areas mined. Based on this review, our geologists identified a north-east trending zone of mineralization, which is mineralized with gold and pathfinder elements such as arsenic and antimony. This zone of mineralization is located on Smith Creek Dome above the elevation of Nolan Creek and to the east of Nolan Creek. Based on this observed mineralization, our geologists recommended that we pursue an exploration program on the zone of mineralization in order to assess whether the mineralization is associated with a lode deposit of gold that may contribute to the placer accumulations of gold found on the Nolan Gold Project.

Currently we are undertaking the following activities as part of our exploration program on the Nolan Gold Project:

1.
We have designed and planned a hard rock drilling program to be completed in connection with the exploration of the identified area of mineralization that may be a lode deposit of gold and mobilized a drill to the area of the identified mineralization. We plan to drill the identified mineralization in the coming months. The results will be used to assess whether further geological exploration and drilling of this area of identified mineralization is warranted. Even if results of the drilling program are positive, substantial and extensive geological exploration and drilling beyond the scope of the current drilling program will be necessary to establish whether any identified mineralization will support economic mining of the deposit. There is no assurance that the results of our current drilling program will be positive or that any economic lode deposit of gold is associated with this mineralization.

2.
In September 2003 we commenced a drilling program on the upper portion of the Nolan Deep Channel. We have completed a total of 29 drill holes to date. In the future the results of these drill holes will assist in our plan to surface mine the upper portion of the Nolan Deep Channel below the "A" tunnel decline and above the "B" tunnel decline, as discussed above.

3.
We undertook a placer gold exploration and development drilling program during September and October of 2003 to define the upper Nolan Creek gold resource and to explore a part of the "Treasure Chest" zone. Additional infill drilling will need to be completed before a mining decision for 2005 can be made. The Treasure Chest area was designated by our geological crew as applying to an area above Mary's Bench on the side of Smith Creek Dome. The area is a placer deposit target based on geological and geomorphologic interpretation. We drilled twenty-nine (29) holes on upper Nolan Creek and have now drilled 33 holes on the Treasure Chest area. The Treasure Chest is adjacent to and lies southeast of the Mary's Bench deposit. The results of our drilling program have determined that the Treasure Chest bench contains sufficient gold to warrant further drilling in 2005.

4.
We also drilled 79 rotary drill holes in an area we labeled Mary's Bench East. It lies just up hill from and adjoining Mary's Bench. We believe mining is warranted in this tract of land and we are working to reach a decision to do so either by open-cut methods this summer or by underground methods this winter. It includes what appears to be a portion of the previously identified "Swede Channel". We have determined to proceed with underground mining of the Mary's Bench East deposit, however no gold will be recovered from this mining operations until the summer of 2005 at the earliest.

5.
We have plans to drill the areas of the lower Nolan Deep Channel and the Slisco Bench. The Slisco Bench is approximately 3 to 4 miles northeast of the Nolan Deep Channel. The purpose of our drill program would be to obtain the necessary geotechnical and engineering data to determine whether commencement of underground mining of the gold bearing gravels of the Slisco Bench is warranted. Our ability to complete drilling at these locations will be dependent upon the amount of funds available for exploration and our exploration priorities.

Our exploration efforts at the Nolan Gold Project described above are to be conducted throughout the summer and winter of 2004 in order to identify targeted areas for mining and development. Completion of these exploration efforts will include the following:

a.	Hiring of exploration geologists and drill technicians.
b.	Hiring lab technicians.
c.	Retrofit and lab upgrades.
d.	Oversight by an independent Professional Mining Engineer or Certified Geologist.
e.	Contract drilling services.
f.	Outside laboratory analysis, specifically for lode gold.
g.	In-house and external review of results, including feasibility studies.

Our facilities and infrastructure at the Nolan Gold Project are capable of supporting this project with a minimum of expansion. Our primary expenses will be labour and contract costs, including transportation, and on site support.

We plan to spend approximately $600,000 on exploration activities during the next twelve months. This amount will fluctuate depending on the actual amount of funds that we have available for exploration. The exploration work to be completed will be subject to intermittent interruptions caused by foul or intense cold weather.

5.              Geology

The Nolan Area properties are located in the Brooks Range of northern Alaska. Regionally, the area is underlain by a series of metasedimentary rocks of the Coldfoot subterrain and Hammond subterrain of the Arctic Alaska terrain. The metasedimentary rocks have been assigned a Middle to Upper Devonian age. During Late to Early Cretaceous time, the Middle Devonian metasedimentary rocks of the Coldfoot subterrain were thrust northward onto the Middle to Upper Devonian metasedimentary rocks of the Hammond Subterrane. This is represented by a large thrust belt in the Nolan area and resulted in regional metamorphism of the continental rocks that were overridden.

The property area is underlain by gray – black phyllite, black slate and metasiltstone, gray – black and brown slate, brown micaceous schist and phyllite, gray – black micaceous schist, gray green to black muscovite schist that locally contains abundant pyrite and arsenopyrite, and banded quartzite interbedded with chloritic quartzite and quartz mica schist.

The valley bottoms and side hills are mantled by a heavy cover of glacial outwash and lake bottom sediments. Depth of overburden varies from a very few feet on the upper slopes to 10's to 100's of feet in the lower valley bottoms on the claims. Deeper areas of cover are permanently frozen. There have been four periods of glaciation on the Nolan properties and the placer gold distribution has been variously affected by the glaciation.

The placer deposits are of three types:

1.	Shallow placers concentrated in present stream and river valleys;

2.	Placer gold concentrated on bedrock in deeply incised bedrock channels that have been covered by 10 to 100's of feet of gravel and organic material; and

3.	Placer deposits concentrated on benches lying anywhere from 10 to 400 feet above present stream levels. These bench gravels were deposited when streams were flowing at higher levels relative to present due to damming by glacial ice.

Placer gold is the main type of mineralization of interest on the property, however, we are currently exploring for a lode source for the placer gold. Known gold-bearing lodes identified on the Nolan Lode properties consist of stibnite-bearing quartz veins, and quartz veins containing free gold, which fill fractures cutting phyllite.

Our geologist undertook a geophysical program analysis which identified a linear resistivity low that has been named the "Solomon Shear trend". The resistivity low is coincident with a geochemical anomaly for gold, antimony, arsenic and other indicator minerals. This anomaly trends parallel to Nolan Creek along the east side from south of Smith Creek into the Hammond River drainage. We will direct our 2003 - 2004 exploration program (now in progress) at exploring for mineralization of commercial significance along this zone.

HAMMOND PROPERTY (SLISCO BENCH)

1.              Location and Access

Our Hammond property is located approximately 8 miles north of Wiseman, and 175 air miles north of Fairbanks, Alaska in the foothills of the Brooks Range in an area known as the Koyukuk Mining District. The Hammond property is located approximately three miles northeast of the Nolan Gold Project.

The Hammond property is accessible by the Trans-Alaska Pipeline road about 280 road miles north of Fairbanks, Alaska. An all-weather 4x4 road connects Hammond to the pipeline road.

2.              Ownership Interest

Our Hammond Property consists of 24 federal placer claims and 36 federal lode claims covering one and one-half square miles. We entered into a lease of mining claims with option to purchase with Alaska Mining Company Inc. ("Alminco") on December 14, 1994. The original term of the Alminco agreement was for five years, subject to our right to extend the lease on a year to year basis. We have exercised our right to extend the term. Under the terms of the agreement, we have the exclusive right to carry out exploration on the Hammond mineral claims. We must pay Alminco a royalty equal to 10% of gross production from the Hammond claims, subject to a minimum royalty of $80,000 per year. We have the option to purchase those lode claims not covered by the placer claims for a price of $5,000,000, payable by the payment of a 2% royalty on all net smelter returns generated from production on these claims.

As of November 30, 2003, we were in arrears of required mineral property claims and option payments of $240,000 and therefore our rights to the property were adversely affected. We are currently in the process of attempting to renegotiate the terms and conditions of the Alminco agreement with Alminco. Alminco has confirmed that our mineral claims and options are in good standing on the understanding we will use our best efforts to pay the minimum royalty payments, including the payments that are in arrears for the past three years, when business conditions permit, however there is no assurance that we will be able to successfully re-negotiate the terms and conditions of the Alminco agreement.

3.              History of Operations

In 1993 we acquired the network of mining claims overlying the Slisco Bench gold-placer deposit. Since that time, we have conducted geological and drilling-oriented investigations on the property, and through those investigations, we have determined that a significant gold-placer deposit exists along the ancient buried high channel of the Hammond River. To date, we have completed 58 exploration drill holes on the Slisco Bench. While Slisco Bench has an indicated length of about 4500 feet, only about 1200 feet of the up-stream part of the bench were probed by our 1995 drilling program. The ancient river channel was located and found to contain placer gold similar to the gold nuggets which we have been mining on the Nolan Creek claims. The channel is overlain by as much as 200 feet of frozen overburden. Therefore, if sufficient values of gold per cubic yard can be verified, Slisco Bench may be a favourable location for us to develop underground mining operations.

The Hammond River drainage has been the subject of intense exploration and mining since the early 1900's. Poor exposures, difficult terrain, and deep overburden confronted the first explorers and early miners in the Hammond River region. Those miners who worked with persistence succeeded for the most part in developing small-scale projects constrained in scope by the inadequacies of their mechanical equipment, and the lack of technical knowledge and financial support. Nevertheless, because of the work done by these early explorers, the Hammond

River has produced thousands of ounces of placer gold, including the second largest gold nugget ever discovered in Alaska – a nugget weighing more than 150 ounces.

4.              Present Condition of the Property and Current State of Exploration

At present, we are restricting work on the Hammond property to federal claims filings and maintenance. In the future we may design an exploration drill program to test the entire length of the Slisco Bench in order to determine the location of the ancient river channel and to analyze drill samples for their placer gold content. We presently estimate that up to several hundred drill holes would be necessary to fully define the location and gold values of this area. We presently believe that drilling should occur in two phases, the first phase designed to outline the presence of the ancient channel and determine approximate dimensions as well as tenor of the gold bearing gravels. The second phase of drilling will be at closer line intervals with tighter hold spacing, and would serve to provide the technical information required upon which a mining pre-feasibility study would be based.

There is no mining plant or equipment located on the Hammond property. Currently, there is no power supply to the Hammond property.

5.              Geology

The primary area of geological interest on the Hammond Property is placer gold deposits that are similar to the placer gold deposits present on the adjoining Nolan Gold Project. Geologically, the Slisco Bench gold-placer deposit is a deeply buried, permanently frozen, ancient and now abandoned river channel of the Hammond River. Subsequent to the geologic processes that forced the Hammond River to abandon its channel at Slisco Bench, glacial and peri-glacial processes (processes acting upon permanently frozen terranes) buried the gold-bearing gravel of the Slisco deposit with as much as 230 feet of frozen sedimentary detritus. The deep thickness of frozen overburden identified probably prohibits the economical application of traditional open-pit methodologies. Underground placer mining methods which we have utilized extensively would probably be used to remove the gold-bearing gravel.

Mineral investigations by our geologists in conjunction with a federal study of mineral resources in the area have revealed the presence of west-north-westerly striking gold bearing hydro-thermal quartz veins on the property. Those veins, in conjunction with a north-easterly trending shear zone are thought to have contributed, at least in part, to the placer gold found on the property.

ESTER DOME PROJECT

The Ester Dome Project encompasses all of our optioned properties on Ester Dome.

1.              Location and Access

Access to the property is provided by the paved Ester Dome road and a well-maintained gravel road. The main line of the Alaska Railroad passes by the west perimeter of the property and a high capacity electrical line carrying power to the Fort Knox mill passes 300 feet below the Grant Mill on the property.

2.              Ownership Interest

The Ester Dome property is comprised of 52 state mineral claims and 1 unpatented federal mineral claim. The claims are not all contiguous in that there are 5 separate blocks of claims. Silverado Green Fuel is the registered owner of all claims.

The total area of all claims equals approximately 2.5 square miles and all claims are valid until Sept.1, 2004. There has been no legal survey on the claims.

There are 3 separate agreements covering the above mentioned 53 claims on the Ester Dome property.

a.              Grant Mine

The 26 State mineral claims called the Grant Mine claims are covered by an option to purchase agreement with Mr. Roger Burggraf dated October 6, 1978, as amended in October 1997. Our ownership interest is subject to the payment of 15% of net profits until $2,000,000 has been paid, and 3% of net profits thereafter. Our minimum work requirements are $15,000 per year. In December of 1997, for the purpose of facilitating an agreement with Placer Dome U.S. Inc. and in consideration for us making a payment of $20,000, the conditional purchase and sale agreement was amended to reduce the royalty payments to 3% of net profits as defined in the agreement. Subsequent to November 30, 2003 we made delinquent payments in the amount of $20,000. The owner of the claims has confirmed our agreement is in good standing.

b.              St. Paul / Barelka

The 22 State mineral claims called the St. Paul / Barelka claims are covered by a purchase agreement with Don May and Paul Barelka dated May 12, 1979. Our ownership interest is subject to the payment of 15% of net profits until $2,000,000 (inflation indexed from 1979) has been paid and 3% of net profits thereafter.

c.              Dobbs

The remaining 4 state mineral claims and 1 federal mineral claim called the Dobbs claims are covered by a purchase agreement with Mr. G. Dobbs dated November 6, 1984, as amended on August 4, 1996. Our ownership interest is subject to the payment of 15% of net profits until $1,500,000 has been paid and 3% of net profits thereafter. Our minimum work requirements are $1,500 per year. Access to Dobbs is the same route as St. Paul / Barelka. Our lease on this property is for 10 years, beginning in 1984, with five-year renewals thereafter. Subsequent to November 30, 2003, we paid delinquent payments in the amount of $9,117. The owner of the claims has confirmed our agreement is in good standing.

3.              History of Operations

The Ester Dome property first became known as a result of the discovery of placer gold in the creeks draining Ester Dome in about 1902. By 1909, approximately 1.5 million oz. had been mined from alluvial deposits. Ultimately, approximately 3 million ounces of placer gold have been mined from creeks draining Ester Dome.

Shortly after the discovery of placer gold, lode claims were staked on quartz veins discovered on Ester Dome. By 1912, four stamp mills were operating in the area.

a.              Grant Mine

Work at the Grant Mine, on the eastern flank of Ester Dome was initiated in about 1928 with the sinking of shafts to bedrock to attempt to locate buried alluvial gold. This work, while it did not locate alluvial gold, did reveal quartz rubble near bedrock containing free gold. Mr. Grant, the claim owner, sunk two shafts through about 80' of loess (silt) cover and by 1931 had reportedly mined about 600 tons from the newly discovered Irishman Vein. This work was all completed from the only levels established, the 50', 100' and 150'levels.

Mr. Roger Burggraf purchased the claims from Grant's heirs in 1973 and deepened the shaft to the 200' level. This work revealed a new vein, the O'Dea vein which has eclipsed the Irishman vein in importance. Burggraf completed limited development on the Irishman vein and the O'Dea vein during the next 5 years, and in 1978 entered into a lease option agreement with Silverado.

Over the subsequent 8 years up to 1986, we completed an extensive surface exploration and underground development program as well as test milling the underground development muck from work on the O'Dea structure, in a small (approximately 50 tons per day) gravity mill, during 1980 – 1982. In 1984, we entered into a joint venture agreement with Aurex Inc., a subsidiary of Marubeni America Corporation to further explore and develop the Grant Mine plus a larger area of interest around the mine. Aurex withdrew from the joint venture at the end of 1985 and the mill was shut down in Jan. 1986.

A total of approximately 22,000 tons were mined from the O'Dea structure during the period 1980 to January 1986, yielding 4,090 ounces of gold.

When Aurex became involved in the joint venture, a decision was made to construct a 230 ton per day gravity / cyanide mill to treat the expanded resource that had been outlined on the O'Dea structure above the 200' level. The completed mill was commissioned in Oct., 1985. The plant was shut down in Jan. 1986 when Aurex elected to withdraw from the project.

During the period 1987 – 1989, we decided to open pit mine the Ethel - Elmes structures, located a short distance from the mill facility on the Dobbs claims adjacent to the Grant Mine. This mining operation generated approximately 71,620 tons of gold bearing material. Combined with the previously mined stockpile from the O'Dea vein, (11,000 tons), and material from another source (Silver Dollar), the total tonnage processed amounted to 111,852 tons.

The total tonnage processed through the Grant mill up to 1989 amounts to 111,852 tons with a total of 11,215 oz. of gold produced for an average calculated recovered grade of 0.10 oz/ton.

The mill has been properly secured and remains in good condition.

In June of 1990, ACNC (American Copper and Nickel Company ) entered into a joint venture with us on the Grant Mine claims and a larger area of Ester Dome. This included the Dobbs, and St Paul / Barelka properties.

On the Grant Mine property, ACNC completed the drilling of 10 diamond drill holes and fourteen wedge cuts on the O'Dea – Irishman system totalling 10,097'. This work confirmed the previous drilling by Silverado and helped to further define the O'Dea structure.

b.              St. Paul / Barelka

The St. Paul / Barelka claims have undergone a significant amount of exploration since the early 1980's when they were first acquired by us. The early work was in the form of electro-magnetic surveys, geochemical soil sampling, trenching and diamond and percussion drilling. Most recently in 1991 -1992, ACNC completed 9 diamond drill holes and 3 rotary reverse circulation holes. Subsequent work in 1996-1997 amounted to over 10,000' of trenching and 91 drill holes focusing on the St Paul structure indicated by previous work.

c.              Dobbs

The Dobbs property contains the Ethel – Elmes vein system and structure which had been located in the first work and prospecting that took place on Ester Dome in the early 1900's. Exploration in the 1980's by us revealed a mineralized shear zone up to 25' wide containing high grade quartz veins and veinlets. This was the structure mined in 1987 – 1989 which generated approximately 71,620 tons of gold bearing material. Combined with the previously mined stockpile from the O'Dea vein, (11,000 tons), a total of approximately 82,620 tons were milled during 1988 – 1989 producing 7,362 oz. of gold.

4.               Present Condition of the Property and Current State of Exploration

(a) Grant Mine-O'Dea Vein:

The Grant Mine operations, including camp, buildings, machine shops and related equipment, were constructed in the late 1980's. Our mill and equipment are in operating condition but are not currently operating. The mill has remained inactive since February 1989. The plant and equipment cost us $2,076,780. The net book value is currently $692,162. Power to the Grant Mine operations is provided by diesel powered generators located on site. Commercial power transmission lines cross through the property, and will provide power to the facilities for any future operations. Auxiliary power to the Grant Mine operations will be provided by diesel powered generators located on site.

During fiscal 2003, our work on the property was limited to minimal research and development activities for converting the Grant Mine mill into a testing facility for producing low-rank-coal-water fuel. We plan to maintain claim rental payments for the current fiscal year.

If gold prices remain strong, we may re-commence exploratory drilling on our Ester Dome properties with the objective of increasing and upgrading gold reserves.

(b) May (St. Paul) / Barelka:

The St. Paul property is undeveloped and does not contain any open-pit or underground mines. There is no mining plant or equipment located on the St. Paul property. Currently, there is no power supply to the St. Paul property.

We have no plans at this time to do any work other than as required for annual maintenance and when we do there is no guarantee the work will present economic viability for this deposit.

(c) Dobbs:

The Dobbs property is undeveloped and does not contain any open-pit or underground mines. There is no mining plant or equipment located on the Dobbs property. Currently, there is no power supply to the Dobbs property.

We have no plans at this time to do any work other than as required for annual maintenance.

5.              Geology

The Fairbanks Mining District is in the northwest part of the Yukon – Tanana metamorphic complex. This region, referred to variably as Yukon Crystalline Terrain, Yukon Cataclastic Complex or Yukon Tanana Terrain is an enormous tract of multiple deformed and metamorphosed rocks occupying much of east central Alaska and adjoining Yukon Territory.

The Fairbanks District is underlain by three metamorphosed stratigraphic packages all in apparent thrust fault contact. From oldest to youngest these are: (1) Chatanika Terrain, a Precambrian eclogite-garnet-amphibolite unit exposed on the northern edge of the district; (2) Fairbanks Schist, a dominant lithology and host to the majority of gold occurrences in the district, comprised of late Proterozoic to early Paleozoic sedimentary and volcanic rocks metamorphosed to greenschist facies; and (3) Chena River Sequence, an early to mid Paleozoic unit metamorphosed to lower amphibolite facies.

Stocks and dikes are common in the Fairbanks District, varying from diorite to granite. In recent years they have been conclusively linked to significant gold mineralizing systems. Mid Cretaceous ages have been determined for two of the stocks. Lamprophyre dikes are locally present in the district.

The Ester Dome property is underlain by late Proterozoic to early Paleozoic sedimentary and volcanic rocks that have been metamorphosed to greenschist facies. Dominant lithologies are quartz-mica schist, graphitic phyllite and micaceous quartzite, with lesser chlorite schist and calcareous schist. The schists are locally intruded by fine grained granitic to dioritic dikes and sills with minor porphyritic phases.

Four main structural patterns that crosscut stratigraphy and folding are present on Ester Dome. The most prominent is northeast trending shearing that is probably related to northeast thrusting in the region. Most of the past and present exploration and mining has taken place along mineralized veins and shears parallel to this trend.

EAGLE CREEK PROPERTY

1.              Location and Access

The Eagle Creek property is accessed by the Steese Highway, 10 miles north of Fairbanks, Alaska to Fox, Alaska, then traveling along the Elliot highway 6 miles north to Murphy Dome Road, then west along Murphy Dome Road about 5 miles to the property.

2.              Ownership Interest

The Eagle Creek property is comprised of 77 Alaska state mineral claims. All claims are contiguous and are located in the Fairbanks North Star Borough. The total area of the claims equals approximately 3080 acres and all claims are valid until Sept.1, 2004. There has been no legal survey on the claims.

Ownership of the claims is in the name as Silverado Green Fuel. There is an option to purchase agreement with Arley Taylor (now with his descendants ), to purchase a 100% interest in the property for $400,000 of which $73,000 remains to be paid. The amount of $5,000 per year is required to be paid to keep the agreement in good standing. The original option agreement with A. Taylor was acquired through an agreement with S. Tan who assigned the agreement to us in consideration of 15% royalty from production (15% of net operating profits after payback of costs)

As of November 30, 2003, we were in arrears of required mineral property claims and option payments of $5,000 and therefore the rights to the property were adversely affected. However, subsequent to November 30, 2003, we completed option payments on the Eagle Creek property in the amount of $5,000 and, as a result of this payment all of our mineral claims and options are in good standing.

On August 4, 1989, we assigned the Eagle Creek Property to Can-Ex Resources (U.S.), Inc. ("Can-Ex") for a 15% net profits interest to a maximum of $5,000,000. Can-Ex changed its corporate name to Kintana Resources Ltd. and was subsequently dissolved. Under the terms of the assignment agreement, the rights to the Eagle Creek property reverted to us as a result of the dissolution. Accordingly, we have taken steps to maintain the Eagle Creek property.

3.              History of Operations

Earliest work on the property started approximately in 1913 with the original owner-Edward Quinn exploring for antimony. E.L. Scrafford leased the property in 1915 from Mr. Quinn and over the next 10 years shipped over 1500 tons of hand sorted antimony mineralization. The last shipment of antimony mineralization in 1977 brought the total production of antimony to over 2.1 million pounds.

An unrecorded amount of placer gold has been mined from the creeks draining the north flank of the Eagle Creek property. Lesser amounts were produced from the south draining creeks.

A number of companies worked on the property from 1964 to the present, including Silver Ridge Mining Co. in 1964, Cantu Minerals Association in 1969, Aalenian Resources in 1976 which later became Silverado Gold Mines Ltd, Mohawk Oil Company in 1977 and Can-Ex Resources in 1989. In 1990 ACNC assumed Can-Ex's interest in the claims and subsequently returned the claims to Can-Ex in 1993. Can-Ex's interest has since reverted back to Silverado.

During the past years, a number of surveys and a variety of work have been completed over the property. Extensive geochemical surveys have been completed as well as geological mapping, geophysical surveys, diamond and reverse circulation drilling, underground development and test mining on antimony veins, and in 1977, gravity milling to produce an antimony concentrate.

The most recent work by ACNC in the period 1990 – 1993 detailed a particular area previously identified in the north-west corner of the property.

During the early 1980's, geochemical surveys located anomalous gold and antimony targets. Drilling conducted on the property during 1991 and 1992 resulted in the outlining definition of gold mineralization hosted in intrusive rocks. Further in-fill drilling is necessary to determine continuity of the gold bearing sequence, and to ascertain grades of gold within the deposit. We will consider doing additional work on the gold-antimony bearing veins upon which the property was founded.

4.              Present Condition of the Property and Current State of Exploration

We did not complete any development activity on the Eagle Creek property during 2003 other than maintenance, and none is planned for 2004. However, extensive exploration drilling has shown gold mineralization throughout the property. Exploration of the Eagle Creek property is currently in the preliminary stages.

The Eagle Creek property is undeveloped and does not contain any open-pit or underground mines. There is no mining plant or equipment located on the Eagle Creek property. Currently, there is no power supply to the Eagle Creek property, although GVEA power transmission lines run through the property and could supply power in the event a facility is warranted for ore processing in the future. Surface exploration work, including geochemical and geophysical surveys is recommended to be continued as a means of tracing promising mineral bearing rock units. Drilling is recommended to test the subsurface continuity and gold content of the rock units.

5.              Geology

The Eagle Creek property is located within the same regional geology as the Ester Dome property.

The Eagle Creek property is 90% underlain by late Proterozoic to early Paleozoic sedimentary and volcanic rocks that have been metamorphosed to greenschist facies. Dominant lithologies are quartz mica schist, micaceous quartzite, graphitic phyllite and chlorite schist, with lesser calc-schist, feldspathic schist, graphitic schist and minor quartz sericite schist.

The remaining 10% of the property is underlain by felsic igneous rocks which intrude the schists in all sectors of the property. Compositions range from biotite quartz monzonite to muscovite granite. Porphyritic phases with quartz and feldspar phenocrysts are ubiquitous. Contact relations observed from mapped distribution of granitic rock fragments in soil and from diamond drill core indicate the intrusives are dikes and sills up to 200' thick.

PROVEN AND PROBABLE RESERVES

Our proven and probable gold reserves from our Alaskan properties are as follows:

Silverado Gold Mines-Proven and Probable Reserves – Troy Ounces
PROPERTY	PROVEN		PROBABLE
Alaska Property	Tonnage (Tons)	Average Grade (Ounces Per Ton)	Tonnage (Tons)	Average Grade (Ounces Per Ton)
Ester Dome
Grant - O'Dea	268,252	0.31	1,000,000	0.20
Ethel-Elms - Dobbs			92,593	0.054
St. Paul	192,212	0.085	957,106	0.085
Nolan Gold Project
Nolan Placer (other than Slisco Bench)	212,920	0.050	2,152,250	0.020
Slisco Bench (Hammond)	115,452	0.010	28,863	0.008

The proven and probable reserve calculations for our mineral properties were determined by Mr. Edward J. Armstrong, Certified Professional Geologist. Mr. Armstrong is the president of our subsidiary, Silverado Green Fuel Inc.

The following definitions have been applied in the determination of proven and probable reserves:

1.	The term "reserve" means that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

2.
The term "economically," as used in the definition of reserve, implies that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions.

3.
The term "legally," as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, there should be a reasonable certainty based on applicable laws and regulations that issuance of permits or resolution of legal issues can be accomplished in a timely manner.

4.
The term "proven reserves" means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the result of detailed sampling and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established.

5.
The term "probable reserves" means reserves for which quantity and grade are computed from information similar to that used for proven reserves but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven and probable reserves were calculated using different cutoff grades depending on each deposit's properties. The term "cut-off grade" means the lowest grade of mineralized rock that can be included in the reserve in a given deposit. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, amenability of the ore to gold extraction, and milling or leaching facilities available.

FEDERAL CLAIM MAINTENANCE FEES AND STATE CLAIM RENTALS

We pay federal claim maintenance fees for each of our federal mineral claims that are owned by us or are held by us under a purchase or lease agreement. An annual fee of $100 per claim is payable by us to the Bureau of Land Management for each claim. We paid aggregate annual federal claim maintenance fees of $40,572 during fiscal 2003 and anticipate a similar amount will be due for the current fiscal year.

We pay Alaska state claim rentals for each of our state claims that are owned by us or are held by us under a purchase or lease agreement. An annual fee of $55 or $130 per claim is payable by us to the Alaska Department of Revenue for each claim. We paid aggregate Alaska state claim rental fees of $16,110 during fiscal 2003 and anticipate a similar amount will be due for the current fiscal year.

GLOSSARY OF TECHNICAL TERMS

Amphibolite Facies. An assemblage of minerals formed under medium to high pressure during regional metamorphism

Arsenopyrite. Mineral composed of iron, arsenic and sulphur.

Auriferous. Containing gold.

Bedrock. Rock units which underlie unconsolidated surface overburden or soils. Brecciated. Rock composed of angular fragments held together in a matrix. Calcareous Schist. A laminated metamorphic rock containing calcium carbonate.

Chlorite Schist. A laminated metamorphic rock containing prominent chlorite, which is a hydrated silicate of aluminium, iron and magnesium.

Chloritic Quartzite. A metamorphic rock composed primarily of quartz (silicon dioxide) with minor chlorite (see previous entry).

Development. The process following exploration, whereby a mineral deposit is further evaluated and prepared for production. This generally involves significant drilling and may include underground work.

Dikes. A tabular intrusive body of rock with a vertical or near vertical orientation.

Diorite. A body of intrusive rock composed of feldspars, amphibole and a small amount of quartz.

Dioritic Dikes. See dikes. See diorite.

Dominant Lithology. In a given area, the rock type occurring at the highest percentage.

Drilling. The process of boring a hole in the rock to obtain a sample for determination of metal content. "Diamond Drilling" involves the use of a hollow bit with diamonds on the cutting surface to recover a cylindrical core of rock. "Reverse Circulation Drilling" involves chips of rock being forced back through the center of the drill pipe using air or water.

Exploration. The process of using prospecting, geological mapping, geochemical and geophysical surveys, drilling, sampling and other means to detect and perform initial evaluations of mineral deposits.

Fairbanks Schist. A grouping of metasedimentary rocks which underlie much of the Fairbanks District.

Federal Lode Claims, Federal Placer Claims. Mineral claims up to 20 acres, located on federal land under the U.S. Mining Law of 1872. See below for definitions of "Lode" and "Placer".

Felsic. A mnemonic adjective derived from (fe) for feldspar. (1) for feldpathoids and (s) for silica and is applied to light-colored rocks containing an abundance of one or all of these constituents.

Geochemical Survey. Sample of soil, rock, silt, water or vegetation analyzed to detect the presence of valuable metals or other metals which may accompany them. E.g., Arsenic may indicate the presence of gold.

Geophysical Survey. Electrical, magnetic and other means used to detect features, which may be associated with mineral deposits.

Gold Deposit. A concentration of gold in rock sufficient to be of economic interest.

Granite. An intrusive rock which includes feldspar, mica and quartz.

Graphitic Phyllite. Metamorphic rock intermediate between slate and schist, and containing graphite (carbon).

Greenschist Facies. An assemblage of minerals formed under low to medium pressure during regional metamorphism.

Host Rocks. A term used for a rock unit which, as a result of favorable structural or chemical characteristics, provides an environment for precipitation or deposition of metals or other foreign materials.

Lode. Mineral in place in the host rock, as in "lode gold".

Lode Source. The lode mineral deposit from which placer minerals have been derived by erosion.

Metamorphic Complex. A grouping of metamorphic rocks which have complicated structural relationships.

Metamorphism. Processes, including pressure, heat and introduction of new chemical substances, by which consolidated rocks are changed from one form to another.

Metasedimentary. Partially metamorphosed sedimentary rocks.

Metasiltsone. A rock formed from consolidated silt, which has been partially changed to schist.

Micaceous. Containing mica, usually referring to metamorphic rocks.

Micaceous Quartzite. A metamorphic rock, mostly quartz with minor mica.

Mineral Claims. General term used to describe the manner of land acquisition under which the right to explore, develop and extract metals is established.

Muscovite. A light coloured mica.

Placer. Mineral, which has been separated from its host rock by natural processes and is often reconcentrated in streams as "placer deposits" or "placer gold".

Phyllite. An argillaceous rock intermediate between slate and schist.

Porphyritic Phases. Areas of rock in which one or more minerals occur as larger crystals in a relatively finer groundmass.

Pyrite. A mineral containing iron and sulphur.

Quartz-Mica Schist. A laminated metamorphic rock with roughly equal quartz and mica.

Quartzite. A metamorphic rock composed mostly of quartz (silicon dioxide)

Reserve. That part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "ore" when dealing with metalliferous minerals.

Resistivity Low. In geophysical surveying, an area with higher electromagnetic conductivity than the surrounding area.

Schist. Flat plate-like metamorphic rock formations, which contain primarily mica.

Slate. A metamorphosed mudstone.

State Claims. Mineral claims up to 40 acres, located on State of Alaska lands.

Stibnite. A mineral composed of antimony and sulphur.

Stocks. Small intrusive bodies of rock.

Thrust Fault Contact. One rock type pushed over top of another at a relatively low angle.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.

PLAN OF OPERATIONS

Our plan of operation for the next twelve months is discussed below:

The Nolan Gold Project

We have determined to proceed with development and mining on the elevated benches above the Nolan Creek. We have presently suspended our underground development and mining activities on the Nolan Deep Channel that were being carried out as part of the three year mining plan for the Nolan Gold Project. We anticipate proceeding with development and mining of the elevated benches above the Nolan Creek, rather than continuing with the development and mining of the Nolan Deep Channel, as the elevated benches are less prone to the severe water problems that we encountered at the Nolan Deep Channel in winter 2002/ 2003.

Based on the results of our geological exploration conducted in the first half of 2004, we have determined to proceed with the mining of the gravel bench known as the Mary's Bench East. The May's Bench East gravel bench is located approximately 200 to 300 feet in elevation above the confluence of Nolan Creek and Archibald Creek. We plan to mine the Mary's Bench East gravel bench using underground mining methods. Any gravel that is mined as part of our mining plan will be processed for gold recovery during the Spring and Summer of 2005.

We plan to spend approximately $1,800,000 in the next twelve months in carrying out our development and mining plans for the Nolan Gold Project. While this amount of expenditures may be off-set by any recoveries from sales of gold that we may achieve from mining operations, we anticipate that we will require substantial financing in order to proceed with our plan of operations for the full next twelve months. We presently have sufficient financing to enable us to proceed with mining and development plans for the next six months. There is no assurance at this time that we will achieve revenues. See the discussion of our cash resources and working capital under Liquidity and Financial Condition below and in the section entitled Risk Factors.

We are currently undertaking an extensive geological exploration program on the Nolan Gold Project. The objective of this geological exploration program is to further define gold deposits in order to provide a basis for the assessment of the feasibility of future additional mining at the Nolan Gold Project. We plan to conduct further exploration of the Nolan Placer and Nolan Lode properties within the Nolan Gold Project. Our planned geological exploration program is described in detail in the section of this prospectus entitled Description of Properties – Nolan Gold Project. We plan to spend approximately $600,000 on exploration activities during the next twelve months. This amount will fluctuate depending on the actual amount of funds that we have available for exploration.

Our plan of operations at the Nolan Gold Project will be continually evaluated and modified as mining, development and exploration results become available. Modifications to our plan will be based on many factors, including: results of exploration, assessment of data, weather conditions, mining costs the price of gold and available capital. Further, the extent of our development, mining and exploration plans that we undertake will be dependent upon the amount of financing available to us.

Low-Rank Coal-Water Fuel Project

We anticipate spending approximately $300,000 during the current fiscal year on our work to obtain funding from the United States Government in connection with establishment of the demonstration facility at the Grant Mill. We will also pursue financing for this project from private sources. There is no assurance that any financing will be obtained from either government of private sources to fund this project.

RESULTS OF OPERATIONS

Six months ended May 31, 2004 compared to the six months ended May 31, 2003.

Revenues

We did not earn revenues during the six months ended May 31, 2004 or May 31, 2003 as we did not reach commercial production of gold from the Nolan Gold Project during either of these periods. We did not achieve any gold sales during the six months ended May 31, 2004.

We presently do not plan to re-commence extraction activities in summer 2004. We plan to process any material that we mine for gold recovery from operations during the current year, including material mined from the Mary's Bench East placer gold deposit, in the summer of 2005 when available melt water will allow the processing of ore to separate gold. Accordingly, recoveries from gold that we mine during the remaining part of the current year and through the winter of 2004/5 are not anticipated to be realized until the third quarter of 2005. Under our accounting policies, any gold sales that may be realized will be treated as sales received incidental to developmental activities on the Nolan Gold Project until such time as we have reached commercial levels of gold production from the Nolan Gold Project. We cannot provide investors with any assurance as to sales of gold during fiscal 2005 due to the uncertainties of gold mining. See Risk Factors.

We anticipate that we will not realize revenues during the current fiscal year from the low-rank coal-water fuel component of our plan of operations. We will not be able to realize revenues from this business until we are able to proceed with the construction and operation of a commercial-scale demonstration facility for the low-rank coal-water fuel technology. There is no assurance that we will be able to secure the financing necessary to proceed with construction of this demonstration facility or that the demonstration facility will prove the commercial viability of the process.

Operating Costs

We did not incur any operating costs during the six months ended May 31, 2004 or May 31, 2003 due to the fact that we did not achieve commercial production from mining activities during either period.

We incurred development costs in the amount of $891,968, net of recoveries from gold sales, on the Nolan Gold Project during the six months ended May 31, 2004 compared to $2,853,675 during the six months ended May 31, 2003. These development costs were incurred in connection with our development and mining activities at the Nolan Gold Project. Development costs were capitalized in accordance with our policy to capitalize development expenses prior to production. Development expenses at the Nolan Gold Project will be expensed as operating costs once production at the Nolan Gold Project commences.

Expenses

Our expenses decreased to $1,711,273 for the six months ended May 31, 2004 compared to $2,126,377 for the six months ended May 31, 2003, representing a decrease of $415,104 or 20%. Our expenses decreased to $729,642 for the three months ended May 31, 2004 compared to $795,297 for the three months ended May 31, 2003, representing a decrease of $65,655 or 8.3% . The decreases in expenses were primarily attributable to reductions in consulting fees, advertising and promotion, research and office expenses during the six months ended May 31, 2004. Decreases on these expenditures were in-part off-set by increases in general exploration, transfer agent fees and management services from related party.

Management services attributable to the activities of the Tri-Con Group increased to $324,375 for the six months ended May 31, 2004 compared to $150,410 for the six months ended May 31, 2003. Management services attributable to the activities of the Tri-Con Group increased to $150,116 for the three months ended May 31, 2004 compared to $87,227 for the three months ended May 31, 2003. The increases were attributable to increased exploration activities during the first six months of our current fiscal year.

Our increased exploration activity on our mineral properties caused our general exploration expenses to increase to $171,394 for the six months ended May 31, 2004 compared to $70,217 for the six months ended May 31, 2003. Our general exploration expenses decreased slightly to $63,601 for the three months ended May 31, 2004 compared to $70,217 for the three months ended May 31, 2003. The increase in exploration expenses during the first half of our current fiscal year was attributable to increased exploration activities at the Nolan Gold Project compared to 2003 when activities were directed to mining of the Nolan Deep Channel. These exploration activities included drilling and exploration activities on the Nolan Deep Channel, Mary's Bench, and Treasure Chest areas. We anticipate that these expenses will continue as we proceed with our planned drilling and exploration activities on the Nolan Gold properties.

Research activities attributable to the low-rank coal-water fuel technology decreased to $27,000 for the six months ended May 31, 2004 compared to $107,327 for the six months ended May 31, 2003. These expenses decreased to $27,000 for the three months ended May 31, 2004 from $48,173 for the three months ended May 31, 2003. Our research activities are primarily in connection with the submission of our application for a grant to the Department of Energy and include the compensation of Dr. Warrack Willson. We anticipate that these expenses will not increase during the current fiscal year based on our decision not to re-submit our application for the second round of financing. We do not expect significant research expenses as we plan to continue our focus on development, mining and exploration at the Nolan Gold Project.

Office expenses decreased to $232,203 for the six months ended May 31, 2004 compared to $439,271 for the six months ended May 31, 2003, representing a decrease of $207,068 or 47%. Office expenses decreased to $114,021 for the three months ended May 31, 2004 compared to $185,821 for the three months ended May 31, 2003, representing a decrease of $71,800 or 39%. These decreases reflect a decrease in our general operations and activity in our offices in Fairbanks, Alaska due to the fact that we were not carrying out mining activities during the first half of our current fiscal year.

Consulting fees decreased to $498,725 for the six months ended May 31, 2004 compared to $911,014 for the six months ended May 31, 2003, representing a decrease of $412,289 or 45%. Consulting fees decreased to $127,496 for the three months ended May 31, 2004 compared to $283,841 for the three months ended May 31, 2003, representing a decrease of $156,345 or 55%. The decreases were attributable to less stock based compensation paid to our consultants compared to last year. Compensation was recorded based on the quoted market price of our shares as of the date of issue.

Loss

Our loss decreased to $1,709,234 for the six months ended May 31, 2004 compared to $2,122,192 for the six months ended May 31, 2003 representing a decrease of $412,958 or 19%. Our loss decreased to $728,333 for the three months ended May 31, 2004 compared to $795,021 for the three months ended May 31, 2003 representing a decrease of $66,688 or 8.4% . These decreases in our losses were primarily attributable to the decreases in our other expenses, as discussed above. We anticipate that we will continue to incur a loss until such time as we can achieve significant revenues from sales of gold processed from the Nolan Gold Project.

Year ended November 30, 2003 compared to the year ended November 30, 2002.

Revenues

We did not earn revenues during the year ended November 30, 2003 or November 30, 2002 as we did not reach commercial production of gold from the Nolan Gold Project during this period.

We achieved gold sales of $100,976 during the year ended November 30, 2003. These gold sales represented sales of gold recovered during our summer recovery operations at the Nolan Gold Project. Under our accounting policies, these gold sales were treated as sales received incidental to developmental activities on the Nolan Gold Project. Due to this accounting treatment, gold sales were offset against development costs associated with the Nolan Gold Project. We will not treat sales of gold recovered from Nolan Gold Project as revenues until such time as we have reached commercial levels of gold production from the Nolan Gold Project.

Operating Cost

We did not incur any operating costs during the years ended November 30, 2003 and November 30, 2002 due to the fact that we did not achieve production from mining activities during either year.

We incurred development costs in the amount of $4,766,335, net of recoveries from gold sales, on the Nolan Gold Project during the year ended November 30, 2003 and $1,114,498 during the year ended November 30, 2002. These development costs were incurred in connection with our development and mining activities at the Nolan Gold

Project. Development costs were capitalized in accordance with our policy to capitalize development expenses prior to production. Development expenses at the Nolan Gold Project will be expensed as operating costs once production at the Nolan Gold Project commences.

Expenses

Our expenses decreased to $3,683,514 for the year ended November 30, 2003 compared to $3,834,291 for the year ended November 30, 2002, representing a decrease of $150,777 or 4%. The decrease in expenses was primarily attributable to reductions in consulting fees advertising and promotion, research and foreign exchange gain during the year ended November 30, 2003. Decreases on these expenditures were largely off-set by increases in general exploration, capital lease obligations, office and development cost write-off expenses.

Management services attributable to the activities of the Tri-Con Mining Group remained relatively unchanged at $204,932 for the year ended November 30, 2003 compared to $204,059 for the year ended November 30, 2002.

Our increased activity on our mineral properties also caused general exploration expenses to increase to $507,247 for the year ended November 30, 2003 compared to $98,006 for the year ended November 30, 2002, representing an increase of $409,241 or 418%. The increase in exploration expenses was attributable to increased exploration activities at the Nolan Gold Project during 2003. These exploration activities included drilling and exploration activities on the Nolan Deep Channel, Mary's Bench, and Treasure Chest areas. We anticipate that these expenses will continue to increase when we proceed with our planned drilling and exploration activities on the Nolan Gold properties.

Research activities attributable to the low-rank coal water fuel technology decreased to $148,465 for the year ended November 30, 2003 compared to $256,954 for the year ended November 30, 2002, representing a decrease in the amount of $108,489 or 42%. Research activities were primarily in connection with the submission of our application for a grant to the Department of Energy and include the compensation of Dr. Warrack Willson. We anticipate that these expenses will not increase during the current fiscal year based on our decision to re-submit our application for the second round of financing. We do not expect significant increases in research expenses as we plan to continue our focus on development, mining and exploration at the Nolan Gold Project.

Office expenses increased to $581,205 for the year ended November 30, 2003 compared to $374,392 for the year ended November 30, 2002, representing an increase of $206,813 or 55%. This increase reflects our increased general operations and increased activity in our offices in Fairbanks, Alaska in connection with our increased development, mining and exploration activities at the Nolan Gold Project.

Consulting fees decreased to $911,796 for the year ended November 30, 2003 compared to $1,958,258 for the year ended November 30, 2002, representing a decrease of $1,046,462 or 53%. The decrease was attributable to us engaging fewer consultants during the year.

We wrote off $350,000 during 2003 that had previously been capitalized with respect to our former Marshall Dome property.

Loss

Our loss decreased to $3,675,079 for the year ended November 30, 2003 compared to $3,755,401 for the year ended November 30, 2002 representing a decrease of $80,322 or 2%. This decrease in our loss was primarily attributable to the decreases in our other expenses, as discussed above. We anticipate that we will continue to incur a loss until such time as we can achieve significant revenues from sales of gold processed from the Nolan Gold Project.

LIQUIDITY AND FINANCIAL CONDITION

Cash and Working Capital

We had cash and cash equivalents of $354,485 as of May 31, 2004, compared to cash of $397,290 as of November 30, 2003. We had a working capital deficiency of $1,038,064 as of May 31, 2004, compared to a working capital deficiency of $1,109,199 as of November 30, 2003. The decrease in our working capital deficiency was primarily the result of decreased debt during the six months ended May 31, 2004.

We had cash of $397,290 as of November 30, 2003, compared to cash of $905,000 as of November 30, 2002. We had a working capital deficiency of $1,109,199 as of November 30, 2003, compared to a working capital deficiency of $604,458 as of November 30, 2002.

We will require additional financing during the current fiscal year due to our current working capital deficiency, our plan of operations for the Nolan Gold Project, our planned exploration activities and our plan to re-submit a grant application to the Department of Energy. We require additional financing in order to enable us to proceed with our plan of operations for the next six months based on our current cash reserves. If we are unable to obtain the additional financing that we require in order to pursue our plan of operations, then we will scale back our mining and exploration activities according to the amount of financing available to us. While financing requirements will be offset by revenues generated from gold sales, these gold sales are not anticipated to cover all financing requirements. In addition, recoveries from any gold sales from newly mined gold will not be realized under the third quarter of our 2005 fiscal year, at the earliest, and will be subject to the quantity of gold recovered.

Cash Used in Operating Activities

Cash used in operating activities increased to $1,251,853 for the six months ended May 31, 2004, compared to $1,378,506 for the six months ended May 31, 2003. We funded the cash used in operating activities primarily through equity sales of our common shares.

Cash used in operating activities increased to $2,477,852 for the year ended November 30, 2003, compared to $2,172,987 for the year ended November 30, 2002. We funded the cash used in operating activities primarily through equity sales of our common shares.

Financing Activities

Cash provided by financing activities decreased to $2,136,112 for the six months ended May 31, 2004, compared to $4,152,197 for the six months ended May 31, 2003. All cash provided by financing activities was provided by share issuances. Cash provided by financing activities was used to fund our operating and investing activities. Equity financings were completed with private purchasers at prices that were reflective of the market price of our common shares as of the date of the financing.

Cash provided by financing activities increased to $6,824,268 for the year ended November 30, 2003, compared to $5,525,690 for the year ended November 30, 2002. Of the cash provided by financing activities, a total of $6,758,820 was provided by share issuances. Cash provided by financing activities was used to fund our operating and financing activities. Equity financings were completed with private purchasers at prices that were reflective of the market price of our common shares as of the date of the financing.

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders.

Investing Activities

We used $927,064 in investing activities during the six months ended May 31, 2004 compared to $3,138,316 during the six months ended May 31, 2003, representing a decrease of $2,211,252. The decrease was due to our scaling back mining operations at the Nolan Gold Project.

We incurred development costs in the amount of $891,968 on the Nolan Gold Project during the six months ended May 31, 2004 compared to $2,853,675 during the six months ended May 31, 2003, each net of recoveries. These amounts were capitalized and are included in our consolidated statements of cash flows as investing activities.

We used $4,854,126 in investing activities during the year ended November 30, 2003 compared to $2,464,796 during the year ended November 30, 2002, representing an increase of $2,389,330. The increase was due to our determination to proceed with equipment leases and development activities in connection with the mining operations at the Nolan Gold Project.

We incurred development costs in the amount of $4,766,335 on the Nolan Gold Project during the year ended November 30, 2003. These amounts were capitalized and are included in our consolidated statements of cash flows as investing activities.

Capital Leases

On October 11, 2002, we entered into a lease purchase agreement whereby we would purchase three dump trucks, an underground loader, two surface loaders, and other equipment valued at a total of $1,496,150. The agreement required payment upon signing of $550,000 (paid), $100,000 on or before December 1, 2003 and 24 equal payments thereafter for the balance of the purchase price plus interest at a rate of 12% per annum.

On February 14, 2003, we entered into a three year lease agreement whereby we would purchase mining equipment valued at $250,170. The agreement required a payment on signing of $105,000 (paid), $25,000 on or before December 4, 2003 and 24 equal payments for the balance of the purchase price plus interest at a rate of 12% per annum.

On January 28, 2004 the agreements for the above two leases were modified into one agreement. The modified agreement required us to make a one-time payment of $50,000 on acceptance of the agreement and a fixed amount per month specified in the agreement in the following six months. At the same time of accepting the revised agreement, we returned three pieces of equipment under the original capital lease agreement to the lessor as a credit towards the lease liability.

As at May 31, 2004, the total amount outstanding under the revised lease purchase agreements was $1,069,069, including interest of $75,713. We are required to maintain the equipment in good working order and are also required to maintain adequate insurance on the equipment. We are required to complete future lease payments of $269,253 during the 2004 fiscal year, $586,206 during the 2005 fiscal year and $213,610 during the 2006 fiscal year.

Tri-Con Mining Group

We had pre-paid $152,370 to the Tri-Con Group as of May 31, 2004 in connection with planned development activities to be carried out on the Nolan Gold Project during fiscal 2004. We had pre-paid $118,889 to the Tri-Con Mining Group as of November 30, 2003 in connection with planned development activities to be carried out on the Nolan Gold Project during fiscal 2004. These activities will be carried out by the Tri-Con Mining Group on behalf of us in accordance with our operating agreements with the Tri-Con Mining Group. See the section of this prospectus entitled Certain Relationships and Related Transactions.

Debt Re-Structuring

On March 1, 2001, we completed negotiations to restructure our $2,000,000 convertible debentures. We approved the issuance of replacement debentures in the aggregate amount of $2,564,400 in consideration of cancellation of the $2,000,000 principal amount of the original debentures, plus all accrued interest on the original debentures to March 1, 2001. The replacement debentures bear interest of 8.0% per annum and mature March 1, 2006. Principal payments are due at the end of each month. Interest is due and payable on a quarterly basis on February 28, May 31, August 31, and November 30. If we fail to make any payment of principal or interest, we must issue shares equivalent in value to the unpaid amounts at 20% below the average market price for the 30 day period prior to the payment being made. We did not make any cash payments of principal or interest during the six months ended May 31, 2004. In December 2003, we issued 1,119,342 shares at the average price of $0.11 per share to the debenture holders to satisfy the quarterly payments due November 30, 2003. The value of the transaction consists of $119,245 of principal and $3,883 of interest. In April 2004, we issued 559,915 shares at the average market price of $0.10 to the holders of the replacement debenture to satisfy the quarterly payments due February 29, 2004. The value of the transaction for which the shares were issued consists of $54,493 of principal and $1,498 of interest. We issued 248,685 shares at the average market price of $0.067 to the holders of replacement debentures to satisfy the quarterly payments due May 31, 2004. The value of the transaction for which the shares were issued consists of $16,254 of principal and $408 of interest accrued to May 31, 2004.

As at May 31, 2004, $1,860,000 plus $524,892 of accrued interest has been exchanged for replacement debentures. The amount of the replacement debentures outstanding as of May 31, 2004 was $20,404, all of which is classified as current. Remaining original convertible debentures of $140,000 plus accrued interest of $70,835 are in default and are recorded as current liabilities. There is no agreement to exchange this amount of remaining original convertible debentures into replacement debentures.

Low-Rank Coal-Water Fuel Business

In order to proceed with establishing the commercial viability of our low-rank coal-water fuel business, we are currently working with the U.S. Government to achieve the full $20,000,000 funding for this project. We are also working with private interests to achieve the same end. There is no assurance that we will be awarded any grant or that it will be able to complete any additional sales of our equity securities or arrange for debt or other financing to fund this component of our plan of operations.

Future Financings

We require additional financings in order to fund our plan of operations. We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned mining, development and exploration activities.

CRITICAL ACCOUNTING POLICIES

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The application of the going concern concept and the recovery of amounts recorded as mineral properties and the capital assets are dependent on our ability to obtain additional financing to fund our operations and acquisition, exploration and development activities, the discovery of economically recoverable ore on our properties, and the attainment of profitable operations. We plan to continue to raise capital through private placements and warrant issues. In addition, we are exploring other business opportunities including the development of low-rank coal-water fuel as replacement fuel for oil fired industrial boilers and utility generators.

Mineral Properties

We confine our exploration activities to areas from which gold has previously been produced or to properties, which are contiguous to such areas and have demonstrated mineralization. We capitalize the costs of acquiring mineral claims until such time as the properties are placed into production or abandoned. Expenditures for mine development are capitalized when the properties are determined to have economically recoverable, proven reserves but are not yet producing at a commercial level. Once a property reaches commercial levels of production operating costs will be charged against related revenues. Based on the application of this accounting policy, the expenditures incurred in development of the Nolan Gold Project during fiscal 2003 were capitalized. Development expenses at the Nolan Gold Project will be expensed as operating costs once production at the Nolan Gold Project commences.

Amortization of mineral property costs relating to properties in production is provided during periods of production using the units-of-production method based on the estimated economic life of the ore reserves. On an ongoing basis, we evaluate each property for impairment based on exploration results to date, and considering facts and circumstances such as operating results, cash flows and material changes in the business climate. The carrying value of a long-lived asset is considered impaired when the anticipated discounted cash flow from such asset is separately identifiable and is less than its carrying value. If an asset is impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated discounted cash flows with a discount rate commensurate with the risk involved. Losses on other long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the costs of disposal.

The amounts shown for mineral properties and development which have not yet commenced commercial production represent costs incurred to date, net of recoveries from developmental production, and are not intended to reflect present or future values.

Stock Based Compensation

Effective November 1, 2002, we adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Under the modified prospective method of adoption selected by us under the provisions of FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and

Disclosure, compensation cost recognized in 2003 is the same as that which would have been recognized had the recognition provisions of Statement 123 been applied from its original effective date. Results for prior years have not been restated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRI-CON MINING GROUP

We have had related party transactions with Tri-Con Mining Ltd., Tri-Con Mining Inc., Tri-Con Mining Alaska Inc. (collectively the "Tri-Con Mining Group"). Each of Tri-Con Mining Ltd., Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. are owned and controlled by Mr. Garry Anselmo, our chief executive officer and chief financial officer and the chairman of our board of directors. We are party to three separate contracts dated January 1, 1997 with the Tri-Con Mining Group, one with each of Tri-Con Mining Ltd., Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc.

The Tri-Con Mining Group are operations, exploration and development contractors, and have been employed by us under contract since 1972 to carry out all of our fieldwork and to provide administrative and management services. Under the current contract dated January 1, 1997, work is charged at cost plus 25% for exploration and cost plus 15% for development and mining. Cost includes out of pocket or actual cost plus 15% charge for office overhead including stand by and contingencies. Capital purchases are exempt from any support charges. Services of the directors of the Tri-Con Mining Group are charged at a rate of Cdn. $75 per hour. Services of the directors of the Tri-Con Mining Group who are also our directors, namely Mr. Anselmo, are not charged. In addition, each agreement requires us to pay a base fee of $10,000 CDN (equal to approximately $7,500 US) per month to each of Tri-Con Mining Ltd., Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. However, the Tri-Con Mining Group has waived payment of the base fee under two of the agreements and is only paid $10,000 CDN (equal to approximately $7,500 US) per month in total.

We had pre-paid $152,370 to the Tri-Con Mining Group as of May 31, 2004 in connection with planned development activities to be carried out on the Nolan Gold Project during fiscal 2004. At November 30, 2003, we had prepaid $118,889 (2002 – $579,745) to the Tri-Con Mining Group for exploration, development and administration services to be performed during fiscal 2004 on our behalf. For the year 2003, the Tri-Con Mining Group's services for the current fiscal year focused mainly on preparation for year round production on the Nolan property, the low-rank coal-water fuel program as well as corporate planning, mining, engineering, and, and administration services at both our field and corporate offices.

The aggregate amounts paid to the Tri-Con Mining Group each year by category, including amounts relating to the Grant Mine Project and Nolan properties, for disbursements and for services rendered by the Tri-Con Mining Group personnel working on the Company's projects, and include interest charged on outstanding balances at the Tri-Con Mining Group's borrowing costs are shown below:

	2003	2002
Exploration, development and field services	$3,841,618	$824,083
Administrative and management services	427,551	194,272
Research	148,465	256,954
	$4,417,634	$1,275,309
Amount of total charges in excess of Tri-Con costs incurred	$984,726	$348,634
Excess amount charged as a percentage of actual costs incurred	22.3%	27.3%

Mr. Garry Anselmo exercised options to purchase 3,700,000 shares at an exercise price of $0.15 per share during fiscal 2002. Mr. Anselmo was granted options to purchase 3,000,000 shares at a price of $0.68 per share in December 2002. Subsequent to November 30, 2003 the price of the 3,000,000 options was reduced from $0.68 per share to $0.13 per share. Subsequent to November 30, 2003 Mr. Anselmo was granted options to purchase 2,500,000 shares at a price of $0.13.

Mr. Edward Armstrong was paid $78,000 for the fiscal year ended November 30, 2003 and $141,225 for the fiscal year ended November 30, 2002 by the Tri-Con Mining Group in respect of services provided by Mr. Armstrong to us and charged by the Tri-Con Mining Group to us. Mr. Armstrong charges the Tri-Con Mining Group at an hourly rate of $75 per hour for his services and the Tri-Con Mining Group charges us at $75 per hour plus the contractual mark-up of 15%. Mr. Armstrong was granted options to purchase 1,500,000 shares at a price of $0.68 per share in December 2002. Subsequent to November 30, 2003 the price of the 1,500,000 options was reduced from $0.68 per share to $0.13 per share. Subsequent to November 30, 2003 Mr. Armstrong was granted options to purchase 1,280,000 shares at a price of $0.13.

Dr. Warrack Willson was paid $54,000 for the fiscal year ended November 30, 2003 and $126,905 for the fiscal year ended November 30, 2002 by the Tri-Con Mining Group in respect of services provided by Dr. Willson to the Company and charged by the Tri-Con Mining Group to the Company. Dr. Willson charges the Tri-Con Mining Group for his services and the Tri-Con Mining Group charges the Company the contractual mark-up of 15%. Dr. Willson was granted options to purchase 1,200,000 common shares at a price of $0.125 during fiscal 2002, which options were exercised by Dr. Willson during fiscal 2002. Dr. Willson did not hold any stock options as of the end of November 30, 2002. Dr. Willson was granted options to purchase 650,000 shares at a price of $0.68 per share in December 2002. Subsequent to November 30, 2003 the price of the 650,000 options was reduced from $0.68 per share to $0.13 per share. Subsequent to November 30, 2003 Mr. Willson was granted options to purchase 500,000 shares at a price of $0.13.

We granted options to purchase an aggregate of 15,000,000 shares to certain of our insiders in July 2004 as follows. All options are fully vested and are exercisable at a price of $0.10 per share for a seven year term from the date of grant:

NAME	NUMBER OF OPTIONS
Garry Anselmo President and Director	6,000,000
James Dixon Director	2,000,000
Stuart McCulloch Director	1,500,000
John McKay Secretary	1,500,000
Ed Armstrong President of Silvereado Green Fuel Inc.	2,500,000
Warrack Wilson Vice-President of Silvereado Green Fuel Inc.	1,500,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Our common shares are quoted on the OTC Bulletin Board under the symbol SLGLF, on the Berlin Stock Exchange under the symbol SLGL and on the Frankfurt Stock Exchange under the symbol SLGL. The following table indicates the high and low bid prices of our common shares during the periods indicated:

OTCBB:

	QUARTER ENDED	HIGH BID	LOW BID

	Feb 28, 2002	$0.41	$0.088
	May 31, 2002	$0.18	$$0.093
	Aug 31, 2002	$20.23	0.14
	Nov 30, 2002	$0.625	$0.36
	Feb 28, 2003	$0.755	$0.165
	May 31, 2003	$0.275	$0.108
	Aug 31, 2003	$0.355	$0.175
	Nov 30, 2003	$0.134	$0.115
	Feb 29, 2004	$0.15	$0.12

BERLIN:

	QUARTER ENDED	HIGH BID	LOW BID

	Aug 31,2002	$0.46	$0.40
	Nov 30, 2002	$0.60	$0.50
	Feb 28, 2003	$0.16	$0.16
	May 31, 2003	$0.22	$0.21
	August 31, 2003	$0.18	$0.18
	Nov 30, 2003	$0.134	$0.115
	Feb 29, 2004	$0.12	$0.10

FRANKFURT:

	QUARTER ENDED	HIGH BID	LOW BID

	Aug 31,2002	$0.46	$0.40
	Nov 30, 2002	$0.60	$0.50
	Feb 28, 2003	$0.16	$0.16
	May 31, 2003	$0.22	$0.21
	August 31, 2003	$0.20	$0.18
	Nov 30, 2003	$0.134	$0.115
	Feb 29, 2004	$0.11	$0.10

The source of the high and low bid information is the NASD OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

HOLDERS OF COMMON SHARES

As at March 2, 2004, we had approximately 3,700 registered holders of our common shares, approximately 80% of whom are located in the United States.

DIVIDENDS

We have not declared any dividends on our common stock in the two most recent fiscal years.

We are restricted in our ability to pay dividends by limitations under British Columbia law relating to the sufficiency of profits from which dividends may be paid. In addition, Silverado's Articles (the equivalent of the Bylaws of a United States corporation) provide that no dividend shall be paid otherwise than out of funds or assets properly available for the payment of dividends and declaration by the directors as to the amount of such funds or assets available for dividends shall be conclusive.

EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain compensation information for Mr. Garry L. Anselmo, our chief executive officer (the "name executive officer") for the fiscal years ended November 30, 2003, 2002 and 2001.

No executive officer of the Company earned total annual salary and bonus exceeding $100,000 during the fiscal year ended November 30, 2003.

SUMMARY COMPENSATION TABLE
			ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name	Title	Year	Salary	Bonus	Other Annual Compen- sation	AWARDS		PAYOUTS	All Other Compen- sation
						Restricted Stock Awarded	Options/ SARs * (#)	LTIP payouts ($)
Garry L. Anselmo (1)	Director, President, Chief Executive Officer and Chief Financial Officer	2003 2002 2001	$0 $0 $0	0 0 0	0 0 0	0 0 0	3,000,000 0 3,700,000	0 0 0	0 0 0

(1)
Mr. Anselmo is employed and compensated by Tri-Con Mining Ltd., which provides management and mining exploration and development services to us. Mr. Anselmo does not bill us for his time spent on our business and is not compensated directly or indirectly by us, other than through Tricon Mining Ltd. See the section of this prospectus entitled Certain Relationships and Related Transactions

STOCK OPTION GRANTS

The following table sets forth information with respect to stock options granted to our named executive officer for our fiscal year ended November 30, 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price (per Share)	Expiration Date
Garry L. Anselmo, Director, President, Chief Executive Officer and Chief Financial Officer	3,000,000	41.6%	0.68	Dec. 04, 2008

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

The following is a summary of the share purchase options exercised by our named executive officer for our fiscal year ended November 30, 2003:

AGGREGATED OPTION/SAR EXERCISES DURING THE LAST FINANCIAL YEAR END AND FINANCIAL YEAR-END OPTION/SAR VALUES
Name (#)	Common Shares Acquired on Exercise	Value Realized ($)	Unexercised Options at Financial Year-End (#) exercisable / unexercisable	Value of Unexercised In-The-Money Options/SARs at Financial Year-End ($) exercisable / unexercisable
Garry L. Anselmo, Director, President, Chief Executive Officer and Chief Financial Officer	NIL	NIL	3,000,000/NIL	$NIL/ $NIL

LONG-TERM INCENTIVE PLANS

We do not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

COMPENSATION OF DIRECTORS

Our directors are not paid any compensation for acting as our directors. However, we periodically grant stock incentive options to our directors in consideration for them providing their services as directors. Our 2003 Stock Option Plan permits the grant of incentive stock options to our directors.

REPRICING OF STOCK OPTIONS

Subsequent to November 30, 2003, we re-priced the 3,000,000 stock options granted to Mr. Anselmo in 2003 in order to reduce the exercise price from $0.68 per share to $0.13 per share. In total, the exercise price of an aggregate of 6,000,000 stock options held by optionees was reduced from $0.68 per share to $0.13 per share as part of this repricing.

CHANGE IN CONTROL ARRANGEMENTS

We have entered into compensation agreements with two of our directors. The agreements provide for severance arrangements where change of control of Silverado occurs, as defined, and the directors are terminated. The compensation payable to Mr. Garry L. Anselmo would include a lump sum payment of $4,000,000 plus the amount of annual bonuses that Mr. Anselmo would be entitled to receive for the eighteen month period following termination, plus benefits for the eighteen month period following termination. The compensation payable to Mr. James Dixon would include a lump sum payment of $100,000 plus the amount of annual bonuses that Mr. Dixon would be entitled to receive for the eighteen month period following termination, plus benefits for the eighteen month period following termination. The compensation that would be payable to the directors aggregates $4,100,000 plus the amount of annual bonuses and other benefits that they would have received in the eighteen months following termination.

EMPLOYMENT CONTRACTS

We are not party to any employment contracts with any of our directors or executive officers.

FINANCIAL STATEMENTS

The following consolidated financial statements of Silverado listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Disclosure regarding our change of independent accountant from KPMG LLP to Morgan & Company, Chartered Accountants effective October 9, 2001 has been previously reported on our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2001.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.              INDEMNIFICATION OF OFFICERS AND DIRECTORS

The officers and directors of Silverado are indemnified as provided by the British Columbia Business Corporations Act (the "BC Corporations Act") and the Articles of Silverado.

The BC Corporations Act provides that a company, with the approval of the court, may indemnify a person who is a director or former director of the company, or as a director or former director of a corporation of which we are or was a shareholder and the person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil or criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if:

(a)	the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and;

(b)	in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing the person's conduct was lawful.

The Articles of the Company provide that, subject to the provisions of the BC Corporations Act, the Company shall indemnify a director or former director of the Company and the Company may indemnify a director or former director of a corporation of which we are or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually or reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director, on being elected or appointed, shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

The Articles of the Company also provide that, subject to the provisions of the BC Corporations Act, the directors may cause the Company to indemnify any officer, employee or agent of the Company or a corporation of which we are or was a shareholder (notwithstanding that he may also be a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Company or such corporation. In addition, the Company shall indemnify the secretary and any assistant secretary of the Company if he is not a full-time employee of the Company and notwithstanding that he may also be a director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BC Corporations Act or the Articles of the Company and the secretary and assistant secretary shall, upon being appointed, be deemed to have contracted with the Company on the terms of the foregoing indemnity.

ITEM 25.              OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by Silverado in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. We will pay all expenses in connection with the distribution of the common shares being registered hereby, except for the fees and expenses of any counsel and other advisors that any selling shareholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of the shares:

Securities and Exchange Commission registration fee	$394
Transfer Agent Fees and Expenses	$500
Accounting Fees and Expenses	$2,000
Legal Fees and Expenses	$20,000
Miscellaneous	$1,000
Total	$23,894

ITEM 26.              RECENT SALES OF UNREGISTERED SECURITIES

We have completed the following sales of our securities without registration under the Securities Act of 1933 (the "Act") during the last three years:

1.
We completed the sale of 360,000 units on May 7, 2001 at a price of $0.25 per unit for proceeds of $90,000 to one purchaser. Each unit was comprised of one common share and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one common share at a price of $0.30 per share for a three month period following closing. All sales were completed pursuant to Regulation S of the Act. The purchaser was a non-U.S. person. A total of 360,000 shares were issued to the investor at a price of $0.08 per share pursuant to the exercise of warrants held by the purchaser on October 4, 2001.

2.
We issued an aggregate of 516,085 shares to the holders of our replacement debentures, as described above, pursuant to Regulation S of the Act on June 7, 2001 in consideration of the payment of accrued interest on the replacement debentures.

3.
We completed the sale of 666,667 units on July 10, 2001 at a price of $0.15 per unit for proceeds of $100,000 to one purchaser. Each unit was comprised of one common share and two share purchase warrants. The first share purchase warrant entitled the holder to purchase one common share at a price of $0.25 per share for a three month period following closing. The second share purchase warrant entitled the holder to purchase one common share at a price of $0.30 per share for a one year period following closing. All sales were completed pursuant to Regulation S of the Act. The purchaser was a non-U.S. person. A total of 500,000 shares were issued to the investor at a price of $0.10 per share pursuant to the exercise of warrants held by the purchaser on September 6, 2001.

4.
We completed the sale of 700,000 units on August 29, 2001 to one purchaser at a price of $0.10 per unit for proceeds of $70,000. Each unit was comprised of one common share and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one common share at a price of $0.15 per share for a two year period following closing. The sale was completed pursuant to Rule 506 of Regulation D of the Act to a person who was an "accredited investor", as defined in Rule 501 of Regulation D. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. The purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. The purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. No general solicitation or general advertising was conducted in connection with the offering of the units.

5.
We issued an aggregate of 1,131,345 shares to the holders of the Company's replacement debentures, as described above, pursuant to Regulation S of the Act on September 11, 2001 in consideration of the payment of accrued interest on the replacement debentures.

6.
We completed the sale of 1,000,000 shares on October 31, 2001 at a price of $0.065 per share for proceeds of $65,000 to one purchaser. The sale was completed pursuant to Regulation S of the Act. The purchaser was a non-U.S. person.

7.
We completed the sale of 1,300,000 units on November 23, 2001 at a price of $0.05 per unit for proceeds of $65,000 to one purchaser. Each unit was comprised of one common share and one-half of one share purchase warrant. Each share purchase warrant entitled the holder to purchase one common share at a price of $0.10 per share for a one year period following closing. All sales were completed pursuant to Regulation S of the Act. The purchaser was a non-U.S. person.

8.
On December 11, 2001, we issued 1,628,971 common shares at the average market price of $0.10 to the holders of the replacement debentures to satisfy the quarterly payments due under the replacement debentures on November 30, 2001. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

9.
On December 14, 2001, we issued 500,000 common shares at a price of $0.05 pursuant to the exercise of outstanding warrants for total proceeds of $25,000. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. No commissions or fees were paid.

10.
On December 19, 2001, we completed a private placement of 2,500,000 units at a price of $0.04 per unit for total proceeds of $100,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.10 until December 19, 2002. Commissions totaling $10,000 were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. The number of share purchase warrants and the warrant exercise price of was amended on January 22, 2002 to increase the number of warrants by 1,250,000 for a total of 2,500,000 and to reduce the exercise price to $0.05 per share.

11.
On January 22, 2002, we issued 3,800,000 common shares to two investors at a price of $0.05 pursuant to the exercise of outstanding warrants for total proceeds of $190,000. The sales were completed pursuant to Regulation S of the Act on the basis that the purchasers were non-U.S. persons, as defined under Regulation S of the Act. No commissions or fees were paid.

12.
On January 30, 2002, we issued 3,700,000 shares to the Tri-Con Mining Group for proceeds of $550,000. These shares were issued pursuant to Section 4(2) of the Act. The proceeds were applied to reduce a liability to the Tri-Con Mining Group in the amount of $291,310 and to pay amounts due to the Tri-Con Mining Group in respect of services provided. The balance of $121,389 has been applied as a pre-paid expense on account of future services to be provided to us by the Tri-Con Mining Group. The shares were issued pursuant to the exercise of options to purchase 3,700,000 shares. The Tri-Con Mining Group is controlled by Mr. Garry Anselmo, our president and one of our directors. Mr. Anselmo is an "accredited investor" as defined by Rule 501 of Regulation D. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

13.
On February 5, 2002, we completed a private placement of 1,000,000 units at a price of $0.10 per unit for total proceeds of $100,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.15 until February 7, 2003. Commissions totaling $10,000 were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. The warrant exercise price of the 1,000,000 share purchase warrants amended on May 7, 2002 to reduce the exercise price of the warrants from $0.15 per share to $0.10 per share and to change the expiry date from February 7, 2003, to June 6, 2002.

14.
On February 5, 2002, we completed a private placement of 5,300,000 units at a price of $0.05 per unit for total proceeds of $365,000 to three investors. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.10 until February 7, 2003. Commissions totaling $10,000 were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. The warrant exercise price of the share purchase warrants amended for two of the investors on April 2, 2002 to reduce the exercise price of the warrants from $0.10 per share to $0.08 per share and to reduce the exercise period from one year to eight months.

15.
On March 11, 2002, we issued 1,234,710 shares at the average market price of $0.13 to the debenture holders to satisfy the quarterly payments of principal and interest due under the replacement debentures of February 28, 2002. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

16.
On March 1, 2002, 1,000,000 common share purchase warrants were exercised at a price of $0.05 and we issued 1,000,000 common shares from the treasury for total proceeds of $50,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act.

17.
On April 2, 2002, 2,000,000 common share purchase warrants were exercised at a price of $0.08 per share and we issued 2,000,000 common shares from the treasury for proceeds of $160,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act.

18.
On April 2, 2002, we completed a private placement, with one investor, of 1,000,000 units at a price of $0.09 per unit for total proceeds of $90,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.15 until September 3, 2002. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. The warrant exercise price was subsequently amended to reduce the exercise price from $0.15 per share to $0.10 per share and to reduce the exercise period from six months to immediate.

19.
On April 2, 2002, we completed a private placement, with one investor, of 1,000,000 units at a price of $0.09 per unit for total proceeds of $90,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.15 until September 3, 2002. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. The warrant exercise price was amended on May 30, 2002 to reduce the exercise price from $0.15 per share to $0.10 per share and to reduce the exercise period from six months to immediate.

20.
On April 26, 2002 2,000,000 shares were issued to Edward J. Armstrong, an officer of the Company, and an officer of the Tri-Con Mining Group, for proceeds of $220,000. These shares were issued pursuant to Section 4(2) of the Act. The shares were issued pursuant to the exercise of options to purchase 2,000,000 shares held by Mr. Armstrong. Mr. Armstrong is the president of Silverado Green Fuel and is an "accredited investor" as defined by Rule 501 of Regulation D. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

21.
On May 1, 2002, we completed a private placement, with one investor, of 1,000,000 units at a price of $0.10 per unit for total proceeds of $100,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.20 until May 1, 2003. No commissions were paid in connection with the offering. The sale was completed pursuant to Rule 506 of Regulation D of the Act to a person who was an "accredited investor", as defined in Rule 501 of Regulation D. The purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution. The purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

22.
On May 17, 2002, we issued 1,200,000 shares to Warrack Willson, an officer of the Company, and an officer of the Tri-Con Mining Group, for proceeds of $150,000. These shares were issued pursuant to Section 4(2) of the Act. The shares were issued pursuant to the exercise of options to purchase 1,200,000 shares held by Mr. Willson. Mr. Willson is the vice-president of Silverado Green Fuel and is an "accredited investor" as defined by Rule 501 of Regulation D. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

23.
On May 17, 2002, 500,000 common share purchase warrants were exercised at a price of $0.10 per share and we issued 500,000 shares for total proceeds of $50,000. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act.

24.
On May 30, 2002, 500,000 common share purchase warrants were exercised at a price of $0.10 per share and we issued 500,000 shares for total proceeds of $50,000. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act.

25.
On June 5, 2002, 1,000,000 common share purchase warrants were exercised at a price of $0.10 per share and we issued 1,000,000 common shares from the treasury for proceeds of $100,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

26.
On June 5, 2002, 1,000,000 common share purchase warrants were exercised at a price of $0.10 per share and we issued 1,000,000 common shares from the treasury for proceeds of $100,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

27.
On June 11, 2002, we issued 1,437,520 shares at the average market price of $0.11 per share to the debenture holders to satisfy the quarterly payments of principal and interest due under the replacement debentures of May 31, 2002. These payments totaled $158,128 and consisted of payment of principal in the amount of $119,245 and interest in the amount of $38,883. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

28.
On June 24, 2002, we completed a private placement, with one investor, of 2,000,000 units at a price of $0.15 per unit for total proceeds of $300,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.20 until December 24, 2002. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

29.
On June 24, 2002, we completed a private placement, with one investor, of 2,000,000 units at a price of $0.15 per unit for total proceeds of $300,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.20 until December 24, 2002. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

30.
On July 14, 2002, we completed a private placement, with one investor, of 250,000 units at a price of $0.26 per unit for total proceeds of $65,000. Each unit consisted of one common share and one-half common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.35 until January 10, 2003. No commissions or fees were paid in connection with the offering. The sale was completed pursuant to Rule 506 of Regulation D of the Act to a person who was an "accredited investor", as defined in Rule 501 of Regulation D. The purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. The purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

31.
On July 16, 2002, we completed a private placement, with one investor, of 1,200,000 units at a price of $0.30 per unit for total proceeds of $360,000. Each unit consisted of one common share and one and one- half of a common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.35 until September 15, 2002. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

32.
On July 19, 2002, 1,000,000 common share purchase warrants were exercised at a price of $0.20 per share and we issued 1,000,000 common shares from the treasury for proceeds of $200,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

33.
On July 19, 2002, 1,000,000 common share purchase warrants were exercised at a price of $0.20 per share and we issued 1,000,000 common shares from the treasury for proceeds of $200,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

34.	On July 23, 2002, 1,800,000 common share purchase warrants were exercised at a price of $0.35 per share and we issued 1,800,000 common shares from the treasury for proceeds of $630,000. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each investor is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

35.
On July 25, 2002, 500,000 common share purchase warrants were exercised at a price of $0.10 per share and we issued 500,000 shares for total proceeds of $50,000. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

36.
On August 1, 2002, 1,000,000 previously issued and outstanding common share purchase warrants were exercised at a price of $0.10 per share and we issued 1,000,000 shares for total proceeds of $100,000. No commissions or fees were paid in connection with the offering. The sale was completed pursuant to the exercise of share purchase warrants acquired in a private placement transaction completed pursuant to Rule 506 of Regulation D of the Act in which the purchaser represented that the purchaser: (i) was an "accredited investor", as defined in Rule 501 of Regulation D; (ii) intended to acquire the securities for investment only and not with a view toward distribution; and (iii) had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

37.
On August 8, 2002, 650,000 common share purchase warrants were exercised at a price of $0.10 per share and we issued 650,000 shares for total proceeds of $65,000. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

38.
On September 11, 2002, 2,643,107 shares were issued to the replacement debenture holders at the price of $0.28 to satisfy the quarterly payments of principal and interest. The transaction totals $740,070 and consists of the $703,572 of interest and $36,498 of interest. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

39.
On October 4, 2002 we completed a private placement, with one investor, of 400,000 units at a price of $0.38 per unit for total proceeds of $152,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.57 until October 15, 2003. A commission of $12,160 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

40.
On November 7, 2002 we completed a private placement, with one investor, of 3,125,000 units at a price of $0.32 per unit for total proceeds of $1,000,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.49 until October 31, 2003. A commission of $100,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

41.
On December 11, 2002, we issued 372,818 shares to the holders of the replacement debentures, at the average market price of $0.38 per share. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

42.
On December 16, 2002, we completed a private placement of 400,000 units at a price of $0.50 per unit for total proceeds of $200,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until June 16, 2003. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in an off-shore transaction, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. A commission of $16,000, or 8% of the proceeds, was paid in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

43.
On December 18, 2002, we completed a private placement of 2,000,000 units at a price of $0.50 per unit for total proceeds of $1,000,000 to one investor. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 20, 2003. The investor was granted the option to purchase an additional 1,162,791 units at a price of $0.43 per unit. Each option was exercisable up to the date that was three weeks from the date of the closing of the private placement. Each unit that was the subject of the option consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 20, 2003. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in off-shore transactions, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. A commission of $100,000, or 10% of the proceeds, was paid in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

44.
On December 18, 2002, we completed a private placement of 2,000,000 units at a price of $0.50 per unit for total proceeds of $1,000,000 to one investor. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 20, 2003. The investor was granted the option to purchase an additional 1,162,791 units at a price of $0.43 per unit. Each option was exercisable up to the date that was three weeks from the date of the closing of the private placement. Each unit that was the subject of the option consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 20, 2003. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in off-shore transactions, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. A commission of $100,000, or 10% of the proceeds, was paid in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

45.
On December 23, 2002, we completed a private placement of 1,100,000 units at a price of $0.50 per unit for total proceeds of $550,000. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 18, 2003. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in an off-shore transaction, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. No commissions or fees were paid in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to

Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

46.
On January 9, 2003 65,000 common share purchase warrants were exercised at a price of $0.35 for total proceeds of $22,750 and we issued 65,000 common shares from the treasury. The sale was completed pursuant to the exercise of share purchase warrants acquired in a private placement transaction completed pursuant to Rule 506 of Regulation D of the Act in which the purchaser represented that the purchaser: (i) was an "accredited investor", as defined in Rule 501 of Regulation D; (ii) intended to acquire the securities for investment only and not with a view toward distribution; and (iii) had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

47.
On January 10, 2003, we completed a private placement of 909,091 units at a price of $0.55 per unit. Each unit consisted of one common share and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.83 until July 2, 2003. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in an off-shore transaction, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. No commissions or fees were paid in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

48.
On January 14, 2003, 1,162,791 options were exercised at a price of $0.43 per unit for total proceeds of $500,000. Each unit of the option consists of one common share, and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 20, 2003. The option was originally granted pursuant to a private placement completed on December 18, 2002. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in an off-shore transaction, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. A commission of $50,000, or 10% of the proceeds, was paid in connection with the exercise of options. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

49.
On January 14, 2003, 1,162,791 options were exercised at a price of $0.43 per unit for total proceeds of $500,000. Each unit of the option consists of one common share, and one-half of a common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.75 until December 20, 2003. The option was originally granted pursuant to a private placement completed on December 18, 2002. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in an off-shore transaction, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. A commission of $50,000, or 10% of the proceeds, was paid in connection with the exercise of options. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

50.	On April 9, 2003, we issued 3,274,865 shares to the replacement debenture holders at the price of $0.18 to satisfy the quarterly payments of principal and interest.

51.
On May 21, 2003, we completed a private placement of 2,500,000 units at a price of $0.10 per unit for total proceeds of $250,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at a price of $0.20 until May 27, 2004. The sales were completed pursuant to Regulation S of the Act on the basis that the sales were made in an off-shore transaction, that the investor is a non-U.S. person and that no directed selling efforts were made in the United States, each as defined under Regulation S of the Act. A commission of $25,000, or 10% of the proceeds, was paid in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

52.
On June 1, 2003, we issued 913,551 shares to the holders of the replacement debentures, at the average market price of $0.14 per share. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

53.
On July 10, 2003, 700,000 previously issued and outstanding common share purchase warrants were exercised at a price of $0.10 per share and we issued 700,000 shares for total proceeds of $70,000. No commissions or fees were paid in connection with the offering. The sale was completed pursuant to the exercise of share purchase warrants acquired in a private placement transaction completed pursuant to Rule 506 of Regulation D of the Act in which the purchaser represented that the purchaser: (i) was an "accredited investor", as defined in Rule 501 of Regulation D; (ii) intended to acquire the securities for investment only and not with a view toward distribution; and (iii) had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities were "restricted securities" and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

54.
On July 11, 2003, we completed a private placement, with one investor, of 1,666,667 units at a price of $0.15 per unit for total proceeds of $250,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at a price of $0.20 until July 11, 2004. A commission of $25,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

55.
On July 15, 2003, 454,546 common share purchase warrants were exercised at a price of $0.12 per share and we issued 454,546 shares for total proceeds of $54,545.52. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

56.
On August 18, 2003, we completed a private placement with seven investors of 10,550,000 units at a price of $0.10 per unit for total proceeds of $1,055,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at the price of $0.20 per share, subject to a maximum reduction of $0.05 per share, as described below, for the period of one year from the acceptance of a registration statement qualifying the resale of the shares and the shares issuable upon exercise of the warrants. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each purchaser is an "accredited investor", as defined under Rule 501 of Regulation D of the Act. Each purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution. Each purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units. We agreed to file a registration statement under the Act in order to register the resale by the investors of the shares comprising the units and the shares issuable upon exercise of the share purchase warrants. This registration statement represents the registration statement that we are obligated to file to complete this registration obligation. We have agreed that the per unit purchase price and the warrant exercise price will be further reduced as follows:

(a)	by $0.01 per share in the event that we fail to file the registration statement within 60 days of closing;

(b)	by an additional $0.01 per share in the event that we fail to file the registration statement within 70 days of closing;

(c)	by an additional $0.01 per share in the event that the Registration Statement is not effective within 90 days of closing;

(d)	by an additional $0.01 per share in the event that the Registration Statement is not effective within 120 days of closing; and

(e)	by an additional $0.01 per share in the event that the Registration Statement is not effective within 180 days of closing.

57.
On September 1, 2003, we issued 738,308 shares to the holders of our replacement debentures, at the average market price of $0.17 per share. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

58.
The warrant exercise price of 550,000 share purchase warrants issued in connection with our December 24, 2002 private placement of 1,100,000 units at a price of $0.50 per unit was amended on August 21, 2003 to reduce the exercise price of the warrants from $0.75 per share to $0.12 per share and to change the expiry date to September 15, 2003 from December 18, 2003. On September 5, 2003, 550,000 share purchase warrants were exercised at the reduced price of $0.12 per share and we issued 550,000 shares for total proceeds of $66,000. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

59.
On September 19, 2003, we issued 4,725,292 common shares to three investors pursuant to the exercise of 4,725,292 common share purchase warrants at a price of $0.10 per share for total proceeds of $472,529. A commission of $47,253 was paid in connection with the issue of these shares. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser was a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

60.
On September 22, 2003 and September 29, 2003, we completed a private placement with five investors of 1,200,000 units at a price of $0.10 per unit for total proceeds of $120,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at the price of $0.20 per share, subject to a maximum reduction of $0.05 per share, as described below, for the period of one year from the acceptance of a registration statement qualifying the resale of the shares and the shares issuable upon exercise of the warrants. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each purchaser is an "accredited investor", as defined under Rule 501 of Regulation D of the Act. Each purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution. Each purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. No general solicitation or general advertising was conducted in connection with the offering of the units. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. We agreed to file a registration statement under the Act in order to register the resale by the investors of the shares comprising the units and the shares issuable upon exercise of the share purchase warrants. We agreed to certain penalties if the registration statement was not filed and declared effective within certain timelines. The registration statement was filed and declared effective within the required timelines and no penalties were incurred.

61.
The warrant exercise price of 2,500,000 share purchase warrants issued in connection with our May 21, 2003 private placement of 2,500,000 units at a price of $0.10 per unit was amended on October 29, 2003 to reduce the exercise price of the warrants from $0.20 per share to $0.075 per share. On November 3, 2003, 2,500,000 share purchase warrants were exercised at the reduced price of $0.075 per share and we issued 2,500,000 shares for total proceeds of $187,500. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

62.
The warrant exercise price of 1,666,667 share purchase warrants issued in connection with our July 11, 2003 private placement of 1,666,667 units at a price of $0.15 per unit was amended on November 21, 2003 to reduce the exercise price of the warrants from $0.20 per share to $0.075 per share. On November 10, 2003, 1,666,667 share purchase warrants were exercised at the reduced price of $0.075 per share and we issued 1,666,667 shares for total proceeds of $125,000. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

63.
On November 26, 2003, we completed a private placement, with one investor, of 1,000,000 units at a price of $0.075 per unit for total proceeds of $75,000. Each Unit will be comprised of one common share of the Company (each a "Share"); one Series A share purchase warrant ("A Warrant"). One A Warrant will entitle the subscriber to purchase one additional common share of the Company at an exercise price of $0.15 US per share at any time up to and including November 26, 2004; and one Series B share purchase warrant ("B Warrant"). One B Warrant will entitle the subscriber to purchase one additional common share of the Company at an exercise price of $0.20 US per share at any time up to and including May 26, 2005. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that the purchaser is an "accredited investor", as defined under Rule 501 of Regulation D of the Act. The purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. The purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

64.
In December 2003, we entered into warrant exercise agreements with each of investors who purchased an aggregate of 11,750,000 units at a price of $0.10 per unit for total proceeds of $1,175,000 in August and September of 2003 pursuant to Rule 506 of Regulation D of the Act. Each unit purchased consisted of one common share and one common share purchase warrant. Under the terms of the warrant exercise agreements, we agreed that the investors would be entitled to exercise their share purchase warrants at a reduced exercise price of $0.075 per share, provided the selling shareholder exercised their share purchase warrants by December 31, 2003. Upon exercise by any of the selling shareholders of their share purchase warrants in accordance with the warrant exercise agreements, we agreed to issue to the selling shareholder Additional Replacement Warrants to purchase a number of our common shares equal to the number of share purchase warrants exercised, which Additional Replacement Warrants will be exercisable for a period from the date of issue to January 10, 2005 at an exercise price, subject to adjustment, of $0.20 US per share (the "Replacement Warrants"). Notwithstanding the exercise price of the Replacement Warrants, we agreed that the selling shareholders will be entitled to exercise the Replacement Warrants at a reduced exercise price of $0.075 per share, provided that:

(a)	in aggregate, a total of 5,000,000 of the Replacement Warrants were exercised by selling shareholders on or before January 10, 2004;

(b)	in the event that, in aggregate, more than 5,000,000 of the Replacement Warrants were exercised on or before January 10, 2004, then the number of Replacement Warrants deemed exercised by each selling shareholder exercising their Replacement Warrants will be reduced according to the following formula such that in aggregate 5,000,000 Replacement Warrants would have been exercised:

Number of Replacement		5,000,000 x [Number of Replacement
Warrants Deemed	=	Warrants Exercised a
Exercised by a Selling		Selling Shareholder]
Shareholder
[Aggregate Number of Replacement
Warrants Exercised]

In the event the Replacement Warrants were exercised at the reduced exercise price of $0.075 per share on or before January 10, 2004 in accordance with warrant exercise agreements, we agreed to:

(a)
issue to each selling shareholder who has exercised their Replacement Warrants Additional Replacement Warrants to purchase an additional number shares of the Company equal to the number of Replacement Warrants exercised, which Additional Replacement Warrants will be exercisable for a period from the date of issue to January 10, 2005 at an exercise price, subject to adjustment, of $0.20 US per share (the "Additional Replacement Warrants"). In aggregate, a total of 5,000,000 Additional Replacement Warrants would be issued to the selling shareholders exercising their Replacement Warrants; and

(b)	undertake to expeditiously register:

(j)
the resale of the shares issued to the selling shareholders upon exercise of the Replacement Warrants by the selling shareholders (the "Replacement Warrant Shares"). In aggregate, a total of 5,000,000 Replacement Warrant Shares issued upon exercise of the Replacement Warrants would be included on the registration statement;

(ii)
the resale of the shares issuable to the selling shareholders upon exercise of the Additional Replacement Warrants (the "Investor Additional Replacement Warrant Shares"). In aggregate, a total of 5,000,000 Investor Additional Replacement Warrant Shares would be included on the registration statement; and

(iii)
the resale of the shares issuable upon the balance of the unexercised Replacement Warrants. In aggregate, a total of 6,750,000 shares issuable upon exercise of the unexercised Replacement Warrants would be included on the registration statement;

by the filing of a registration statement on Form SB-2, or any other eligible form, with the Securities Exchange Commission pursuant to the 1933 Act (the "Additional Registration Statement"). We agreed to pay all required expenses and fees in connection with the preparation and filing of the Additional Registration Statement. We will be entitled to include additional shares and warrant shares held by other investors on the Additional Registration Statement. The Additional Registration Statement would be filed with the Securities and Exchange Commission no later than 60 days from the date of the completion of the exercise of the aggregate of 5,000,000 Replacement Warrants in accordance with warrant exercise agreements by the selling shareholders.

The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each purchaser is an "accredited investor", as defined under Rule 501 of Regulation D of the Act. Each purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution. Each purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

As of December 31, 2003, investors holding an aggregate of 11,750,000 share purchase warrants had exercised their share purchase warrants pursuant to the warrant exercise agreements. We received aggregate proceeds of $881,250 pursuant to these warrant exercises and issued an additional 11,750,000 shares and 11,750,000 Replacement Warrants in accordance with the terms of the share purchase warrants and the warrant exercise agreements.

On January 10, 2004, the 5,000,000 Replacement Warrants were exercised at a price of $0.075 per share for total proceeds of $575,000 and 5,000,000 additional shares and 5,000,000 Additional Replacement Warrants were issued.

On May 13, 2004, we issued an aggregate of 600,000 shares to the investors in consideration of our delay in filing the Additional Registration Statement. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each investor is an "accredited investor", as defined under Rule 501 of Regulation D of the Act. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

65.
On January 13, 2004, we completed a private placement with one investor of 2,666,667 units at a price of $0.075 per unit for total proceeds of $200,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at the price of $0.125 per share, until January 13, 2005. A commission of $20,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

66.
On January 13, 2004, we completed a private placement with one investor of 3,333,333 units at a price of $0.075 per unit for total proceeds of $250,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at the price of $0.125 per share until January 13, 2005. A commission of $25,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

67.
On February 24, 2004, we completed a private placement with one investor of 2,666,666 units at a price of $0.075 per unit for total proceeds of $200,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at the price of $0.15 per share until February 25, 2007. A commission of $20,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

68.
On April 4, 2004, the warrant exercise price of 3,333,333 share purchase warrants issued in connection with our December 19, 2003 private placement of 3,333,333 units at a price of $0.075 per unit was amended to increase one half (1/2) of the original warrants by a factor of 1.5 yielding 2,500,000 new warrants and reduce the exercise price of the new warrants from $0.125 per share to $0.05 per share. The remaining 1,666,667 were reissued at the original price of $0.125. On April 12, 2004, 1,666,667 share purchase warrants were amended to reduce the share price from $0.125 to $0.05. On April 12, 2004, 4,166,667 share purchase warrants were exercised at the price of $0.05 per share and we issued 4,166,667 shares for total proceeds of $208,333. A commission of $20,833 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

69.
On April 8, 2004, we issued 559,915 shares to the holders of our replacement debentures, at the average market price of $0.10 per share, to satisfy the quarterly payments of principal and interest. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

70.
On April 21, 2004, we issued 750,000 common shares to CEOcast, Inc. pursuant to a consultant agreement between us and CEOcast, Inc. ("CEOcast"). The shares were issued pursuant to Section 4(2) of the Act and are "restricted securities", as defined under the Act, that cannot be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. CEOcast had access to information regarding our business, operations and financial condition by virtue of its position as a consultant, had opportunity to discuss this information with our management and is a sophisticated investor by virtue of its experience and background and is capable, by reason of such experience and background, of evaluating the merits and risks of an investment in our common shares. CEOcast further represented to us that it is an "accredited investor" as defined in Rule 501(a) of Regulation D and acquired the securities for investment only and not with a view toward distribution. No general solicitation or general advertising was conducted in connection with the offering of the units.

71.
On April 26, 2004, we completed a private placement with one investor of 5,000,000 units at a price of $0.05 per unit for total proceeds of $250,000. Each unit consisted of one common share and one common share purchase warrant. Each common share purchase warrant entitles the warrant holder to purchase one common share at the price of $0.075 per share until April 19, 2006. A commission of $25,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

72.
On May 10, 2004, we completed a private placement with one investor of 1,400,000 units at a price of $0.05 per unit for total proceeds of $70,000. Each unit consisted of one common share and one share purchase warrant. Each share purchase warrant entitled the warrant holder to purchase one common share at a price of $0.075 until May 10, 2006. No commissions or fees were paid in connection with the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that the investor is an "accredited investor", as defined under Rule 501 of Regulation D of the Act. The purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. The purchaser represented that it had full opportunity to discuss information regarding our business and financial condition with our management and had full information necessary to evaluate the merits and risks of an investment in our common shares. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the offering of the units.

73.
On May 27, 2004, we completed a private placement, with one investor of 2,000,000 units at a price of $0.05 per unit for total proceeds of $100,000. Each Unit will be comprised of one common share of the Company (each a "Share"); one Series A share purchase warrant ("A Warrant") and one Series B share purchase warrant ("B Warrant"). One A Warrant will entitle the subscriber to purchase one additional common share of the Company at an exercise price of $0.065 US per share at any time up to and including May 27, 2006. One B Warrant will entitle the subscriber to purchase one additional common share of the Company at an exercise price of $0.075 US per share at any time up to and including May 27, 2006. A commission of $20,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

74.
On June 9, 2004, we completed a private placement, with one investor of 8,000,000 units at a price of $0.05 per unit for total proceeds of $400,000. Each Unit will be comprised of one common share of the Company (each a "Share"); one Series A share purchase warrant ("A Warrant") and one Series B share purchase warrant ("B Warrant"). One A Warrant will entitle the subscriber to purchase one additional common share of the Company at an exercise price of $0.065 US per share at any time up to and including June 9, 2006. One B Warrant will entitle the subscriber to purchase one additional common share of the Company at an exercise price of $0.075 US per share at any time up to and including May 27, 2006. A commission of $40,000 was paid in connection with the offering. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and were "restricted securities" under the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

75.
On June 17, 2004, we issued 248,685 shares to the holders of our replacement debentures, at the average market price of $0.067 per share. No commissions or fees were paid in connection with the issuance of the shares. The sales were completed pursuant to Regulation S of the Act on the basis that each holder of the replacement debentures is a non-U.S. person, as defined under Regulation S of the Act.

76.
To date, we have issued 240,000 shares to each of Henry R. Canciglia and Terri D. Smith, for an aggregate of 480,000 shares, pursuant to the consultant agreement between us and Smith Canciglia Consulting, Inc. ("Smith Canciglia Consulting") dated May 16, 2004. The shares were issued pursuant to Section 4(2) of the Act and are "restricted securities", as defined under the Act, that cannot be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. Each of Henry R. Canciglia and Terri D. Smith had access to information regarding our business, operations and financial condition by virtue of its position as a consultant, had opportunity to discuss this information with our management and is a sophisticated investor by virtue of its experience and background and is capable, by reason of such experience and background, of evaluating the merits and risks of an investment in our common shares. Each of Henry R. Canciglia and Terri D. Smith further represented to us that they are an "accredited investor" as defined in Rule 501(a) of Regulation D and acquired the securities for investment only and not with a view toward distribution. No general solicitation or general advertising was conducted in connection with the offering of the units.

ITEM 27.               EXHIBITS.

Exhibit
Number	Description of Exhibit

3.1	Articles of the Company (1)

3.2	Amendment to Articles of the Company (2)

3.3	Altered Memorandum of the Company (3)

3.4	Amendment to Articles of the Company (8)

3.5	Notice of Articles dated April 20, 2004 (9)

3.6	Amendment to the Articles of the Company filed with the British Columbia Registrar of Companies on May 31, 2004 (10)

4.1	Share certificate representing common shares of the capital of the Company (1)

5.1	Legal Opinion of Lang Michener, with consent to use (9)

10.1	Agreement for Conditional Purchase and Sale of Mining Property between the Company and Roger C. Burggraf dated October 6, 1978 – Grant Mine Property (1)

10.2	Agreement for Conditional Purchase and Sale of Mining Property between the Company and Paul Barelka, Donald May and Mark Thoennes dated May 12, 1979 – St. Paul Property (1)

10.3	Lease of Mining Claims with Option to Purchase between the Company and Alaska Mining Company, Inc. dated February 3, 1995 – Hammond Property (4)

10.4	Change of Control Agreement between the Company and Garry L. Anselmo dated May, 1995 (6)

10.5	Change of Control Agreement between the Company and James Dixon dated May, 1995 (6)

10.6	Amendment to Change of Control Agreement between the Company and Garry L. Anselmo (6)

10.7	Operating Agreement between the Company and Tri-Con Mining Ltd. dated January 1, 1997 (5)

10.8	Operating Agreement between the Company and Tri-Con Mining Inc. dated January 1, 1997 (6)

10.9	Operating Agreement between the Company and Tri-Con Mining Alaska Inc. dated January 1, 1997 (6)

10.10	Contract between the Company and Dr. Warrack Willson dated March 19, 2001 (6)

10.11	Equipment Lease Agreement between the Company and Airport Equipment Rentals Inc. dated October 11, 2002 (6)

10.12	2003 Stock Option Plan (7)

10.13	Form of Warrant Exercise Agreement between the Company and certain of the selling security holders (9)

10.14	Consultant Agreement between the Company and CEOcast, Inc. dated April 21, 2004 (9)

10.15	Subscription Agreement between the Company and Christoph Bruning dated May 10, 2004 (9)

10.16	Consultant Agreement between the Company and Smith Conciglia Consulting, Inc. dated May 16, 2004 (9)

10.17	Form of Delay Agreement between the Company and certain of the Selling Shareholders (9)

23.1	Consent of Morgan & Company, Chartered Accountants (11)

23.2	Consent of Edward J. Armstrong, Geologist (11)

(1)	Filed as an exhibit to the Company's Registration Statement on Form 10 filed initially on May 11, 1984, as amended.
(2)	Filed as an exhibit to the Company's Quarterly Report on Form 10-Q filed on July 15, 1997.
(3)	Filed as an exhibit to the Company's Current Report on Form 8-K filed on September 11, 2002.
(4)	Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended November 30, 1995.
(5)	Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended November 30, 1996.
(6)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended November 30, 2002.
(7)	Filed as an exhibit to the Company's Schedule 14A Proxy Statement filed April 29, 2003.
(8)	Filed as an exhibit to the Company's Current Report on Form 8-K filed on June 13, 2003.

(9)	Filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on May 19, 2004
(10)	Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed on July 15, 2004.
(11)	Filed as an exhibit hereto.

ITEM 28.               UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	(c)	To include any material information with respect to the plan of distribution,

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on July 26, 2004.

SILVERADO GOLD MINES LTD.

/s/ Garry L. Anselmo
By:	Garry L. Anselmo President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Garry L. Anselmo, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chief Executive Officer, Chief
Financial Officer, President & Director
/s/ Garry L. Anselmo	(Principal Executive Officer)	July 26, 2004
GARRY L. ANSELMO	(Principal Accounting Officer)

/s/ Stuart C. McCulloch
STUART C. MCCULLOCH	Director	July 26, 2004

/s/ James F. Dixon
JAMES F. DIXON	Director	July 26, 2004

Consolidated Financial Statements
(Expressed in U.S. Dollars)

Silverado Gold Mines Ltd.

Years ended November 30, 2003, 2002

F-i

AUDITORS' REPORT

To the Stockholders
Silverado Gold Mines Ltd.

We have audited the consolidated balance sheets of Silverado Gold Mines Ltd. as at November 30, 2003 and 2002, and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003 and 2002, and the results of its operations and cash flows for the years then ended, in accordance with United States and Canadian generally accepted accounting principles. As required by the Company Act (British Columbia), we report, that in our opinion, these principles have been applied on a consistent basis.

Vancouver, Canada
/s/ Morgan & Company
January 31, 2004	Chartered Accountants

COMMENTS BY AUDITOR FOR U.S. READERS ON
CANADA – U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 2(a) to the financial statements. Our report to the stockholders, dated January 31, 2004, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.

Vancouver, Canada
/s/ Morgan & Company
January 31, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

SILVERADO GOLD MINES LTD.
Consolidated Balance Sheets
(Expressed in United States Dollars)

	As at November 30
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$397,290	$905,000
Gold inventory	100,519	10,149
Accounts receivable	23,093	8,348
	520,902	923,497

Exploration and development advances (note 9)	118,889	579,745
Mineral properties (note 3)	6,690,362	2,274,027
Building, plant and equipment, (note 4)	2,926,663	2,404,984

	$10,256,816	$6,182,253

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities (note 5)	$594,840	$660,248
Loans payable secured by gold inventory	7,873	35,729
Mineral claims payable	240,000	140,000
Convertible debentures, current portion	193,303	691,978
Capital lease obligation, current portion	594,085	-
	1,630,101	1,527,955

Convertible debentures (note 6)	194,142	644,331
Capital lease obligations (note 7)	641,492	946,150
	2,465,735	3,118,436

Stockholders' equity:
Common stock (note 8):
Authorized: 200,000,000 common shares
Issued and outstanding:
November 30, 2003 – 146,027,352
common shares	63,568,652	55,271,191
November 30, 2002 – 98,086,631
common shares
Additional paid-in capital	464,314	292,320
Shares to be issued	115,000	268,613
Deferred compensation	(77,712)	(164,213)
Accumulated deficit	(56,279,173)	(52,604,094)
	7,791,081	3,063,817

	$10,256,816	$6,182,253

See accompanying notes to the consolidated financial statements.

Approved on behalf of the board

/s/ Garry L. Anselmo	/s/ James F. Dixon
Garry L. Anselmo	James F. Dixon
DIRECTOR	DIRECTOR

SILVERADO GOLD MINES LTD.
Consolidated Statements of Operations
(Expressed in United States Dollars)

	Years Ended November 30
	2003	2002

Expenses:

Accounting and audit	$21,683	$36,312
Advertising and promotion	417,856	573,592
Consulting fees	911,796	1,958,258
Depreciation	277,138	105,972
General exploration	507,247	98,006
Interest on convertible debentures	50,045	154,023
Interest on capital lease obligations	144,257	-
Legal	77,974	35,766
Loss (gain) on foreign exchange	(58,671)	10,420
Management services	204,932	204,059
Office	581,205	374,392
Other interest and bank charges	8,741	4,679
Reporting and investor relations	15,397	3,430
Research	148,465	256,954
Transfer agent fees and mailing	25,449	18,428
Development cost written off	350,000	-
	3,683,514	3,834,291

Interest and other income	8,435	78,890

Loss for the year	(3,675,079)	(3,755,401)

Loss per share - basic and diluted	$(0.03)	$(0.05)
Basic and diluted weighted average number of
common shares outstanding	117,206,696	74,835,801

See accompanying notes to the consolidated financial statements

SILVERADO GOLD MINES LTD.
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)

	Years Ended November 30
	2003	2002

Cash provided by (used in):

Operating activities:
Loss for the year	$(3,675,079)	$(3,755,401)
Adjustments to reconcile loss to net cash provided
by (used in) operating activities:
Depreciation	277,138	105,972
Stock based compensation	543,967	1,629,271
Stock issued for interest	57,388	42,469
Non-cash interest expense	39,257	-
Development cost written off	350,000	-

Changes in non-cash operating working capital:
Accounts receivable	(14,745)	(5,472)
Gold inventory	(90,370)	991
Accounts payable and accrued liabilities	(65,408)	(14,317)
Increase (Decrease) in mineral claims payable	100,000	(176,500)
	(2,477,852)	(2,172,987)

Investing activities:
Purchase of equipment	(548,647)	(770,553)
Advances for exploration and development	460,856	(579,745)
Mineral properties expenditures, net of recoveries	(4,766,335)	(1,114,498)
	(4,854,126)	(2,464,796)

Financing activities:
Common stock issued for cash (net of share issue	6,758,820	5,817,000
cost)
Repayment of convertible debentures	(21,696)	-
Shares to be issued	115,000	-
Repayment of loans payable	(27,856)	-
Due to related party	-	(291,310)
	6,824,268	5,525,690

Net (Decrease) Increase in cash and cash	(507,710)	887,907
equivalents

Cash and cash equivalents, beginning of year	905,000	17,093

Cash and cash equivalents, end of the year	$397,290	$905,000

Supplementary disclosure with respect to cash flow (note 14)

SILVERADO GOLD MINES LTD.
Consolidated Statements of Stockholders’ Equity
(Expressed in U.S. Dollars)
Years ended November 30, 2003 and 2002

	Number of	Common		Additional
	common	stock	Shares	Paid in	Deferred	Accumulated
	stock shares	amount	to be issued	Capital	Compensation	deficit	Total

Balance, November 30, 2001	42,423,988	$47,000,034	$-	$-	$-	$(48,848,693)	$(1,848,659)

Loss for the year	-	-	-			(3,755,401)	(3,755,401)

Shares issued:
For options exercised	6,900,000	925,000	-	-	-	-	925,000
For warrants exercised	16,250,000	1,970,000	-	-	-	-	1,970,000
For consulting fees	4,793,335	1,232,551	-	-	-	-	1,232,551
For private placements	20,775,000	2,922,000	-	-	-	-	2,922,000
In lieu of payment for				-	-
debentures	6,944,308	1,221,606	-			-	1,221,606
Shares to be issued	-	-	268,613	-	-	-	268,613
Stock option granted	-	-	-	292,320	(164,213)	-	128,107

Balance, November 30, 2002	98,086,631	55,271,191	268,613	292,320	(164,213)	(52,604,094)	3,063,817

Loss for the year	-	-	-	-	-	(3,675,079)	(3,675,079)

Shares issued:
For private placements (net)	24,651,340	5,344,245	-	-	-	-	5,344,245
For options exercised	200,000	70,000	-	-	-	-	70,000
For warrants exercised	15,278,171	1,344,575	-	-	-	-	1,344,575
For consulting fees	2,511,668	554,085	(268,613)	-	-	-	285,472
In lieu of payment for
debentures	5,299,542	984,556	-	-	-	-	984,556
Subscriptions received	-	-	115,000	-	-	-	115,000
Amortization of stock based
compensation	-	-	-	-	129,397	-	129,397
Stock option granted	-	-	-	171,994	(42,896)	-	129,098

Balance, November 30, 2003	146,027,352	$63,568,652	$115,000	$464,314	$(77,712)	$(56,279,173)	$7,791,081

See accompanying notes to the consolidated financial statements

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

1.

Description of business:

We are engaged in the acquisition, exploration and development of mineral properties and the development of low-rank coal-water fuel as a replacement for oil fired boilers and utility generators.

2.

Significant accounting policies:

These consolidated financial statements are prepared in conformity with United States generally accepted accounting principles. The application of Canadian generally accepted accounting principles to these financial statements would not result in material measurement or disclosure differences.

(a)

Continuing operations:

We have suffered recurring losses totalling $56,279,173 as of November 30, 2003, and has a net working capital deficiency. We have funded our operations through the issuance of common stock. We are in arrears of required mineral claims and option payments for certain of our mineral properties at November 30, 2003, in the amount of $240,000 (2002 - $140,000) and therefore, our rights to these properties with a carrying value of $85,000 may be adversely affected as a result of these non-payments. We understand that it is not in default of the agreements in respect of these properties.

These financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The application of the going concern concept and the recovery of amounts recorded as mineral properties and the capital assets are dependent on our ability to obtain additional financing to fund our operations and acquisition, exploration and development activities, the discovery of economically recoverable ore on our properties, and the attainment of profitable operations.

We plan to continue raising capital through private placements and warrant issues. In addition, we are exploring other business opportunities including the development of low-rank coal-water fuel as replacement fuel for oil fired industrial boilers and utility generators.

(b)

Basis of consolidation:

The consolidated financial statements include the accounts of ours and Silverado Green Fuel Inc., a wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

2.	Significant accounting policies (continued):

	(c)	Gold inventory: Gold inventory is valued at the lower of weighted average cost and estimated net realizable value.

(d)

Mineral properties:

We confine our exploration activities to areas from which gold has previously been produced or to properties, which are contiguous to such areas and have demonstrated mineralization.

We capitalize the costs of acquiring mineral claims until such time as the properties are placed into production or abandoned. Expenditures for mine development are capitalized when the properties are determined to have economically recoverable, proven reserves but are not yet producing at a commercial level. Once a property reaches commercial levels of production operating costs will be charged against related revenues.

Amortization of mineral property costs relating to properties in production is provided during periods of production using the units-of-production method based on the estimated economic life of the ore reserves.

On an ongoing basis, we evaluate each property for impairment based on exploration results to date, and considering facts and circumstances such as operating results, cash flows and material changes in the business climate. The carrying value of a long-lived asset is considered impaired when the anticipated discounted cash flow from such asset is separately identifiable and is less than its carrying value. If an asset is impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated discounted cash flows with a discount rate commensurate with the risk involved. Losses on other long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the costs of disposal.

The amounts shown for mineral properties and development which have not yet commenced commercial production represent costs incurred to date, net of recoveries from developmental production, and are not intended to reflect present or future values.

(e)

Reclamation:

Our operations are affected by Federal, state, provincial and local laws and regulations regarding environmental protection. We estimate the cost of reclamation based primarily upon environmental and regulatory requirements. These costs are accrued annually and the accrued liability is reduced as reclamation expenditures are made.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

2.	Significant accounting policies (continued):

	(f)	Capital assets: Capital assets are stated at cost. Depreciation is provided as follows:

Building, plant and equipment	Straight line over 3 to 20 years
Mining equipment under capital lease	Straight line over 10 years
Auto and trucks	Straight line over 10 years
Computer equipment	Straight line over 3 years

(g)

Foreign currencies:

We consider our functional currency to be the U.S. dollar for our U.S. and Canadian operations. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. funds at the rates of exchange in effect at the year end. Non-monetary assets and revenue and expense transactions are translated at the rate in effect at the time at which the transactions took place. Foreign exchange gains and losses are included in the determination of results from operations for the year.

(h)

Loss per share:

Basic and diluted loss per share amounts are computed using the weighted average number of shares outstanding during the year.

We use the treasury stock method to determine the dilutive effect of stock options and other dilutive instruments. Under the treasury stock method, only instruments with exercise amounts less than market value prices impact the diluted calculations. In computing diluted loss per share, no shares were added to the weighted average number of common shares outstanding during the years ended November 30, 2003 and 2002 for the dilutive effect of employee stock options and warrants as they were all anti-dilutive. No adjustments were required to report loss per share amounts.

(i)	Revenue recognition: Gold sales are recognized when title passes to the purchaser and delivery occurs.

(j)	Research expenditures: Research expenditures are expensed in the year incurred.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

2.	Significant accounting policies (continued):

(k)

Accounting for stock-based compensation:

Effective November 1, 2002, we adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Under the modified prospective method of adoption selected by us under the provisions of FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, compensation cost recognized in 2003 is the same as that which would have been recognized had the recognition provisions of Statement 123 been applied from its original effective date. Results for prior years have not been restated. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2003	2002
Loss as reported	$(3,639,560)	$(3,755,401)
Add: Stock based compensation expense included
in net loss – as reported	258,496	128,106
Deduct: Stock based compensation expense
determined under fair value method	(258,496)	(381,785)
Loss: Pro-forma	$(3,639,560)	$(4,009,080)
Basic and Diluted, loss per common share
As reported	$(0.03)	$(0.05)
Pro-forma	(0.03)	(0.05)

The estimated weighted average fair value of the options granted in 2003 was prepared using the Black-Scholes Pricing Model assuming a risk-free rate of 5.25% (2002 –5.25%), an expected dividend yield of 0% (2002 – 0%) an expected volatility of 108% (2002 – 127%) and a weighted average expected life of 1.5 years (2002 – 1.4 years).

(l)

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the amortization and depreciation rates for, and recoverability of, mineral properties and capital assets, and the determination of accrued remediation expense. Actual results could differ from those estimates.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

2.	Significant accounting policies (continued):

(m)

Income taxes:

We account for income taxes using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against any future tax asset if it is more likely than not that the asset will not be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense or benefit is the sum of our provision for current income taxes and the difference between the opening and ending balance of the future income tax assets and liabilities.

(n)

Recent Accounting Pronouncements:

In May 2003, the Financial Accounting Standards Board (FASB) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This standard establishes how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard becomes effective for any financial instruments entered into or modified after May 31, 2003. We do not expect the adoption of FAS No. 150, to have a material effect on our financial statements.

In April 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities entered into after June 30, 2003. We do not expect the adoption of FAS No. 149 to have a material effect on our financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. This interpretation gives guidance that determines whether consolidation of a Variable Interest Equity is required and is effective for all variable interest entities with which we become involved beginning in February 2003, and all pre-existing entities beginning after June 15, 2003. We do not expect the adoption of FIN 46 to have a material effect on our financial statements.

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“SFAS No. 148”). SFAS No. 148, amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

2.	Significant accounting policies (continued):

(o)

Recent Accounting Pronouncements (continued):

In November 2002, the FASB issued FAS Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others, FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. Disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. We have no guarantees to unaffiliated third parties so the adoption of FIN 45 had no impact on our financial statements.

In June 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard addresses the recognition, measurement and reporting of costs that are associated with exit or disposal activities. FAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of FAS No. 146 had no impact on our financial statements.

3.	Mineral properties:

	(a)	Mineral properties:

(A)

Ester Dome Gold Project, Fairbanks Mining District, Alaska:

The Ester Dome Gold Project encompasses all of our properties on Ester Dome, which is accessible by road 10 miles northwest of Fairbanks, Alaska. The specific properties at this site are as follows:

			(i)	Grant Mine: This property consists of 26 state mineral claims subject to payments of 15% of net profits until $2,000,000 has been paid and 3% of net profits thereafter.

(ii)

May (St. Paul) / Barelka:

This gold property consists of 22 State mineral claims subject to payments of 15% of net profits until $2,000,000 (inflation indexed from 1979) has been paid and 3% of net profits thereafter.

(iii)

Dobb’s:

This property consists of 1 unpatented Federal mineral claim and 4 State mineral claims subject to payments of 15% of net profits until $1,500,000 has been paid and 3% of net profits thereafter.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

3.	Mineral properties (continued):

(B)

Marshall Dome Property, Fairbanks Mining District, Alaska:

This property consists of 38 State claims and covers an area of two and one-half square miles, and is located eighteen miles northeast of Fairbanks.

During the year ended November 30, 2003, the lease agreement was terminated, carrying cost totalling $350,000 have been written off to operations.

(C)

Nolan Gold Project, Wiseman Mining District, Alaska:

The Nolan Gold Project consists of four contiguous properties covering approximately six square miles, eight miles west of Wiseman, and 175 miles north of Fairbanks, Alaska. The specific properties at this site are as follows:

		(i)	Nolan Placer: This property consists of 158 unpatented Federal placer claims.

		(ii)	Thompson’s Pup: This property consists of 6 unpatented Federal placer claims and is subject to a royalty of 3% of net profits on 80% of production.

		(iii)	Dionne (Mary’s Bench): This property consists of 15 unpatented Federal placer claims.

		(iv)	Smith Creek: This property consists of 35 unpatented Federal placer claims.

(v)

Nolan Lode

This property consists of 67unpatented Federal lode claims. The lode claims overlie much of the placer properties and extend beyond them.

During the year ended November 30, 2003, we staked 36 unpatented federal lode claims.

(D)

Hammond Property, Wiseman Mining District, Alaska:

This property consists of 24 Federal placer claims and 36 Federal lode claims covering one and one-half square miles and adjoining the Nolan Gold Properties. We are obligated to pay a royalty equal to 10% of gross production and is subject to a minimum royalty of $80,000 per year. As at November 30, 2003, royalty payments totalling $240,000 (2002 – $140,000) are unpaid, in arrears, and included in mineral claims payable.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

3.	Mineral properties (continued):

	(b)	Mineral claim expenditures: Cumulative claims expenditures are as follows:

	Ester	Marshall	Nolan	Hammond
	Dome	Dome	Project	Property	Total

Balance, November
30, 2002	$406,000	$350,000	$1,433,027	$85,000	$2,274,027

Development costs
incurred	-	-	4,766,335	-	4,766,335

Write off of mineral
properties	-	(350,000)	-	-	(350,000)

Balance, November
30, 2003	$406,000	$-	$6,199,362	$85,000	$6,690,362

4.

Building, plant and equipment:

Buildings, plant and equipment primarily include the mill facility and equipment of the Ester Dome/Grant Mine Gold Project and mining equipment and camp facilities at the Nolan Gold Project.

		Accumulated	Net book
2003	Cost	depreciation	value

Grant Mine mill equipment	$2,076,780	$1,384,618	$692,162
Nolan Gold Project buildings	63,000	5,879	57,121
Mining equipment	549,437	41,379	508,058
Mining equipment under capital lease	1,746,320	207866	1,538,454
Other equipment	543,113	412,245	130,868

	$4,978,650	$2,051,987	$2,926,663

		Accumulated	Net book
2002	Cost	depreciation	value

Grant Mine mill equipment	$2,076,780	$1,384,618	$692,162
Nolan Gold Project buildings	123,757	61,597	62,160
Mining equipment	500,380	457,397	42,983
Mining equipment under capital lease	1,496,150	37,404	1,458,746
Other equipment	499,836	350,903	148,933

	$4,696,903	$2,291,919	$2,404,984

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

5.	Accounts payable and accrued liabilities: Accounts payable and accrued liabilities consist of:

	2003	2002

Accounts payable	$330,130	$388,195
Accrued interest	68,710	76,053
Accrued reclamation expense	196,000	196,000

	$594,840	$660,248

6.	Convertible Debentures: Convertible debentures outstanding at November 30, 2003 and 2002 consisted of the following:

	2003	2002

Renegotiated in 2001	$194,142	$1,121,309
Issued in 1999	140,000	140,000
Issued in 1994	53,303	75,000
	387,445	1,336,309
Less: Current portion	193,303	691,978
	$194,142	$644,331

(a)

On March 1, 2001, we completed negotiations to restructure our $2,000,000 convertible debentures. The replacement debentures aggregate $2,564,400 and consist of the original $2,000,000 principal amount plus all accrued interest to March 1, 2001. The debentures bear interest of 8.0% per annum and mature March 1, 2006. Principal payments are due at the end of each month. Interest is due and payable on a quarterly basis on February 28, May 31, August 31, and November 30. If we fail to make any payment of principal or interest, we must issue shares equivalent in value to the unpaid amounts of 20% below the average market price.

Remaining debentures of $140,000 plus accrued interest of $108,204 are in default, however, it is unclear whether they will be exchanged for replacement debentures.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

6.	Debenture (continued):

(b)
In February 1999, we issued a debenture for $75,000 with interest payable at a rate of 5.0% per annum. The debenture is unsecured and it was due on February 28, 2002. During the year ended November 30, 2003, we made a principal payment of $21,697 and an interest payment of $3,750.

7.	Capital lease obligations:

a)
On October 11, 2002, we entered into a lease purchase agreement whereby we would purchase mining equipment valued at a total of $1,496,150. The agreement required payment upon signing of $550,000 (paid), $100,000 on or before December 1, 2003 and 24 equal payments thereafter for the balance of the purchase price plus interest at a rate of 12% per annum.

b)

On February 14, 2003, we entered into a three year lease agreement whereby we would purchase mining equipment valued at a total of $250,170. The agreement required payment upon signing of $105,000 (paid), $25,000 on or before December 4, 2003 and 24 equal payments for the balance of the purchase price plus interest at a rate of 12% per annum.

The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated productive lives which is estimated to be 10 years. Amortization on assets under capital leases charged to expense in 2003 was $170,462.

Minimum future lease payments under capital leases as of November 30, 2003 for each of the next three years and in the aggregate are:

Amount

November 30, 2004	$705,466
November 30, 2005	635,302
November 30, 2006	52,880

Total minimum lease payments	1,393,648
Less: Interest	158,071
1,235,577
Less: Current portion	594,085

$641,492

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

8.	Common stock:

	(a)	Stock options: A summary of the change in stock options for the year ended November 30, 2003 and 2002 is presented below.

		Weighted
	Number	Average
	of	Exercise
	Options	Price

Outstanding at November 30, 2001	4,050,000	$0.20
Granted	5,650,000	0.18
Exercised	(6,900,000)	0.13

Outstanding at November 30, 2002	2,800,000	0.25
Granted	7,220,000	0.63
Exercised	(200,000)	0.35
Expired	(400,000)	0.35

Outstanding at November 30, 2003	9,420,000	$0.52

As at November 30, 2003, the following stock options were outstanding:

		OUTSTANDING OPTIONS		EXERCISEABLE OPTIONS
		Weighted	Weighted
		Average	Average		Weighted
Range of		remaining	remaining		average
exercise price	Number	contractual life	exercise price	Number	exercise price

$0.10 to $ 0.20	2,370,000	2.10 years	$0.14	1,770,000	$0.16
$0.30 to $ 0.40	550,000	1.31 years	$0.35	150,000	$0.35
$0.50 to $ 0.70	6,500,000	5.02 years	$0.68	6,500,000	$0.68
	9,420,000	4.07 years	$0.52	8,420,000	$0.57

(b)	Warrants: A summary of the warrants outstanding as at November 30, 2003, is presented below:

Number	Exercise	Expiry
of Warrants	Price	Date

8,433,334	$0.075	October 2004

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

9.

Related party transactions:

We have had related party transactions with Tri-Con Mining Ltd., Tri-Con Mining Inc., Tri-Con Mining Alaska Inc. (collectively the "Tri-Con Mining Group"); all of which are controlled by a Director of ours.

The Tri-Con Group are operations, exploration and development contractors, and have been employed by us under contract since 1972 to carry out all our fieldwork and to provide administrative and management services. Under the current contract dated January, 1997, work is charged at cost plus 25 % for exploration and cost plus 15 % for development and mining. Cost includes out of pocket or actual cost plus 15 % charge for office overhead including stand by and contingencies. There is no mark up on capital purchases. Services of the directors of the Tri-Con Group who are also Directors of ours are not charged. At November 30, 2003, we had prepaid $118,889 (2002 – $579,745) to the Tri-Con Group for exploration, development and administration services to be performed during the next fiscal period on behalf of us. For the year 2003, the Tri-Con Mining Group’s services focused mainly on corporate planning, mining, engineering, and preparation for year round production on our Nolan property, administration services at both our field and corporate offices, and the Low-Rank Coal-Water fuel project.

The aggregate amounts paid to the Tri-Con Group each year by category, including amounts relating to the Grant Mine Project and Nolan properties, for disbursements and for services rendered by the Tri-Con Group personnel working on our projects, and include interest charged on outstanding balances at the Tri-Con Group's borrowing costs are shown below:

	2003	2002

Exploration, development and field services	$3,841,618	$824,083
Administrative and management services	427,551	194,272
Research	148,465	256,954
	$4,417,634	$1,275,309

Amount of total charges in excess of Tri-Con
costs incurred	$984,726	$348,634

Excess amount charged as a percentage of
actual costs incurred	22.3%	27.3%

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

10.	Income taxes: Tax effects of temporary differences that give rise to deferred tax assets at November 30, 2003 and 2002 are as follows:

	2003	2002

Net operating loss carry forwards	$11,763,000	$11,197,000
Valuation allowance	(10,297,000)	(11,067,000)

Future tax assets	1,466,000	130,000

Future tax liability:
Temporary differences arising from mineral properties and
building, plant and equipment	(1,466,000)	(130,000)

Net future tax asset (liability)	$-	$-

At November 30, 2003, we had losses carried forward totaling $22,490,662 available to reduce future years' income for U.S. income tax purposes which expire in various years to 2023. In addition, we had losses carried forward in Canada totalling $15,500,277 (CDN) which expire in various years to 2010.

The provision for income taxes differs from the amount computed by applying the Canadian statutory federal income tax rate of 37.62% (2002 39.62%) to net loss before provision for income taxes. The sources and tax effects of the differences are as follows:

	2003	2002

Computed “expected” tax benefit	$(1,383,000)	$(1,783,000)
Tax loss expired during the year	1,021,000	1,485,000
Temporary differences and other	(86,000)	151,000
Change in valuation allowance	378,000	37,000
Difference in foreign tax rate and other	70,000	110,000

Income tax provision	$-	$-

11.	Commitments and contingencies:

(a)

Office lease:

On January 20, 1994, we entered into a lease agreement for office premises for a term of 10 years commencing April 1, 1994, with an approximate annual rental of $86,835 (Cdn$135,000) including operating costs.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

11.	Commitments and contingencies (continued):

(b)

Severance agreements with directors:

We have entered into compensation agreements with two directors of ours. The agreements provide for severance arrangements where a change of control of us occurs, as defined, and the directors are terminated. The compensation payable to the two directors aggregates $4,100,000 (2002- $4,100,000) plus the amount of annual bonuses and other benefits that they would have received in the eighteen months following termination.

(c)

Consulting agreements

We entered into consulting agreements with ten individuals for various corporate planning and business development services to us. Under the terms of the agreements, we will issue an aggregate 1,255,000 shares over the length of the contracts which range from six months to two years. Consulting fees are calculated using the number of shares issued multiplied by the closing price on the day the shares were issued.

12.

Financial instruments:

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and loans payable secured by gold inventory approximate fair values due to the short-term to maturity of these instruments. The carrying amounts reported in the balance sheet for convertible debentures approximate their fair values as they bear interest at rates, which approximate market rates.

13.	Segment disclosures:

(a)

Reportable segments:

We operate in one reportable segment being the acquisition, exploration and development of mineral properties. Our development of low-rank coal-water-fuel is in its initial stages and is not a reportable segment.

(b) Geographical information: The following presents financial information about geographical areas:

	2003	2002

Loss for the year:
Canada	$1,746,886	$3,059,339
United States	1,928,193	696,062

	$3,675,079	$3,755,401

Long-lived assets:
Canada	$19,618	$67,471
United States	9,597,407	4,611,540

	$9,617,025	$4,679,011

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

14.	Supplementary cash flow information:

	2003	2002

Cash payments made during the year:
Interest	12,491	4,679

Supplemental non-cash investing and financing
activities:
Purchase of mining equipment under capital lease	$250,170	$946,150
Issuance of shares:
In lieu of required payment on convertible
debentures	$927,168	$1,061,307
In lieu of interest payable on convertible	$57,388	$160,301
debentures
For consulting services	$285,472	$1,232,551

15.	Subsequent events: Subsequent to the year ended November 30, 2003, we:

	a)	Issued a total of 1,102,500 shares to consultants for a portion of their services under the terms of the service agreements at a value of $149,400

b)
Issued 1,000,000 units at a price of $0.075 per unit for total proceeds of $75,000. Each unit consists of one common share and one share purchase warrant. Each common share purchase warrant entitles the holder to purchase one common share at a price of $0.15 per share until November 26, 2004.

	c)	Issued an aggregate of 1,119,342 shares at a price of $0.11 per share in lieu of payment convertible debentures.

	d)	Issued an aggregate of 7,133,334 common shares at a price of $0.075 per share for warrants exercised for total proceeds of $535,000.

e)
Issued an aggregate of 10,000,000 units at a price of $0.075 per unit for total proceeds of $750,000. Each unit consists of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share at a price of $0.125 per share until January 9, 2005.

	f)	Repriced 6,000,000 stock options previously issued from an exercise price of $0.68 per share to a price of $0.13 per share.

	g)	Granted 5,680,000 stock options to the directors and officers of ours to acquire shares of us at a price of $0.13 per share exercisable until January 8, 2011.

SILVERADO GOLD MINES LTD. Notes to Consolidated Financial Statements (Expressed in U.S. Dollars) Years ended November 30, 2003 and 2002

15.	Subsequent events (continued):

h)

On December 29, 2003, we amended the Warrant Exercise Agreement for twelve private placements (total of 11,750,000 units at $0.10 per unit) that were completed in August 2003 to October 2003. The warrant exercise price was amended from $0.20 per share to $0.075 per share if exercised on or before December 31, 2003. In addition, upon exercising the original warrants, these twelve investors will be issued in aggregate, a total of 5,000,000 additional warrants (the “Investor Replacement Warrants”) to purchase an additional number of shares of ours equal to the number of original warrants exercised. These Investor Replacement Warrants are exercisable at a price of $0.075 per share up to January 10, 2004. Upon exercising the Investor Replacement Warrants on or before January 10, 2004, these investors will again be issued in aggregate, a total of 5,000,000 additional warrants to purchase an additional number of our shares equal to the number of Investor Replacement Warrants exercised. Each additional common share purchase warrant entitles the holder to purchase on common share at a price of $0.20 per share until January 10, 2005.

On January 10, 2004, the 5,000,000 Investor Replacement Warrants were exercised at a price of $0.075 per share for total proceeds of $375,000 and 5,000,000 shares were issued.

SILVERADO GOLD MINES LTD.
Consolidated Balance Sheets
(Expressed in United States Dollars)

	May 31,	November 30,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$354,485	$397,290
Gold inventory	190,982	100,519
Accounts receivable	11,196	23,093
	556,663	520,902

Exploration and development advances	152,370	118,889
Mineral properties	7,582,330	6,690,362
Buildings, plant and equipment	2,697,237	2,926,663

	$10,988,600	$10,256,816

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	629,023	594,840
Loans payable secured by gold inventory	7,873	7,873
Mineral claims payable	240,000	240,000
Debentures, current portion (note 6 (a))	213,707	193,303
Current portion of capital lease obligation (note 7)	504,124	594,085
	1,594,727	1,630,101

Debentures (note 6 (a))	-	194,142
Capital lease obligations (note 7)	489,232	641,492
	2,083,959	2,465,735

Stockholders' equity:
Common stock:
Authorized: 200,000,000 common shares
Issued and outstanding:
May 31, 2004 – 185,148,838	66,199,556
November 30, 2003 – 146,027,352	-	63,568,652
Additional paid-in capital	464,314	464,314
Shares to be issued	245,000	115,000
Deferred compensation	(15,822)	(77,712)
Accumulated deficit	(57,988,407)	(56,279,173)
	8,904,641	7,791,081

	$10,988,600	$10,256,816

Continuing operations (note 2)
Subsequent events (note 8)
See accompanying notes to unaudited consolidated financial statements.

SILVERADO GOLD MINES LTD.
Consolidated Statements of Operations
(Expressed in United States Dollars)

	Six months	Six months
	ended	ended
	May 31, 2004	May 31, 2003
	(unaudited)	(unaudited)

Expenses:

Accounting and audit	$34,230	$13,976
Advertising and promotion	127,395	272,111
Consulting fees	498,725	911,014
Depreciation	131,958	129,224
General exploration	171,394	70,217
Interest on debentures	8,444	36,169
Legal	40,255	41,557
Loss (gain) on foreign exchange	48,113	(63,988)
Management services from related party	324,375	150,410
Office expenses	232,203	439,271
Other interest and bank charges	36,527	2,201
Reporting and investor relations	7,843	5,562
Research	27,000	107,327
Transfer agent fees and mailing expenses	22,811	11,327
	1,711,273	2,126,377

Interest and other income	2,039	4,185

Loss and comprehensive loss for the period	$(1,709,234)	$(2,122,192)

Loss per share - basic and diluted	$(0.01)	$(0.02)
Weighted average number of
common shares outstanding	170,655,392	107,277,673

SILVERADO GOLD MINES LTD.
Consolidated Statements of Operations
(Expressed in United States Dollars)

	Three months	Three months
	ended	ended
	May 31, 2004	May 31, 2003
	(unaudited)	(unaudited)

Expenses:

Accounting and audit	$23,984	$9,347
Advertising and promotion	66,980	54,220
Consulting fees	127,496	283,841
Depreciation	58,613	68,700
General exploration	63,601	70,217
Interest on debentures	3,677	12,390
Legal	23,922	15,406
Loss (gain) on foreign exchange	27,107	(50,827)
Management services from related party	150,116	87,227
Office expenses	114,021	185,821
Other interest and bank charges	20,784	1,221
Reporting and investor relations	6,347	3,528
Research	27,000	48,173
Transfer agent fees and mailing expenses	15,994	5,992
	729,642	795,297

Interest and other income	1,309	236

Loss and comprehensive loss for the period	$(728,333)	$(795,021)

Loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted average number of
common shares outstanding	178,121,438	109,954,673

SILVERADO GOLD MINES LTD.
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)

	Six months	Six months
	ended	ended
	May 31, 2004	May 31, 2003
	(unaudited)	(unaudited)

Cash provided by (used in):

Operating activities:
Loss for the period	$(1,709,234)	$(2,122,192)
Adjustments to reconcile loss to net cash used by operating
activities
Depreciation, an item not involving cash	131,958	129,224
Stock issued for services	353,530	833,679
Interest accrued	16,276	-
Changes in non-cash operating working capital:
Accounts receivable	11,897	(1,255)
Increase in inventory	(90,463)	-
Accounts payable and accrued liabilities	34,183	(77,962)
Decrease in mineral claims payable	-	(140,000)
	(1,251,853)	(1,378,506)
Financing activities:
Shares issued for cash	2,278,333	4,201,750
Decrease in loans payable	-	(27,856)
Repayment of debenture liability	-	(21,697)
Repayment of capital lease obligation	(142,221)	-
	2,136,112	4,152,197
Investing activities:
Advances for exploration and development	(33,481)	157,354
Mineral claims and options expenditures, net of recoveries	(891,968)	(2,853,675)
Purchase of equipment	(1,615)	(441,995)
	(927,064)	(3,138,316)

Net decrease in cash	(42,805)	(364,625)

Cash, beginning of period	397,290	905,000

Cash, end of the period	$354,485	$540,375

Supplementary disclosure with respect to cash flow
(note 5)

SILVERADO GOLD MINES LTD.
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in United States Dollars)

Six months ended May 31, 2004 and May 31, 2003

1.	Basis of presentation:

The unaudited consolidated balance sheets, the unaudited consolidated statements of operations and cash flows include the accounts of us and our wholly-owned subsidiary company. These statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. These financial statements comply, in all material respects, with generally accepted accounting principles in Canada.

The accompanying unaudited consolidated financial statements do not include all information and footnote disclosures required under United States or Canadian generally accepted accounting principles. In our opinion, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at May 31, 2004, and for all periods presented, have been included. Readers of these financial statements should note that interim results for the six-month periods ended May 31, 2004, and May 31, 2003, are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our annual report on Form 10-KSB for the fiscal year ended November 30, 2003.

2.	Continuing operations:

At May 31, 2004, we had a working capital deficiency of $1,038,064, up from a working capital deficiency of $1,109,199 at November 30, 2003, primarily as a result of decreased funding from issuances of common stock and an increase of our debt.

These financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The application of the going concern concept and the recovery of amounts recorded as mineral properties and buildings, plant and equipment is dependent on our ability to obtain additional financing to fund our operations and acquisition, exploration and development activities, the discovery of economically recoverable ore on our properties, and the attainment of profitable operations.

SILVERADO GOLD MINES LTD.
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in United States Dollars)

Six months ended May 31, 2004 and May 31, 2003

2.

Continuing operations (continued):

We plan to continue to raise capital through private placements and warrant issues. We are exploring other business opportunities including the development of Low-Rank Coal-Water Fuel as a replacement fuel for oil fired industrial boilers and utility generators.

3.

Related party transactions:

We have had related party transactions with Tri-Con Mining Ltd., Tri-Con Mining Inc., Tri-Con Mining Alaska Inc. (collectively the "Tri-Con Mining Group"), all of which are controlled by a director of ours.

The Tri-Con Mining Group are operations, exploration, and development contractors, and have been employed by us under contract since 1972 to carry out all of our fieldwork and to provide administrative and management services. Under our current contract dated January, 1997 work is charged at cost plus 25% for exploration and cost plus 15% for development and mining. Cost includes out of pocket or actual cost plus 15% charge for office overhead including stand by and contingencies. There is no mark up on capital purchases. Services of the directors of the Tri-Con Mining Group are charged at a rate of CAD $75 per hour. Services of the directors of the Tri-Con Mining Group who are also directors of ours are not charged. At May 31, 2004, we had prepaid $152,370 to the Tri-Con Mining Group for exploration, development and administration services to be performed during the current fiscal year on behalf of us. The Tri-Con Mining Group's services for the current fiscal year are focusing mainly on the our Low-Rank Coal-Water Fuel program as well as corporate planning and preparation for year round production on our Nolan property, and administration services at both our field and corporate offices.

The aggregate amounts paid to the Tri-Con Group each period by category, including amounts relating to the Grant Mine Project and Nolan properties, for disbursements and for services rendered by the Tri-Con Group personnel working on our projects, and including interest charged on outstanding balance at the Tri-Con Group's borrowing costs are shown below:

	May 31,	May 31,
	2004	2003

Exploration and development services	$878,886	$2,097,917
Administrative and management services	328,282	128,060
Research	27,000	107,327
	$1,234,168	$2,333,304

Amount of total charges in excess of Tri-Con costs incurred	$186,520	$547,583

Excess amount charged as a percentage of actual costs
incurred	15.1%	23.5%

SILVERADO GOLD MINES LTD.
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in United States Dollars)

Six months ended May 31, 2004 and May 31, 2003

4.	Loss per share:

Basic loss per share has been calculated using the weighted average number of common shares outstanding for each period. Loss per share does not include the effect of the potential exercise of options and warrants and the conversion of debentures as their effect is anti-dilutive.

5.	Supplementary cash flow information:

Supplemental non-cash investing and financing activities:

	May 31,	May 31,
	2004	2003

Sale (Purchase) of fixed assets under capital lease	$100,000	$(145,170)
Issuance of shares for:
Debentures	173,738	688,679
Interest on debentures	5,381	42,468
Consulting services	291,640	146,083
Capital lease obligation	(100,000)	145,170

6.	Debentures:

On March 1, 2001, we completed negotiations to restructure our $2,000,000 convertible debentures. We issued replacement debentures in the aggregate amount of $2,564,400 in consideration of cancellation of the $2,000,000 principal amount plus all accrued interest on the original debentures to March 1, 2001.

(a)
The replacement debentures bear interest of 8.0% per annum and mature March 1, 2006. Principal payments are due at the end of each month. Interest is due and payable on a quarterly basis on February 28, May 31, August 31, and November 30. If we fail to make any payment of principal or interest, we must issue shares equivalent in value to the unpaid amounts at 20% below the average market price. On April 8, 2004, we issued 559,915 shares at the average market price of $0.10 to the holders of the replacement debenture to satisfy the quarterly payments due February 29, 2004. The value of the transaction consists of $54,493 of principal and $1,498 of interest. As at May 31, 2004, the total balance of $20,404 owing on the replacement debenture is classified as a current liability. Remaining debentures of $140,000, plus accrued interest of $70,835 are in default, however, it is unclear whether they will be exchanged for replacement debentures.

(b)
In February 1999 we issued a debenture for $75,000 with interest payable at a rate of 5.0% per annum. The debenture is unsecured and was due February 28, 2003. However, subsequent to February 29, 2003, we began re-payment of the $75,000 debenture and the balance as at May 31, 2004 is $37,500.

SILVERADO GOLD MINES LTD.
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in United States Dollars)

Six months ended May 31, 2004 and May 31, 2003

7.	Lease purchase agreement:

a)
On October 11, 2002, we entered into a lease purchase agreement whereby we would purchase three dump trucks, an underground loader, two surface loaders, and other equipment valued at a total of $1,496,150. The agreement required payment upon signing of $550,000 (paid) and future payments beginning on December 1, 2003 for the balance of the purchase price plus interest. The payment schedule requires the payment of $100,000 on or before December 1, 2003 and 24 equal payments thereafter in an amount to be determined. The amount of the payments shall be determined based on the amount of the equipment and other expenses which are added to the lease before December 1, 2003. The payments will be sufficient to amortize the total balance outstanding once all costs are included over the 24 payments.

b)
On February 14, 2003, we entered into another lease purchase agreement whereby we would purchase one grader, one dozer, three light towers and other equipment worth approximately $250,170. The agreement required a down payment upon signing of $105,000 which was paid February 16, 2003, one payment of $25,000 due December 1, 2003, and 24 equal payments of an amount to be determined. The amount of the payments shall be determined based on the amount of the equipment and other expenses which are added to the lease before December 1, 2003. The payments will be sufficient to amortize the total balance outstanding once all costs are included over the 24 payments.

On January 28, 2004, the agreements for the above two leases were modified into one agreement. The modified agreement required us to make a one-time payment of $50,000 on acceptance of the agreement and a fixed amount per month specified in the agreement in the following six months. At the same time of accepting the revised agreement, we returned three pieces of equipment under the original capital lease agreement to the lessor as a credit towards the lease liability.

As at May 31, 2004, the total principal amount outstanding under the lease purchase agreements was $993,356. The lease payment schedule below is calculated on this amount using an interest rate of 7.5% per annum as is implied in the lease agreement. We are required to maintain the equipment in good working order and are also required to maintain adequate insurance on the equipment.

The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated productive life, which is estimated to be 10 years. Amortization on assets under capital leases charged to expense in the six months ended May 31, 2004 was $87,316.

SILVERADO GOLD MINES LTD.
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in United States Dollars)

Six months ended May 31, 2004 and May 31, 2003

A minimum future lease payment under capital leases as of May 31, 2004 for each of the next three years and in the aggregate is:

Amount

November 30, 2004	$269,253
November 30, 2005	586,206
November 30, 2006	213,610

Total minimum lease payments	1,069,069
Less: Amount representing interest	75,713
993,356
Less: Current portion	504,124

$489,232

8.	Subsequent events:

	(a)	Issued an aggregate of 248,685 shares at a price of $0.067 per share in lieu of payment of convertible debentures.

	(b)	Issued a total of 50,000 shares to a consultant for a portion of their services under the terms of the service agreements at a value of $0.12.

	(c)	Issued a total of 50,000 shares to a consultant for a portion of their services under the terms of the service agreements at a value of $0.12.

	(d)	Issued a total of 160,000 shares to consultants for a portion of their services under the terms of the service agreements at a value of $0.08.

	(e)	Issued a total of 100,000 shares to a consultant for a portion of their services under the terms of the service agreements at a value of $0.08.

	(f)	Issued a total of 160,000 shares to consultants for a portion of their services under the terms of the service agreements at a value of $0.09.

(g)
Issued an aggregate of 8,000,000 units at a price of $0.05 per unit for a private placement with one investor. Each unit is comprised of one common share and one Series A purchase warrant and one Series B purchase warrant. One Series A warrant entitles the subscriber to purchase one additional common share at a price of $0.065 and one Series B warrant entitles the subscriber to purchase one additional common share at a price of $0.075 up to June 9, 2006.